        As filed with the Securities and Exchange Commission on June 14, 1996

                                                       Registration No. 33-82112

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                                ______________

                                AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ______________

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                    ---------------------------------------
             (Exact name of registrant as specified in its charter)

                                   Delaware
                             --------------------
                            (State of Incorporation)

                                     4955
                 --------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                  33-0041789
                       --------------------------------
                      (I.R.S. Employer Identification No.)

                        4710 Bellaire Blvd. - Suite 301
                             Bellaire, Texas 77401
                                 (713) 662-2699
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                             Mr. Tim B. Tarrillion
                            Chief Executive Officer
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                        4710 Bellaire Blvd. - Suite 301
                             Bellaire, Texas 77401
                                (713) 662-2699
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    copy to:

                            Joseph P. Galda, Esquire
                               Buchanan Ingersoll
                            Professional Corporation
                          Two Logan Square, 12th Floor
                             18th and Arch Streets
                             Philadelphia, PA 19103
                                 (215) 665-3879

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practical after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and then in compliance with General Instruction G, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
Title of Each Class of                          Proposed Maximum        Proposed Maximum
Securities Being          Amount to be          Offering Price per      Aggregate Offering    Amount of
Registered                Registered (1)        Unit (2)                Price (2)             Registration Fee
- ---------------------------------------------------------------------------------------------------------------
Common Stock (par value   1,382,071 shares      $.0033                  $4,560.83             $500 (2)
 $.001 per share)
===============================================================================================================

     (1) The number of shares of common stock, par value $.001 per share ("Company Common Stock"), of North American Technologies Group, Inc. (the "Company") is based on the estimated maximum number of such shares to be issued to stockholders of North American Environmental Group, Inc. ("NAE") in connection with the merger of NAE into Daily Mail, Inc. ("DM"), a wholly owned subsidiary of the Company.

     (2) Estimated pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. There is no trading market for the shares of common stock, par value $.01, of NAE to be exchanged with shares of Company Common Stock in connection with the merger of NAE into DM, and NAE has an accumulated capital deficit. The registration fee is therefore calculated based on one-third of the par value of the shares of Company Common Stock which are to be registered, or $500, whichever is greater.

          The Company paid the $500 registration fee upon filing the initial Registration Statement to which this Amendment No. 3 to Form S-4 Registration Statement relates.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                      CROSS-REFERENCE SHEET TO FORM S-4 OF

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                PART I.  INFORMATION REQUIRED IN THE PROSPECTUS



A.  INFORMATION ABOUT THE TRANSACTION

Item of Form S-4                               Caption in Information Statement and Prospectus
- ---------------------------                    ---------------------------------------------------

 1.  Forepart of Registration Statement
       and Outside Front Cover Page of
       Prospectus............................  Facing Page; Cross-Reference Sheet; Outside Front
                                               Cover Page of Information Statement and Prospectus
 2.  Inside Front and Outside Back Cover
       Pages of Prospectus...................  Available Information; Table of Contents

 3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information.........  Risk Factors; Summary

 4.  Terms of the Transaction................  Summary; The Merger; Exhibit A
 5.  Pro Forma Financial Information.........  The Merger
 6.  Material Contracts with the Company
       Being Acquired........................  The Merger

 7.  Additional Information Required for
      Reoffering by Persons and Parties
      Deemed to be Underwriters..............  Resale of Company Common Stock

 8.  Interests of Named Experts and Counsel..  Legal Opinions; Experts

 9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................   Part II; Item 20 - Indemnification of Directors
                                                and Officers

B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with  Respect to S-3
      Registrants.............................  *

11.  Incorporation of Certain Information by
      Reference...............................  *

12.  Information with Respect to S-2 or S-3
      Registrants.............................  *

13.  Incorporation of Certain Information by
      Reference...............................  *

14.  Information with Respect to Registrants
      Other than S-3 or S-2 Registrants.......  The Business of the Company and NAE; Financial
                                                Statements

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.  Information with Respect to S-3
      Companies...............................   *

16.  Information with Respect to S-2 or S-3
      Companies...............................   *

17.  Information with Respect to Companies
      other than S-3 or S-2 Companies.........   The Business of the Company and NAE; Financial
                                                 Statements

D.  VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
      Authorizations are to be Solicited......   *

19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited
      in an Exchange Offer....................   Voting and the Special Meeting; Management of the
                                                 Company and NAE; Security Ownership of Certain
                                                 Beneficial Owners and Management of the Company
                                                 and NAE
- ----------------------
  *  Omitted since the answer is negative or the Item is not applicable.

                    NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                              4710 Bellaire Blvd.
                                   Suite 301
                             Bellaire, Texas 77401

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JULY _____, 1996

Dear Stockholder:

     A Special Meeting of Stockholders of North American Environmental Group, Inc., a Delaware corporation ("NAE"), will be held at the offices of Buchanan Ingersoll Professional Corporation, Two Logan Square, 18th and Arch Streets, 12th Floor, Philadelphia, Pennsylvania, on July ___, 1996 at 10:00 a.m., EDT, for the following purpose:

     To consider, adopt and approve an Agreement and Plan of Merger, dated as of February 9, 1996 (the "Merger Agreement"), by and among North American Technologies Group, Inc., a Delaware corporation (unless otherwise specified, referred to hereafter as the "Company"), Daily Mail, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("DM"), and NAE, pursuant to which, among other things, NAE will be merged with and into DM (the "Merger"). As a result of the Merger, the shares of common stock of NAE, par value $.01 ("NAE Common Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Date") (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) shall be converted into shares of common stock, $.001 par value, of the Company ("Company Common Stock"), as follows: each share of NAE Common Stock outstanding immediately prior to the Effective Date shall be converted into and become exchangeable for one share of Company Common Stock. The text of the Merger Agreement is set forth as Exhibit A to the attached Information Statement.

     The affirmative vote of the holders of a majority of the outstanding shares of NAE as of the record date is required to approve the Merger Agreement. The Company and the Company's wholly owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. DM and the Company have informed NAE by written consent that they intend to vote their shares in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of an aggregate of eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting, and NAE is not soliciting proxies and stockholders are requested not to send proxies to NAE.

     Stockholders may, however, attend the Special Meeting to vote their shares of NAE Common Stock or to exercise their dissenters' rights. See "VOTING AND THE SPECIAL MEETING - Dissenters' Rights" in the attached Information Statement and Prospectus for a description of the procedures required to be followed to perfect appraisal or dissenters' rights. Stockholders of NAE who do not vote in favor of the Merger Agreement and who dissent to the Merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law will have, when the Merger is consummated, the right to appraisal of their shares of NAE Common Stock.

     The accompanying Information Statement and Prospectus provides a description of the proposal to be presented at the Special Meeting and extensive information concerning the Company and NAE. Please give the information your careful attention.

     WE ARE NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Stockholders of record at the close of business on June ____, 1996 will be entitled to notice of, and to vote at, the meeting and any adjournment or adjournments thereof.

                                         By Order of the Board of Directors,

                                         /s/Tim B. Tarrillion
                                         --------------------
Dated:  June _______, 1996               Chief Executive Officer

                      INFORMATION STATEMENT AND PROSPECTUS

          1,382,071 SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE
                                       OF
                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                              4710 Bellaire Blvd.
                                   Suite 301
                             Bellaire, Texas 77401

                                _______________

          SPECIAL MEETING OF NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                   STOCKHOLDERS TO BE HELD JULY ______, 1996

                                 ______________

     This Information Statement and Prospectus, and the accompanying notice, are being furnished to the stockholders of North American Environmental Group, Inc. ("NAE") in connection with the Special Meeting of Stockholders of NAE to be held on July ___, 1996 at the offices of Buchanan Ingersoll Professional Corporation, Two Logan Square, 18th and Arch Streets, 12th Floor, Philadelphia, Pennsylvania, at 10:00 a.m., EDT, and at any adjournments or postponements thereof (the "Special Meeting").

     This Information Statement and Prospectus is furnished to the holders of shares of common stock of NAE, par value $.01 ("NAE Common Stock"), in connection with the adoption by the Board of Directors of NAE of a resolution approved as of February 9, 1996, which was also approved by the Board of Directors of North American Technologies Group, Inc., a Delaware corporation (the "Company"), and Daily Mail, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("DM"), which resolutions authorize the Agreement and Plan of Merger, dated February 9, 1996 (the "Merger Agreement"), by and among NAE and the Company and DM. The Merger Agreement is attached to this Information Statement and Prospectus as Exhibit A. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve and adopt the Merger Agreement. The Company and the Company's wholly owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. DM and the Company have informed NAE by written consent that they intend to vote their shares in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting. Pursuant to the Merger Agreement, NAE will be merged with and into DM, and each outstanding share of NAE Common Stock (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) will be converted into one share of common stock (the "Merger Consideration"), par value $.001, of the Company ("Company Common Stock"), as described in this Information Statement and Prospectus.

     The Board of Directors of NAE knows of no business that will be presented at the Special Meeting other than the matters described in this Information Statement and Prospectus.

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Company Common Stock to be issued in connection with the Merger. This Information Statement, along with the materials which are incorporated by reference, also constitutes the Prospectus of the Company filed as part of the Registration Statement.

     The descriptions of all documents in this Information Statement and Prospectus are qualified by reference to the text of those documents, including, but not limited to, those documents attached as exhibits to this Information Statement and Prospectus.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                              SEE "RISK FACTORS."

     No person is authorized to give any information or to make any representation not contained in this Information Statement and Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. This Information Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the Information Statement and Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer or proxy, in such jurisdiction. Neither the delivery of this Information Statement and Prospectus nor any distribution of the securities offered pursuant to this Information Statement and Prospectus shall create an implication that there has been no change in the affairs of NAE or the Company since the date of this Information Statement and Prospectus.

                                _______________

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS INFORMATION STATEMENT AND PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

This Information Statement and Prospectus is dated and was first mailed or given to NAE stockholders on or about June ____, 1996.

                               TABLE OF CONTENTS

                                                                            PAGE
AVAILABLE INFORMATION.....................................................    8

SUMMARY...................................................................    9

RISK FACTORS..............................................................   14

VOTING AND THE SPECIAL MEETING............................................   18

THE MERGER................................................................   20

     TERMS OF THE MERGER..................................................   20

     REASONS FOR THE MERGER...............................................   20

     EXCHANGE OF CERTIFICATES.............................................   21

     EFFECTIVE DATE AND TERMINATION.......................................   21

     EXPENSES.............................................................   21

     RESALE OF COMPANY COMMON STOCK.......................................   21

     INTEREST OF CERTAIN PERSONS IN MERGER................................   22

     FEDERAL INCOME TAX CONSEQUENCES......................................   22

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY...............................   24

MARKET PRICE OF AND DIVIDENDS ON THE NAE AND COMPANY COMMON STOCK.........   28

BUSINESS OF THE COMPANY AND NAE...........................................   29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS................................................................   45

MANAGEMENT OF THE COMPANY AND NAE.........................................   54

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE
COMPANY AND NAE...........................................................   60

LEGAL OPINIONS............................................................   66

EXPERTS...................................................................   66

FINANCIAL STATEMENTS
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR
NORTH AMERICAN TECHNOLOGIES GROUP, INC. ..................................   F-1

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
BALANCE SHEETS AS OF DECEMBER 31, 1995 AND 1994...........................   F-2

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF LOSS FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995............................................   F-3

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF STOCKHOLDERS' EQUITY FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED DECEMBER 31, 1995............................................   F-4

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF CASH FLOWS FOR EACH OF THE THREE
YEARS IN THE PERIOD ENDED DECEMBER 31, 1995...............................   F-8

NORTH AMERICAN TECHNOLOGIES GROUP, INC. NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS.........................................   F-9

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
BALANCE SHEETS AS OF MARCH 31, 1996 (UNAUDITED)
AND DECEMBER 31, 1995.....................................................  F-27

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF LOSS FOR THE THREE-MONTH PERIODS ENDED
MARCH 31, 1996 AND MARCH 31, 1995 (UNAUDITED).............................  F-28

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF STOCKHOLERS' EQUITY FOR THE THREE-MONTH PERIODS ENDED
MARCH 31, 1996 AND 1995 (UNAUDITED)........................................ F-29

NORTH AMERICAN TECHNOLOGIES GROUP, INC. CONSOLIDATED
STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH PERIODS
ENDED MARCH 31, 1996 AND MARCH 31, 1995 (UNAUDITED).....................   F-30

NORTH AMERICAN TECHNOLOGIES GROUP, INC. NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)...........................   F-31

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR
NORTH AMERICAN ENVIRONMENTAL GROUP, INC. ...............................   F-33

INDEPENDENT AUDITORS' REPORT FOR NORTH AMERICAN ENVIRONMENTAL
 GROUP, INC.............................................................   F-35

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
BALANCE SHEETS AS OF DECEMBER 31, 1995 AND 1994.........................   F-36

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
STATEMENTS OF LOSS FOR THE YEARS ENDED DECEMBER 31, 1995,
1994 AND 1993, AND CUMULATIVE FROM INCEPTION (MAY 7, 1991)
THROUGH DECEMBER 31, 1995...............................................   F-37

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT) FOR
THE PERIOD FROM INCEPTION (MAY 7, 1991) TO DECEMBER 31, 1991,
AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED
DECEMBER 31, 1995.......................................................   F-38

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 1995, 1994 AND 1993, AND CUMULATIVE FROM
INCEPTION (MAY 7, 1991) THROUGH DECEMBER 31, 1995.......................   F-40

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. SUMMARY OF
ACCOUNTING POLICIES.....................................................   F-41

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. NOTES TO
CONSOLIDATED FINANCIAL STATEMENTS.......................................   F-43

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
BALANCE SHEETS AS OF MARCH 31, 1996 (UNAUDITED) AND
DECEMBER 31, 1995.......................................................   F-48

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
LOSS FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1996 AND
MARCH 31, 1995, AND CUMULATIVE FROM INCEPTION (MAY 7, 1991)
THROUGH MARCH 31, 1996 (UNAUDITED)......................................  F-49

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. CONSOLIDATED
STATEMENTS OF CASH FLOWS FOR THE THREE-MONTH PERIODS
ENDED MARCH 31, 1996 AND MARCH 31, 1995, AND CUMULATIVE
FROM INCEPTION (MAY 7, 1991) THROUGH MARCH 31, 1996
(UNAUDITED)............................................................   F-50

NORTH AMERICAN ENVIRONMENTAL GROUP, INC. SUMMARY OF
ACCOUNTING POLICIES....................................................   F-51

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
FOR GAIA TECHNOLOGIES, INC. ...........................................   F-52

GAIA TECHNOLOGIES, INC. BALANCE SHEETS AS OF DECEMBER 31,
1994 AND 1993..........................................................   F-53

GAIA TECHNOLOGIES, INC. STATEMENTS OF LOSS FOR THE YEARS
ENDED DECEMBER 31, 1994, 1993 AND 1992.................................   F-55

GAIA TECHNOLOGIES, INC. STATEMENTS OF CAPITAL DEFICIT FOR THE
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992...........................   F-56

GAIA TECHNOLOGIES, INC. STATEMENTS OF CASH FLOWS FOR THE
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992...........................   F-57

GAIA TECHNOLOGIES, INC. SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES....................................................   F-59

GAIA TECHNOLOGIES INC. NOTES TO FINANCIAL STATEMENTS...................   F-61

GAIA TECHNOLOGIES, INC. BALANCE SHEET AS OF
SEPTEMBER 30, 1995 (UNAUDITED).........................................   F-70

GAIA TECHNOLOGIES, INC. STATEMENTS OF LOSS FOR
THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1995
AND SEPTEMBER 30, 1994 (UNAUDITED).....................................   F-72

GAIA TECHNOLOGIES, INC. STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 1995
AND SEPTEMBER 30, 1994 (UNAUDITED).....................................   F-73

GAIA TECHNOLOGIES, INC. SUMMARY OF ACCOUNTING
POLICIES...............................................................   F-74

PRO FORMA STATEMENT OF LOSS FOR THE TWELVE MONTHS
ENDED DECEMBER 31, 1995................................................   F-76

EXHIBITS TO INFORMATION STATEMENT AND PROSPECTUS

Exhibit A    Agreement and Plan of Merger dated as of February 9, 1996 by and among NAE and the Company and DM

Exhibit B    Section 262 of the Delaware General Corporation Law

Exhibit C    Tax Opinion of Buchanan Ingersoll Professional Corporation

                             AVAILABLE INFORMATION

     The Company has filed a Registration Statement with the Securities and Exchange Commission (the "SEC") covering the shares of Company Common Stock to be issued in connection with the Merger. The Registration Statement may be inspected and copied at the principal office of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and copies of the Registration Statement can be obtained from the SEC at prescribed rates by writing to the SEC at such address. For further information, reference is made to the Registration Statement and its exhibits. Statements in the Information Statement and Prospectus concerning any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     NAE and the Company are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are required to file periodic reports, proxy statements and other information with the SEC relating to their business, financial statements and other matters. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, Suite 1300, New York, NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can also be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W. Washington, DC 20549.

                                    SUMMARY

     The following is a summary of information which appears in more detail elsewhere in this Information Statement and Prospectus. This summary is not complete and is qualified by reference to the detailed information appearing elsewhere in the Information Statement and Prospectus, including the financial statements and the notes thereto. Stockholders should review carefully the entire Information Statement and Prospectus, including the exhibits and other documents referred to in this Information Statement and Prospectus.

THE COMPANY

     North American Technologies Group, Inc. ("NATK" or the "Company") conducts business through four principal business groups, EET, Inc. (onsite decontamination of buildings and equipment contaminated with polychlorinated biphenyls ("PCBs"), radioactive isotopes or other toxic materials utilizing EET's patented TechXtract/TM/ System), Industrial Pipe Fittings, Inc. (manufactures and distributes transition fittings for high-density polyethylene ("HDPE") pipe), GAIA Technologies, Inc. (manufactures and distributes porous pipe and rubber/plastic composite support pads for air conditioning condensers), and other separate NATK operating units (dealing with the commercial development of several environmentally related and hydrocarbon upgrading technologies). Unless the context requires otherwise, the term "Company" refers to North American Technologies Group, Inc. and its subsidiaries and affiliates. The Company was organized as of December 24, 1986 under the laws of the State of Delaware.

     Prior to June 30, 1992, the Company's principal business was operated under the name "Mail Boxes Coast-to-Coast, Inc." as an exclusive area franchisee in Los Angeles County, California for Mail Boxes Etc. U.S.A., Inc. ("MBE"), a franchisor of postal business, packaging and communication service centers. As an MBE area franchisee, the Company sold franchises for MBE service centers on behalf of MBE and provided subsequent operational assistance to the individual MBE service center franchisees.

     In an effort to maximize stockholder value in recognition of the then-depressed market price of the Company's outstanding publicly traded securities, during the first quarter of 1992, management elected to restructure the operations of the Company. Such a restructuring was concluded by management to include a divestiture of the Company's existing business and the identification of potential business combinations intended to develop a new line of business for the Company.

     Restructuring of the Company commenced during the second quarter of 1992, when, effective as of April 1, 1992, the Company sold substantially all of the assets related to the MBE area franchise to certain individuals consisting of the former principal stockholders, directors and officers for approximately $1,550,000.

     In further conjunction with this restructuring, the Company acquired on June 30, 1992 controlling share interests in two publicly held affiliated companies, North American Technologies, Inc., a Canadian corporation ("NAT"), and North American Environmental Group, Inc., a Delaware corporation ("NAE"). NAT and NAE were each involved in the development and marketing of environmental remediation technologies. NAT and NAE were acquired in stock-for-stock transactions characterized for financial accounting purposes as a "reverse acquisition" pursuant to which the historic stockholders of NAT and NAE acquired a controlling interest in the Company and subsequently renamed the Company "North American Technologies Group, Inc."

     Acquisition of the remaining minority interest of NAT was completed during November 1993 pursuant to a Plan of Arrangement in which the Company issued approximately 5.5 million shares of Company Common Stock (on the basis of one share of NATK for each two shares of NAT). Through the merger transaction covered by this Prospectus, the Company intends to further consolidate its holdings through a proposed acquisition of the remaining 11% minority interest of NAE for 1,382,071 shares of newly issued Company Common Stock.

     Principal executive offices of the Company and NAE are located at 4710 Bellaire Blvd., Suite 301, Bellaire, Texas 77401, telephone: (713) 662-2699.

THE SPECIAL MEETING

     The Special Meeting will be held July _____, 1996 at 10:00 a.m., EDT, at the offices of Buchanan Ingersoll Professional Corporation, Two Logan Square, 18th and Arch Streets, 12th Floor, Philadelphia, Pennsylvania. The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereunder.

     Only holders of record of shares of NAE Common Stock at the close of business on June ____, 1996 will be entitled to notice of and to vote at the Special Meeting. At the close of business on such date, there were approximately 12,140,404 shares of NAE Common Stock issued and outstanding. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve the Merger Agreement. The Company and DM, a wholly owned subsidiary of the Company, collectively own an aggregate of 10,758,333 shares of NAE Common Stock, representing approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock. The Board of Directors of the Company, NAE and DM have approved the Merger Agreement and the Merger. In addition, the Company and DM intend to vote the shares of NAE Common Stock in favor of the Merger. Thus the Merger will be approved at the Special Meeting. NAE is not soliciting proxies, and stockholders are requested not to send proxies to NAE. See "VOTING AND THE SPECIAL MEETING."

     Under Delaware law, appraisal rights are available to holders of NAE Common Stock who dissent from approving the Merger Agreement and Merger and take the other actions specified herein to perfect such appraisal rights. See "VOTING AND THE SPECIAL MEETING - Dissenters' Rights."

THE MERGER

     The Board of Directors of NAE believes that the Merger is in the best interest of NAE and its stockholders, and it recommends that the NAE stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. The primary reasons for the Merger are to eliminate the complexity presented by having multiple corporations with varying degrees of overlapping minority ownership as well as to decrease the overall costs of regulatory compliance if NAE were to remain a publicly traded company. Since there is no material trading market in the shares of NAE Common Stock, the Board of Directors of NAE believes that the Merger is advantageous to NAE stockholders primarily because of the valuation being accorded to NAE Common Stock in the Merger and the possible greater market liquidity of the Company Common Stock, although there can be no assurances that such liquidity will continue.

     Upon the Effective Date of the Merger ("Effective Date"), each outstanding share of NAE Common Stock will be converted into and exchangeable for one share of Company Common Stock. Subsequent to the Merger, a holder of NAE Common Stock will not be able to receive dividends or other distributions on Company Common Stock or to vote those shares until the holder exchanges the holder's NAE Common Stock certificate for a Company Common Stock certificate. After the Effective Date, Continental Stock Transfer and Trust Company, New York, New York, the Company's transfer agent, will send transmittal forms to NAE stockholders for their use in exchanging these certificates.

     At the time of the initial acquisition by the Company of its interest in NAE, the former Board of Directors, consisting of John Parrott, a current director of NAE, and James E. Impero and Thom E. Robinson, established the Merger Consideration based upon their assessment of NAE's assets and earnings prospects at the time. The current Board of Directors of NAE consists of John Parrott, who is a former director and executive officer of the Company, Tim Tarrillion, President and CEO of the Company, and Donovan Boyd, COO of the Company. On February 9, 1996, the Boards of Directors of the Company and NAE reconsidered the value of NAE's assets and its earnings potential and the relative market values of NAE and Company Common Stock. Based upon subsequent history, the Boards concluded that the Merger Consideration as originally established continued to be fair to the NAE stockholders. However, the Merger Consideration was not determined by arm's length negotiation, and there was no formal valuation of the Company and NAE, either by the Company or NAE or an independent third party. Neither the Company nor NAE has obtained a fairness opinion by an investment banking firm or other qualified appraiser.

FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized by a stockholder of NAE who exchanges NAE Common Stock solely for Company Common Stock. See "THE MERGER - Federal Income Tax Consequences."

RISK FACTORS

     The securities offered hereby involve a high degree of risk, and prospective investors should carefully consider the factors specified under "RISK FACTORS" before electing to invest. See "RISK FACTORS."

MARKET PRICE OF COMMON STOCK

     The Company Common Stock is reported on The NASDAQ SmallCap MarketSM under the symbol "NATK." NAE Common Stock has traded in the over-the-counter market under the symbol "NAME." See "MARKET PRICE OF AND DIVIDENDS ON THE NAE AND COMPANY COMMON STOCK."

                     SELECTED FINANCIAL DATA OF THE COMPANY
                     --------------------------------------

      The following table sets forth historical financial information for the Company and should be read in conjunction with the Financial Statements and the Notes thereto and Management's Discussion of Financial Condition and Results of Operations which are contained elsewhere in this Information Statement and Prospectus.

===================================================================================================================================
                           Year           Year         Year          Year         Year        ProForma   Three Months Three Months
                                                                                                Year         Ended        Ended
                           1991         1992(1)        1993          1994         1995        1995(2)      March 31,    March 31,
                                                                                                            1995(5)      1996(5)
- ---------------------------------------------------------------------------------------------------------------------------------
Revenue                $       0     $         0  $   269,073    $ 1,945,697  $ 2,642,735  $ 2,642,735   $  572,578   $  862,999
- ---------------------------------------------------------------------------------------------------------------------------------
Net loss               $(376,735)    $(2,481,206) $(1,503,502)   $(4,936,330) $(7,340,240) $(7,340,240)  $ (939,645)  $ (986,838)
- ---------------------------------------------------------------------------------------------------------------------------------
Net loss per share         $(.04)(3)       $(.37)       $(.25)         $(.35)       $(.40)       $(.40)  $     (.06)  $     (.04)
- ---------------------------------------------------------------------------------------------------------------------------------
Total Assets           $ 987,447     $ 2,383,445  $ 6,515,883(4) $ 8,190,677  $ 7,884,719  $13,453,469   $6,166,540   $8,391,314
- ---------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity   $ 713,517     $ 1,648,155  $ 4,272,312    $ 5,007,443  $ 1,086,810  $10,505,560   $4,313,943   $1,748,866
- ---------------------------------------------------------------------------------------------------------------------------------
Long-term debt               -0-     $   250,000  $   462,500    $   500,000  $ 3,535,461  $   835,461   $  500,000   $3,470,057
=================================================================================================================================

     (1) Selected financial data of the Company for periods after 1991 are after recapitalization.

     (2) After giving effect to the issuance of the Series E and F Convertible Preferred Stock issued in March and April 1996; reflects payment of debt obligations of $1,050,000 from the net proceeds.

     (3)  Figures based on one-for-fifteen reverse stock split.

     (4) Increase over prior period is principally due to the exercise of options for NAT common stock.

     (5)  Unaudited.

                         SELECTED FINANCIAL DATA OF NAE
                         ------------------------------

      The following table sets forth historical financial information for NAE and should be read in conjunction with the Financial Statements and the Notes thereto which are contained elsewhere in this Information Statement and Prospectus.

====================================================================================================================================

                      Period From                                                                                     Cumulative
                       Inception                                                                                    From inception
                     (May 7, 1991)                                                    Three Months   Three Months   (May 7, 1991)
                          to          Year        Year         Year        Year          Ended          Ended             to
                      December 31,                                                   March 31, 1995  March 31, 1996  March 31, 1996
                          1991        1992        1993         1994        1995       (unaudited)     (unaudited)     (Unaudited)
- ------------------------------------------------------------------------------------------------------------------------------------

Revenue                $       0  $        0  $         0  $    13,542   $         0  $        -            -0-      $     13,542
- ------------------------------------------------------------------------------------------------------------------------------------

Net loss               $(299,689) $ (337,464) $(1,359,971) $  (870,756)  $  (119,469) $   (56,135)  $    (9,827)     $(2,997,176)
- ------------------------------------------------------------------------------------------------------------------------------------

Net loss per share     $    (.03)      $(.03)       $(.11)       $(.07)  $         -  $         -   $         -
- ------------------------------------------------------------------------------------------------------------------------------------

Total Assets           $ 194,582  $1,096,084  $   613,910  $   109,683   $    19,018  $    61,556   $    15,976
- ------------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity   $ 169,587  $  367,949  $  (992,022) $(1,862,778)  $(1,982,247) $(1,918,913)  $(1,992,074)
 (Deficit)
- ------------------------------------------------------------------------------------------------------------------------------------

Convertible Debenture        -0-  $  250,000  $   250,000  $   250,000   $   250,000  $   250,000   $   250,000
====================================================================================================================================


                                  RISK FACTORS

     Holding or making an investment in shares of Company Common Stock entails a high degree of risk. In addition to the other information appearing elsewhere in this Information Statement and Prospectus, the following factors should be considered carefully in evaluating holding or making an investment in Company Common Stock.

LACK OF OPERATING REVENUE AND PROFITS
- -------------------------------------

     Until the acquisitions in 1995 of EET, IPF and GAIA, the Company remained a development-stage company with limited revenues and substantial losses.
Although the Company believed that most of its technologies were sufficiently developed so as to permit commercial sales, the new management of the Company is in the process of reevaluating the Company's product portfolio. Substantially all of the Company's revenues generated prior to the acquisition of EET and IPF were from demonstration projects resulting in no material commercial sales. Furthermore, management's prior expectations of commercial sales during 1994 were not met, and the Company realized no revenues during fiscal 1994 and fiscal 1995 from non-EET and IPF products. While it is anticipated that the operations of EET, IPF and GAIA will generate operating revenues during fiscal 1996, such revenues are unlikely to result in profitable operations of the Company on a consolidated basis in the short term.

     The Company has incurred cumulative losses since inception of $20,731,650. Further, until the Company is able to generate material revenues from the commercialization of its technologies, there can be no assurances that profitable operation can be attained or maintained in the short term, if at all. Should losses continue at their historic rate, there can be no assurances that the Company can remain viable as a going concern for more than the short term. See "Capital Needs."

CAPITAL NEEDS
- -------------

     Through the three months ended March 31, 1996, the Company incurred operating losses which are anticipated to continue for the near term at expected levels of between $250,000 and $300,000 per month. The Company has historically met its working capital requirements through the license of its technologies, issuance of convertible debentures and financing transactions involving the private placement of equity securities or equity equivalents. Operating revenues have not historically provided a meaningful source of working capital for the Company. The Company expects that revenues from operations will be sufficient to offset the Company's costs of operations beginning in the second half of fiscal 1996. In April and May 1996 the Company obtained $6,550,000 in additional financing which it expects will be sufficient to fund its operating requirements until it can achieve profitable operations. However, if management's expectations are incorrect and the losses continue at historic rates, the Company will likely need to secure additional capital. There can be no assurance that such capital will be available, if at all, on terms attractive to the Company.

COMPETITION AND RISK OF TECHNOLOGICAL OBSOLESCENCE
- --------------------------------------------------

     The industries in which the Company participates, particularly the environmental remediation industry, are highly competitive and subject to rapid and significant technological change. Others may independently develop technologies similar or superior to those of the Company, which may result in the Company's processes or systems becoming less competitive or obsolete. Competition from other companies, as well as universities, research institutions and others may increase as advances in technology are made. Most of the Company's competitors have substantially greater financial and marketing resources and capabilities than the Company. In addition, some competitors due to a broader product line may be able to offer a more complete solution to a client's problems than the Company will be able to offer. See "BUSINESS OF THE COMPANY AND NAE."

RELIANCE ON ENVIRONMENTAL REGULATION
- ------------------------------------

     Federal, state and local legislation and regulations that require substantial expenditures to meet minimum environmental quality standards and that impose penalties for noncompliance are and will continue to be a principal factor affecting demand for the systems and services being developed or offered by the Company. In addition, the level of enforcement activities by federal, state and local environmental protection agencies will also affect demand. To the extent that the scope or enforcement of such laws and regulations may be eased, the business of the Company could be materially and adversely affected. See "BUSINESS OF THE COMPANY AND NAE."

TECHNOLOGY RIGHTS
- -----------------

     Although the Company owns or has the right to several patents on its technologies, the Company intends to rely primarily on confidentiality agreements to maintain the proprietary nature of its technology. In addition, the Company may also seek patent protection in certain situations in the future, but the Company does not believe that patents are critical to the successful development of commercially viable processes. In general, the application of the patent laws to the Company's potential products is undergoing a developing and evolving process, and due to the difficulty and expense of enforcing patents, the Company may not be able to protect those patents which have been issued. If the Company is unable to maintain the proprietary nature of its technologies, the Company's financial condition and results of operations could be materially and adversely affected. See "BUSINESS OF THE COMPANY AND NAE - Description of Technologies" and "Patents and Proprietary Rights."

     In addition, the Company may seek licenses to other party's technology in order to develop, manufacture and market certain technologies in the future. However, the Company may not be able to obtain necessary licenses or such licenses may not be available on commercially acceptable terms. Even if such licenses are available, the patents or proprietary rights underlying the licenses may prove to be invalid or unenforceable.

GOVERNMENTAL REGULATIONS AND APPROVALS
- --------------------------------------

     Technologies and products under development by the Company and the application of such may be subject to regulation by various federal, state and local agencies either in general or on a project-by-project basis. Such regulation applies to all stages of field testing and to the manufacture and use of the Company's technologies and products. Prior to the manufacture, sale and use of its technologies, the Company may be required to conduct extensive testing to demonstrate safety and environmental effectiveness. The regulatory process may be costly and time consuming and may delay or prevent production or marketing of the Company's technologies. Failure to comply with environmental or other related laws could result in the Company facing fines or penalties which could be material in amount or injunctive relief which could materially and adversely affect the business of the Company. Furthermore, the Company may encounter objections to the use of its technologies and products by special interest groups which could deter governmental agencies from granting the requisite approvals or doing so on a timely basis or otherwise might adversely affect the Company's ability to field test and market its services and products.

DEPENDENCE ON THIRD PARTIES
- ---------------------------

     The Company, at times, is dependent on third parties for the production of its products, equipment and the production of certain enzymes/chemicals used in its technologies. Although the Company does not anticipate any difficulty in obtaining any of its supplies from third parties, no assurance can be given that the Company can continue to obtain such products in the future.

SALES AND MARKETING
- -------------------

     Until recently, the management of the Company has had very limited experience in sales, marketing and distribution. The Company intends to market certain products in the United States as well as other parts of the world. To do so, the Company must either develop a substantial sales force with technical expertise or license distribution rights to third parties with such expertise. There can be no assurance that the Company will be able to build such a sales force or find appropriate licensees or that sales and marketing efforts will be successful. However, the Company has recently added management personnel with extensive experience in sales and marketing of environmental services. See "BUSINESS OF THE COMPANY AND NAE" and "MANAGEMENT."

RISKS OF OUTSTANDING LITIGATION
- -------------------------------

     The Company is a defendant in several legal actions which, if decided against the Company, could have a material adverse effect on the financial condition of the Company. See "THE BUSINESS OF THE COMPANY AND NAE - Material Outstanding Litigation."

VOLATILITY OF SHARE PRICE - RECENT DECLINE IN MARKET VALUE
- ----------------------------------------------------------

     The market prices of securities of technology companies, including those of the Company, have been historically volatile. Future announcements concerning the Company or its competitors, including the results of testing, technological innovations or commercial products, government regulations, developments concerning proprietary rights, litigation and public concern as to the safety of the Company's products may have a significant impact on the market price of the shares of the Company Common Stock. In addition, the Company's share price may be affected by sales by existing stockholders. See "Shares Eligible for Future Sale." Although it is impossible to predict market influences and prospective values of securities, it is possible that, in and of itself, the substantial increase in the number of shares available for sale upon the registration of the shares of Common Stock under this Prospectus may have a depressive effect upon the market value of the Company's Common Stock. Because of these factors, the market price of the Company's Common Stock following the date of this Prospectus may be highly volatile.

SHARES ELIGIBLE FOR FUTURE SALE
- -------------------------------

     Sales of substantial amounts of the Company Common Stock in the public market could have an adverse effect on the market price of the Company Common Stock and may make it more difficult for the Company to sell its equity securities in the future at times and at prices it deems appropriate. As of May 20, 1996, there were 24,900,632 shares of Company Common Stock outstanding, and an additional 28,800,000 shares subject to conversion privileges, options or warrants, which are or may become eligible for public trading. Upon completion of the distribution of shares covered by this Prospectus, 1,382,071 additional outstanding shares of Company Common Stock will have been registered under the Securities Act or will then be eligible for resale under Rule 144 under the Securities Act or otherwise. Such shares eligible for trading will constitute approximately 6% of the outstanding shares of Company Common Stock upon completion of the distribution of shares covered by this Prospectus.

DEPENDENCE ON KEY PERSONNEL
- ---------------------------

     To a material extent, the Company's future success is dependent upon the continued efforts of its Chief Executive Officer, Mr. Tim B. Tarrillion, and other executive officers. While the Company currently has employment agreements with certain executive officers, including Mr. Tarrillion, the loss of their services would likely have a material adverse effect on the Company's business. See "MANAGEMENT - Employment Agreements."

DIVIDEND POLICY
- ---------------

     To date, the Company has paid no dividends on its shares of Common Stock and does not intend to pay dividends in the foreseeable future.

CLASSIFIED BOARD
- ----------------

     At the Company's upcoming Annual Meeting of Stockholders, the Company is submitting for stockholder approval a proposal to classify the Board of Directors into three classes, with the members of one class elected each year to serve a three-year term. If approved, the classified Board of Directors makes it more difficult to change majority control of the Board, even if such attempt would be beneficial to the Company and its stockholders. As the

Annual Meeting of the Company will occur prior to the Effective Date of the Merger, NAE stockholders will not have the right to vote on the proposal at the Annual Meeting.

                         VOTING AND THE SPECIAL MEETING

RECORD DATE; REQUIRED VOTE; NO SOLICITATION

     Holders of record of shares of NAE Common Stock at the close of business on June __, 1996 will be entitled to notice of and to vote at the Special Meeting and any adjournment or adjournments thereof. At the close of business on that date, there were approximately 12,140,404 shares of NAE Common Stock issued and outstanding held by approximately 75 holders of record.

     Stockholders of record on the record date are entitled to one vote per share on any matter that may properly come before the Special Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of NAE Common Stock is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement was adopted and approved by the Boards of Directors of the Company, DM and NAE as of February 9, 1996. The affirmative vote of the holders of a majority of the outstanding shares of NAE Common Stock as of the record date is required to approve the Merger Agreement. The Company and the Company's wholly owned subsidiary, DM, own 350,000 and 10,408,333 shares of NAE Common Stock, respectively, representing an aggregate of approximately eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock.
The Board of Directors of the Company and DM have approved the Merger Agreement and the Merger. The Company and DM have notified NAE that they intend to vote their shares of NAE Common Stock in favor of the Merger. Accordingly, in recognition of the affirmative vote of the Company and DM, collectively the holders of an aggregate of eighty-nine percent (89%) of the issued and outstanding shares of NAE Common Stock, the Merger will be approved at the Special Meeting, and NAE is not soliciting proxies and stockholders are requested not to send proxies to NAE.

     Stockholders may, however, attend the Special Meeting to vote their shares of NAE Common Stock or to exercise their dissenters' rights. Stockholders of NAE who do not vote in favor of the Merger Agreement and who dissent to the Merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law ("GCL") will have, if the Merger is consummated, the right to appraisal of their shares of NAE Common Stock.

   WE ARE NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND US A PROXY

DISSENTERS' RIGHTS

     Stockholders have the right to seek a determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) if they (i) deliver a written demand for appraisal of their shares to NAE prior to the Effective Date of the Merger, (ii) do not vote their shares in favor of the Merger, and (iii) otherwise comply with the provisions of Section 262 of the GCL regarding appraisal rights.

     The following is a brief summary of Section 262 which sets forth the procedures for dissenting from the Merger and demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, the text of which is attached hereto as Exhibit B.

     Stockholders of record who desire to exercise their appraisal rights must satisfy all of the conditions contained in Section 262. A written demand for appraisal must be delivered to NAE before the taking of the vote on the Merger Agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger. Neither voting against nor abstaining from voting nor failing to vote on the Merger will constitute a demand for appraisal within the meaning of Section 262. Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval and adoption of the Merger Agreement.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on his or her NAE Common Stock certificates. If the shares of NAE Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the shares of NAE Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that in exercising the demand, he or she is acting as agent for the record owner.

     A record owner, such as a broker, who holds shares of NAE Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for all or less than all the beneficial owners of shares as to which he or she is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of NAE Common Stock outstanding in the same name of such record owner.

     Stockholders who elect to exercise appraisal rights should mail or deliver their written demands to the Secretary of the Company at 4710 Bellaire Boulevard, Suite 301, Bellaire, Texas 77401. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares. It is the responsibility of each stockholder electing appraisal rights to ensure that the written demand is received by NAE before the taking of the vote at the Special Meeting. Within ten days after the Effective Date of the Merger, NAE must provide notice of the Effective Date of the Merger to all stockholders who have complied with Section 262 and have not voted for adoption of the Merger Agreement.

     Within 120 days after the Effective Date of the Merger, any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Court is to take into account all relevant factors. In Weinberger v. UOP, Inc. et al., decided February 1, 1983, the Delaware Supreme Court expanded the considerations that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company. . . ."
Accordingly, the Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which would be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Weinberger, the Delaware Supreme Court held that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

     Stockholders considering seeking appraisal should keep in mind that the fair value of their shares determined under Section 262 could be more, the same or less than the Merger Consideration they are entitled to receive pursuant to the Merger Agreement. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

     Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Date.

     At any time within 60 days after the Effective Date, any former holder of shares of NAE Common Stock shall have the right to withdraw his or her demand for appraisal and to accept the terms offered in the Merger; after this period such holder may withdraw his or her demand for appraisal only with the consent of NAE. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Date, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the Merger Consideration as provided for in the Merger Agreement. Inasmuch as NAE (or DM) has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

     The provisions of Section 262 are technical in nature and complex. Stockholders desiring to exercise appraisal rights and to obtain appraisal of the fair value of their shares should consult counsel, since the failure to comply strictly with the provisions of Section 262 may defeat their appraisal rights.

                                   THE MERGER

TERMS OF THE MERGER

     Set forth below is a brief description of the material provisions of the Merger Agreement and the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The full text of the Merger Agreement is attached as Exhibit A to this Information Statement and Prospectus and is incorporated herein by reference.

     The Merger Agreement provides that NAE will be merged with and into DM, a wholly owned subsidiary of the Company. In conjunction with the Merger, DM will change its name to "North American Environmental Group, Inc." Pursuant to the Merger, on the Effective Date, each outstanding share of NAE Common Stock (other than shares with respect to which dissenters' rights are perfected in accordance with Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be cancelled) will be converted into one share of Company Common Stock. DM will be the surviving corporation after the Merger and remain a wholly owned subsidiary of the Company.

REASONS FOR THE MERGER

     The Board of Directors of NAE believes that the Merger is in the best interest of NAE and its stockholders, and it recommends that the NAE stockholders vote for the approval of the Merger Agreement and the transactions contemplated thereby. The primary reasons for the Merger are to eliminate the complexity presented by having multiple corporations with varying degrees of overlapping minority ownership as well as to decrease the overall costs of regulatory compliance necessitated were NAE to remain as a publicly traded company. Since there is no material trading market in the shares of NAE Common Stock, the Board of Directors of NAE believes that the Merger is advantageous to NAE stockholders primarily because of the valuation being accorded to NAE Common Stock in the Merger and the possible greater market liquidity of the Company Common Stock, although there can be no assurances that such liquidity will continue.

     At the time of the initial acquisition by the Company of its interest in NAE, the former Board of Directors, consisting of John Parrott, a current director of NAE, and James E. Impero and Thom E. Robinson, established the Merger Consideration based upon their assessment of NAE's assets and earnings prospects at the time. The current

Board of Directors of NAE consists of John Parrott, who is a former director and executive officer of the Company, Tim Tarrillion, President and CEO of the Company, and Donovan Boyd, COO of the Company. On February 9, 1996, the Boards of Directors of the Company and NAE reconsidered the value of NAE's assets and its earnings potential and the relative market values of NAE and Company Common Stock. Based upon subsequent history, the Boards concluded that the Merger Consideration as originally established continued to be fair to the NAE stockholders. However, the Merger Consideration was not determined by arm's length negotiation, and there was no formal valuation of the Company and NAE, either by the Company or NAE or an independent third party. Neither the Company nor NAE has obtained a fairness opinion by an investment banking firm or other qualified appraiser.

EXCHANGE OF CERTIFICATES

     After the Effective Date, each outstanding certificate which prior to the Merger represented shares of NAE Common Stock will be deemed to evidence the right to receive that number of shares of Company Common Stock. A holder of NAE Common Stock will not be able to receive dividends or other distributions on Company Common Stock or to vote those shares until the holder exchanges the holder's NAE Common Stock certificate for a Company Common Stock certificate. When that exchange occurs, the Company will pay to the holder all dividends and other distributions (without interest) which were payable prior to the exchange with respect to the shares of Company Common Stock delivered to the holder as a result of the exchange.

     If any Company Common Stock certificate is to be issued in a name other than that of the registered owner, the person requesting the issuance must pay all applicable transfer and other taxes before the Company will be obligated to issue the certificate, unless that person establishes to the satisfaction of the
Company or its agent that the taxes have been paid.   The Company and NAE will
not be liable to any NAE stockholder for any Company Common Stock certificate, cash or related property delivered to any government official under any applicable abandoned property or similar law.

     After the Effective Date, the Company's transfer agent will send transmittal forms to NAE stockholders for their use in forwarding NAE certificates to the transfer agent. Shares should not be surrendered for exchange prior to receipt of the transmittal forms after completion of the Merger.

EFFECTIVE DATE AND TERMINATION

     Once the Merger is approved by NAE's stockholders, the Merger will become effective as soon as NAE and the Company file the Merger Agreement with the Secretary of State of the State of Delaware in accordance with the GCL (the "Effective Date"). The Merger Agreement provides that the Company and NAE will make this filing on the first business day after all of the conditions to completion of the Merger are satisfied or waived.

EXPENSES

     The Company has agreed to bear the expenses related to the Merger.

RESALE OF COMPANY COMMON STOCK

     All shares of Company Common Stock received by NAE stockholders in the Merger will be freely transferable, except those shares of Company Common Stock received by NAE stockholders who are deemed to be "affiliates" of NAE prior to the Merger may be resold by them only in transactions permitted by the resale provisions of SEC Rule 145 (or SEC Rule 144 in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act.

INTEREST OF CERTAIN PERSONS IN MERGER

     Mr. Parrott is a director and officer of NAE. In addition, Mr. Parrott is a director and an owner of approximately 25% of the outstanding voting stock of GSI. GSI beneficially owns 11.1% of the issued outstanding shares of Company Common Stock.

     As noted above, the Company and DM collectively own an aggregate of 10,758,333 shares of NAE Common Stock, representing approximately eighty-nine percent (89%) of the outstanding shares of NAE Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

     The Company has requested and received an opinion of its counsel, Buchanan Ingersoll Professional Corporation ("Counsel"), as to federal tax consequences of the Merger to the NAE Minority Shareholders (as defined in the opinion). Such opinion is attached hereto as Exhibit C.

     The following is a discussion of material federal income tax consequences under the Internal Revenue Code of 1986 (the "Code") to the NAE Minority Shareholders who receive Company Common Stock as a result of the Merger. The discussion is based upon present federal tax law. All NAE Minority Shareholders should consult their own tax advisors regarding the federal income tax consequences of the Merger and the holding and disposing of the Company Common Stock received in the Merger. Tax advisors should also be consulted with regard to the tax consequences of the Merger arising under the laws of any state or other jurisdiction.

     The Internal Revenue Service has stated it will not issue rulings on whether a merger qualifies as a tax-free reorganization under Code Section 368(a)(1)(A), and consequently, the Company is not seeking and will not receive such an opinion.

     Based on certain assumptions, representations and qualifications as set forth more fully in Exhibit C, Counsel has advised the Company that it is more likely than not, if the transaction were litigated, a court of law would hold that as to the NAE Minority Shareholders, the Merger would constitute a Reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D). Upon such a finding, the Merger will have the following federal income tax consequences to the NAE Minority Shareholders:

          (a) No gain or loss will be recognized by the NAE Minority shareholders who exchange their shares of NAE Common Stock solely in exchange for the Company's Common Stock pursuant to the Merger.

          (b) The aggregate tax basis of the Company's Common Stock received by each NAE Minority Shareholder in the Merger will be the same as the aggregate tax basis of such NAE Minority Shareholder in the NAE Common Stock surrendered in the exchange, decreased by the amount of any cash or other property received, and increased by the amount of any gain recognized; and

          (c) The holding period of the shares of the Company's Common Stock received by each NAE Minority Shareholder will include the holding period for the shares of NAE Common Stock of each shareholder exchanged in the Merger, provided that such shares of NAE Common Stock were held as capital assets on the Effective Date.

     Under Section 382 of the Code, the Company's ability to utilize existing net operating loss carryforwards of NAE and certain other tax attributes to reduce its tax liability may be limited. See "Note 15 to the Company's Consolidated Financial Statement for the fiscal year ended December 31, 1995."

     THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER, WHICH LOCAL AND STATE LAWS MAY IMPOSE A TAX ON THE MERGER TO AN NAE MINORITY SHAREHOLDER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER

AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH NAE MINORITY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

PRO FORMA EFFECTS OF THE MERGER

     The acquisition of the minority interest of NAE will be accounted for using the purchase method of accounting. The consideration given of 1,382,071 shares of Company Common Stock will be valued using information relating to the market price of the Company's Common Stock, the volatility of the market price, and the liquidity of a large block of shares. Giving effect to the preceding, and considering the range of the Company's Common Stock price over the last three months, the purchase price could be as high as $600,000, which would be assigned to goodwill. The Company will amortize the goodwill over a three-year period. On an unaudited pro forma basis, after giving effect to the amortization, the Company's net loss would have been $7,540,240 and $986,838 for the year ended December 31, 1995 and for the three months ended March 31, 1996, respectively; and net loss per share would have been $.38 and $.04, respectively.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMMON STOCK
- ------------

     The Company is authorized to issue 50,000,000 shares of Company Common Stock, $.001 par value, of which 24,900,632 are outstanding as of May 20, 1996. The Company is submitting to its stockholders at its Annual Meeting scheduled for June 27, 1996 (the "Annual Meeting") a proposal to increase the authorized Company Common Stock to 100,000,000 shares.

     Holders of Company Common Stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. Holders of Common Stock have one vote for each share held of record and do not have cumulative voting rights.

     Holders of Company Common Stock are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any Preferred Stock then outstanding. Shares of Common Stock are not redeemable and have no preemptive or similar rights. All outstanding shares of Company Common Stock are, and the shares of Company Common Stock to be issued in the Merger will, upon issuance, be fully paid and non-assessable.

     In addition to the shares of Common Stock presently outstanding, the Company has reserved a total of 28,800,000 shares of Common Stock issuable upon the exercise of outstanding conversion rights, stock options and common stock purchase warrants.

SHARES OF COMMON STOCK SUBJECT TO ESCROW
- -----------------------------------------

     GSI owns of record 2,925,000 shares of Company Common Stock, which were acquired in connection with the acquisition of NAT by the Company on or about June 30, 1992. Of these shares of Company Common Stock owned by GSI, 1,625,000 shares are contingent escrow shares ("Class II Escrow Shares"). For financial statement purposes, 1,625,000 shares of the Company's Common Stock which were subject to escrow ("Class I Escrow Shares") were deemed surrendered as of December 31, 1994.

     The Class II Escrow Shares shall be released to the owner thereof if, and only if, the Company shall be acquired prior to December 31, 1996 (whether by merger, share exchange involving more than 80% of its outstanding securities, or a sale of all or substantially all of its assets) for a purchase price exceeding $250,000,000.

DIVIDEND POLICY
- ---------------

     The Company has not paid any cash dividends and does not anticipate paying cash dividends on Company Common Stock in the foreseeable future.

PREFERRED STOCK
- ---------------

     General. Within the limitations and restrictions contained in the Certificate of Incorporation, the Board of Directors has authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, in one or more series. As of May 20, 1996, 10 shares of Series D Convertible Preferred Stock, 50 shares of Series E Convertible Preferred Stock and 92,500 shares of Series F Convertible Preferred Stock were outstanding.

     Under Delaware law and under the terms of the amended Certificate of Incorporation, the Company's Preferred Stock may be issued in series established from time to time by the Board of Directors. In this connection, the Board of Directors has broad discretion to set the terms of the Preferred Stock, and, if it decided to, may fix for each series, without further stockholder approval,
(1) the rate of the dividend, (2) the price at which and the terms and conditions on which shares may be redeemed, (3) the amount payable upon shares in the event of voluntary or involuntary liquidation, (4) sinking fund provisions, if any, for the redemption by the Company or purchase of shares, (5) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (6) voting rights, if any.

     The Board of Directors may fix the number of votes to which each share of Preferred Stock is entitled, or deny voting rights to the shares of any series, except to the extent voting rights are expressly granted by applicable law. Depending upon the terms or voting rights granted to any series of Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Company Common Stock or other Preferred Stock.

     It is not possible to state the actual effect of the Preferred Stock or other classes of stock upon the rights of holders of Company Common Stock until the Board determines the respective rights of the holders of one or more series of the Preferred Stock. However, such effects might include, without limitation: (a) restrictions on dividends on Company Common Stock if Preferred Stock is issued with a preferential (and possibly cumulative) dividend right and dividends on the Preferred Stock are in arrears; (b) substantial dilution of the voting power of the Company Common Stock to the extent that the Preferred Stock has voting rights or to the extent that any Preferred Stock is given conversion rights into Company Common Stock; and (c) the holders of Company Common Stock not being entitled to share in the Company's assets upon liquidation or dissolution until satisfaction of any liquidation preference granted to the Preferred Stock, which the Board can set at its discretion. The Board could also authorize holders of the Preferred Stock to vote, either separately as a class or with the holders of Company Common Stock, on any merger, sale or exchange of assets by the Company or other extraordinary corporate transaction. Shares of Preferred Stock could also be privately placed with purchasers who might ally themselves with the Board in opposing a hostile takeover bid, diluting the stock ownership or voting power of persons seeking to obtain control of the Company.

     In addition, the Company may be affected to the extent that Preferred Stock is issued which is, by its terms, redeemable, either at the option of the Company or the holder of Preferred Stock, in accordance with such terms and conditions as may be designated by the Board of Directors in creating such series. The amount payable by the Company upon redemption of the Preferred Stock will be the redemption price fixed for the shares of each series by the Board of Directors and may also include payment of all accumulated and unpaid dividends. There are many other potential effects not mentioned here.

     Shares of Preferred Stock could be used to impede a takeover attempt since new shares could be issued to dilute the stock ownership of a person attempting to acquire control of the Company. Any provision which discourages the acquisition of Company stock by a person seeking control could be beneficial to the stockholders generally to the extent that it (i) provides for greater stability and continuity of management, (ii) protects stockholders against unfair or inequitable mergers or tender offers, and (iii) helps discourage or prevent a takeover by an acquiror seeking to obtain control in order to break up and auction off the Company's component parts or otherwise act in nonbeneficial ways with respect to the Company or its assets. However, such provisions could also have the effect of discouraging, making costlier or more difficult, or preventing a merger or a tender offer which would be beneficial to the Company's stockholders. Moreover, the issuance of Preferred Stock may have the effect of assisting the Company's management in retaining its position, even if removal would be beneficial to the stockholders generally. Consequently, management would be in a better position to resist changes that might benefit stockholders generally, but that might be disadvantageous to management.

     Series D Convertible Preferred Stock.
     -------------------------------------

     On December 27, 1995, the Board of Directors of the Company designated 30 shares of its preferred stock as Series D Convertible Preferred Stock, of which 10 were outstanding on May 20, 1996 . Each share of Series D Convertible Preferred Stock is entitled to receive cumulative quarterly dividends at the annual rate of $3,750 per share. The Series D Convertible Preferred Stock is convertible, at the option of the holder, at various times after March 11, 1996 at a conversion rate equal to the lessor of (i) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock, or (ii) $0.875. In the event of liquidation of the Company, the Series D Convertible Preferred Stock is entitled prior to any payment with respect to the Company Common Stock to payment of $25,000 per share plus accrued dividends thereon. Except as otherwise required by law, the holders of the Series D Convertible Preferred Stock do not have any voting rights.

     Series E Convertible Preferred Stock
     ------------------------------------

     In February and March 1996, the Company issued 50 shares of Series E Convertible Preferred Stock("Series E Shares"). The holders of the Series E Shares have certain liquidation preferences and are not entitled to any dividends. At the option of the holder, the Series E Shares may be converted into the Company's Common Stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock, or (b) $1.50 per share. One-fourth of the Series E Shares can be converted after August 1996, with another one-fourth available for conversion every three months thereafter. In addition, the Company at its option may redeem any of the Series E preferred stock still outstanding on or after February 16, 1999 at $25,000 per share.

     Series F Convertible Preferred Stock.
     -------------------------------------

     In April and May 1996, the Company issued an aggregate 92,500 shares of Series F Convertible Preferred Stock ("Series F Shares").

     Dividends accrue on the Series F Shares at a per annum rate of $13.50 per share and are payable semi-annually. The Company may elect to defer and accrue dividend payments during the first three years, in which case each holder may elect to receive payment of the dividend in the form of additional Series F Shares. The holders of the Series F Shares have certain liquidation preferences. The Series F Shares may be converted into Company Common Stock at the option of the holder using a conversion rate, subject to certain adjustments, of $1.00 per share. On or after April 8, 2001, the Series F Shares can be converted at the holder's option at the lower of (a) the then-current conversion price, or (b) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock. The Company may redeem the Series F Shares at face value on or after April 8, 2004.

     Each Series F Share entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such Series F Share may be converted from time to time. In addition, the Company has agreed to cause its Board of Directors to be increased to nine positions, four of which may be filled by nominees selected by the holders of the Series F Shares.

     The preferred stock purchase agreement and the certificate of designation for the Series F Shares contain certain covenants which, if breached by the Company, provide for certain remedies. Certain of these covenants are considered outside of the Company's control. These covenants include, among other things, that the Company obtain a minimum net worth, as defined in the agreement, by December 31, 2000. For breach of these covenants that are outside of the Company's control, the remedy allows the Series F holders to convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted, or (b) a calculated value utilizing a discount to the market price, as defined. Also, the stock purchase agreement contains certain covenants that are considered within the control of the Company. These covenants, among other things, require the delivery of financial information and restrict the Company from incurring additional debt if, immediately upon incurrence of such debt, the Company's debt-to-equity ratio would exceed a certain ratio, as defined by the agreement. For breach of these covenants that are within the Company's control the remedies allow the Series F holders to elect a majority of the Company's Board of Directors and to either
(1) convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted, or (b) a calculated value utilizing a discount to the market price, as defined; or (2) request the Company to redeem their shares. If the Series F holders elect redemption, the shares will be redeemed at the greater of (a) the fair market value, as defined; or (b) the initial purchase price, plus unpaid dividends and interest, if any. At the Company's option, the shares may be redeemed with cash or a three-year promissory note.

TRANSFER AGENT
- --------------

     Continental Stock Transfer and Trust Company, New York, New York serves as transfer agent for the Company Common Stock.

DELAWARE ANTI-TAKEOVER LAW
- --------------------------

     The Company is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business Combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

                         MARKET PRICE OF AND DIVIDENDS
                      ON THE NAE AND COMPANY COMMON STOCK

     The Company Common Stock is currently traded on The NASDAQ SmallCap MarketSM under the symbol "NATK." The NAE Common Stock has traded on the over-the-counter market under the symbol "NAME." The following table sets forth, for the periods indicated, the range of high and low bid prices of the Common Stock of the Company and NAE as reported by the National Quotation Bureau. These quotations represent prices between dealers and do not include retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of record holders of the Company's Common Stock as of May 20, 1996 was approximately 348. The number of record holders of the NAE Common Stock as of May 20, 1996 was approximately 75.

                                  Company               NAE
                                Common Stock        Common Stock
                             ------------------  -------------------
                             High Bid   Low Bid  High Bid   Low Bid
                             ---------  -------  ---------  --------
1993
- ----
First Quarter                   $11.38     9.75    (*)       (*)
Second Quarter                   11.75     8.50      7.00      2.00
Third Quarter                    11.13     7.00      5.00       .50
Fourth Quarter                    7.63     3.13      1.00       .25

1994
- ----
First Quarter                   $ 5.25   $ 3.00    (*)       (*)
Second Quarter                    4.25     2.50      1.00      .125
Third Quarter                     3.25     1.25      1.50       1.5
Fourth Quarter                    2.75     1.25      1.25     .0625

1995
- ----
First Quarter                   $3.125   $1.625      2.00      .125
Second Quarter                    1.94      .94       .75      .125
Third Quarter                     1.50     .813       .25       .25
Fourth Quarter                    1.03      .46       .25       .01

1996
- ----
First Quarter                   $ 1.00   $  .50      *          *

(*)  No Trading Activity.
__________________________
     The Company has not paid any cash dividends and does not anticipate doing so in the near future. NAE has not paid any cash dividends since its inception.

                        BUSINESS OF THE COMPANY AND NAE

GENERAL - BACKGROUND

     North American Technologies Group, Inc. ("NATK" or the "Company") conducts business through four principal business groups, EET, Inc. (onsite decontamination of buildings and equipment contaminated with polychlorinated biphenyls ("PCBs"), radioactive isotopes or other toxic materials utilizing EET's patented TechXtract/TM/ System), Industrial Pipe Fittings, Inc. (manufactures and distributes transition fittings for high-density polyethylene ("HDPE") pipe), GAIA Technologies, Inc. (manufactures and distributes porous pipe and rubber/plastic composite support pads for air conditioning condensers), and other separate NATK operating units (dealing with the commercial development of several environmentally related and hydrocarbon upgrading technologies). Unless the context requires otherwise, the term "Company" refers to North American Technologies Group, Inc. and its subsidiaries and affiliates. The Company was organized as of December 24, 1986 under the laws of the State of Delaware.

     Prior to the acquisitions in 1995 of EET, IPF and GAIA, the Company had been a development-stage company engaged in the development, acquisition and application of technologies with possible applications in various industries, including environmental services and energy.

     The business of the Company was expanded during the first quarter of 1995 with the Company's acquisition by merger of EET. The Company issued 1,770,729 shares of Company Common Stock and 71,000 Common Stock Purchase Warrants in connection with the merger. EET was formed in 1993 when it completed the purchase of certain patents and proprietary environmental decontamination technologies and processes from EnClean, Inc., a Texas-based public company. Prior to its acquisition by the Company, EET was owned by approximately forty shareholders, including Tim Tarrillion, the current CEO and President of the Company, and Judith Knight Shields, the current Senior Vice President, CFO and Treasurer of the Company. EET and the Company were not affiliated prior to the acquisition of EET. According to the audited financial statements for the full year prior to the merger (1994), EET incurred a loss of $880,822 on revenues of $1,426,748. The acquisition of EET has been accounted for as a "pooling of interests." Accordingly, the Company's consolidated financial statements have been restated to include the accounts of EET from its inception, August 23, 1993. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Further expansion of its business has also been accomplished by the Company's acquisition of IPF and GAIA. In June 1995, the Company acquired by merger IPF, a Houston, Texas-based manufacturer and distributor of proprietary and standard thermoplastic fittings for the mining, environmental and water works industries formerly owned by David Daniels, a director and officer of the Company, and two other unrelated individuals. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The Company issued 1,300,000 shares of Company Common Stock in connection with the merger. IPF has been in business since 1994 and, according to internally generated financial statements provided to the Company for due diligence review, had revenues in 1994 of approximately $500,000. The acquisition of IPF has been accounted for as a "pooling of interests." Accordingly, the Company's consolidated financial statements have been restated to include the accounts of IPF from its inception, January 1, 1994. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Effective as of December 29, 1995, the Company acquired substantially all of the assets of GAIA, a manufacturer of porous pipe, synthetic construction materials and other products using recycled rubber and plastics. The acquired assets consist of a number of patented and proprietary technologies and other business assets (including among others certain equipment, inventory and raw materials) relating to the use of recycled rubber and plastics for the manufacture and distribution of porous pipe, synthetic construction materials and certain other products with advanced structural properties, together with substantially all other business assets of GAIA relating thereto. The consideration paid for the assets of GAIA included (i) the issuance of 1,666,667 shares of Company Common Stock, (ii) the payment of $305,500 in cash, (iii) the issuance of a 90-day promissory note by the

Company in the principal amount of $1,050,000, (iv) the forgiveness of certain debt obligations (together with all interest owed thereon) owed by GAIA to the Company of approximately $1,881,400, and (v) the assumption of $194,000 in liabilities.

     In addition, the Company entered into a Crosstie Purchase Option and Loan Agreement pursuant to which it acquired an option (the "Crosstie Purchase Option") to purchase all of the capital stock of TIETEK, INC., a Texas corporation ("TieTek"), which is owned by three individuals, two of whom are officers of GAIA. The Company may exercise the Crosstie Purchase Option during a two-year period (which period may be extended for an additional year under certain circumstances) by forgiving all then-outstanding indebtedness under the Crosstie Loan referred to below, and paying certain royalty payments based on products to be sold by TieTek for a fifteen-year period after the exercise of the Crosstie Purchase Option. In connection with the sale of the GAIA assets, TieTek received the right to use certain of the patented and proprietary technologies included in the GAIA assets to develop synthetic railroad crossties and certain other related products.

     The Company also agreed in the Crosstie Purchase Option and Loan Agreement to lend up to $1,500,000 (the "Crosstie Loan") to TieTek, the proceeds of which loan are to be used in connection with developing the synthetic railroad crossties. As of December 31, 1995, the Company has lent to TieTek an aggregate of approximately $220,000 of such Crosstie Loan amount. The Crosstie Loan is collateralized by a pledge of, and lien on, all of TieTek's assets and capital stock, and 666,667 of the shares of the Company's Common Stock.

     The acquisition of GAIA has been accounted for under the purchase method of accounting with the results of operations of GAIA to be included in the consolidated results of operations of the Company from the effective date of the acquisition (December 29, 1995). The Company has not given any accounting effect to the Crosstie Purchase Option because, given the early stage of testing, management believes that the exercise of such option is not, as of the date of this Information Statement and Prospectus, probable of occurrence.

MANAGEMENT RESTRUCTURING

     Since the beginning of 1995, the Company has undergone a major restructuring of its management group. This restructuring was primarily a result of the acquisition of EET and the merging of EET's existing management personnel into NATK. Included in EET's management was Tim B. Tarrillion, who was named President and Chief Executive Officer of NATK once the merger with EET was completed. When the previous Chairman of NATK's Board of Directors resigned in July 1995, Mr. Tarrillion was also named to the position of Chairman. EET's management group also included Mike Bonem, who is currently the President of EET, Ron Borah, who was the inventor of TechXtract/TM/ and is currently Vice President of Technology for NATK, and Mr. Klaus Schwitzgebel, who is currently NATK's Director of Research. Prior to EET, these individuals had worked with Mr. Tarrillion when he was President and Chief Operating Officer of EnClean, Inc. ("EnClean"). EnClean was a publicly traded company that Mr. Tarrillion had co-founded in 1984 which grew to over $100 million in revenues by 1992. It was an industrial and environmental services company that was acquired by Rust International in 1993.

     In addition to the executives that came to NATK through the EET acquisition, Mr. Tarrillion also hired two individuals (Donovan Boyd, Chief Operating Officer, and Judy Shields, Chief Financial Officer) who had also worked with him at EnClean. Thus, most of NATK's new management team has worked for EET, EnClean, or both. The new management team of NATK was further augmented when Mr. William Aldrich and Dr. Henry Sullivan, each a senior GAIA management team member, became employees of NATK in connection with the acquisition of GAIA. In addition, the NATK management team includes Mr. David Daniels, who was a member of NATK's management team prior to 1995, as a director and Executive Vice President of the Company as well as President of IPF.

DESCRIPTION OF BUSINESS AND TECHNOLOGIES

     The Company's strategy is to acquire and internally develop businesses that are based on proprietary technologies, proprietary manufacturing processes and/or defendable market positions. These businesses will be commercially developed to provide a mix of products, services and licensing arrangements to a range of customers in the natural resources, energy, environmental and related industries.

     Certain of the Company's businesses have been commercialized to varying extents while others remain in the development stage. EET's TechXtract/TM/ and Waste Management businesses, IPF's manufacturing and distribution of transition and related fittings businesses, and GAIA's porous pipe and A/C pad businesses are contributing to the revenue growth of the Company. NATK's Oleofilter/TM/ is expected to contribute to the Company's 1996 revenues. The railroad crosstie product line and the BioKatT/TM/ technology are still in the development stage and may add to the Company's growth at some time in the future. The commercial development of the Company's BioTreat/TM/ System and the Terrazyme/TM/ System has currently been suspended pending improvement in the economics of the soil remediation market.

     The following chart provides a list of the Company's businesses and technologies, together with their respective operational functions and current status of commercialization.

================================================================================
BUSINESSES AND                         FUNCTION                  STAGE OF
 TECHNOLOGIES                                                COMMERCIALIZATION
- --------------------------------------------------------------------------------
EET's TechXtract/TM/ Process Extraction of                 Technology is
                             radionuclides, PCB's, heavy   patented, commercial
                             metals and other toxic        projects are
                             materials to decontaminate    on-going, and market
                             buildings and equipment for   development in
                             reuse.  Other industrial      progress.
                             uses for cleaning and scale   Additional product
                             removal                       lines are being
                                                           developed.
- --------------------------------------------------------------------------------
EET's Waste Management       Specialized waste             Group has an
 Services Group              management and remediation    established customer
                             services                      base in central
                                                           Texas market.
- --------------------------------------------------------------------------------
Industrial Pipe Fittings     Manufactures and              Products are being
                             distributes transition pipe   manufactured and
                             fittings, tapping saddles     sold.  Facilities
                             and fabricated large          have recently been
                             diameter elbows, tees, and    expanded to allow
                             wyes.                         for manufacture and
                                                           distribution of new
                                                           product lines.
- --------------------------------------------------------------------------------
GAIA Technologies Porous     Manufactures porous pipe      Currently selling
 Pipe                        using recycled rubber from    product into
                             discarded automobile tires    international and
                             and plastic for use in        domestic irrigation
                             commercial irrigation         markets.  Several
                             systems.                      foreign licensees
                                                           have been
                                                           established.
- --------------------------------------------------------------------------------
GAIA Technologies A/C Pads   Manufactures rigid support    Currently selling
                             pads for outside air          products through
                             conditioning condensers       manufacturer's
                             using recycled rubber from    representatives in
                             discarded automobile tires    U.S. air
                             and recycled plastics.        conditioning supply
                                                           industry.
- --------------------------------------------------------------------------------
Oleofilter/TM/ System        Mechanical separation of      Technology is
                             oil from contaminated         patented and
                             waters.                       developed, market
                                                           development is
                                                           beginning and
                                                           commercial projects
                                                           are expected soon.
- --------------------------------------------------------------------------------
BioKatT/TM/ Hydrocarbon      Treatment and processing of   Laboratory
 Process                     crude oils                    verification and
                                                           testing have been
                                                           completed and
                                                           results are
                                                           positive.  Currently
                                                           discussing joint
                                                           research and
                                                           commercialization
                                                           efforts with several
                                                           major oil companies.
- --------------------------------------------------------------------------------
GAIA Technologies Railroad   Development (in conjunction   Under option to the
 Crossties                   with TieTek) and, if and      Company.  A working
                             when proven commercially      prototype design is
                             viable, ultimate              currently being
                             manufacture of a synthetic    tested by a major
                             railroad crosstie             U.S. railroad
                                                           company.
================================================================================

================================================================================
BUSINESSES AND                         FUNCTION                  STAGE OF
 TECHNOLOGIES                                                COMMERCIALIZATION
- --------------------------------------------------------------------------------
                             crosstie from recycled
                             rubber, plastic and other
                             material.
- --------------------------------------------------------------------------------
Bio Treat/TM/ System         Biological remediation of     Technology is
                             oil-contaminated soils        proven, but
                                                           economics of
                                                           contaminated soil
                                                           market are not
                                                           sufficient to allow
                                                           full
                                                           commercialization of
                                                           this technology at
                                                           this time.
- --------------------------------------------------------------------------------
Terrazyme/TM/ System         Mechanical separation of      Technology is
                             oil and sludge from           proven, but
                             hydrocarbon-contaminated      economics of
                             soils.                        contaminated soil
                                                           market are not
                                                           sufficient to allow
                                                           full
                                                           commercialization of
                                                           this technology at
                                                           this time.
================================================================================

EET's TechXtract/TM/ Process
- ----------------------------

     During March 1995, the Company acquired a decontamination process known as TechXtract/TM/ in connection with its acquisition of EET. TechXtract/TM/ is a patented technology that permits the extraction of subsurface contaminants without destroying the surface or substrate. Management believes that this technology is unique in its ability to remediate contaminated porous surfaces where surface cleaning is ineffective or insufficient, and physical (destructive) processes are unacceptable or uneconomical.

     The TechXtract/TM/ technology can be used to remove a wide variety of contaminants from porous surfaces and substrates. This is made possible through tailoring of the chemistry and process for individual contaminant(s) and other project-specific factors. Although the technology has focused on those contaminants which are particularly difficult to remove and which have extremely low acceptable levels for clean-up, the Company believes that modifications can be made in the technology to treat other types of contaminants.

     The technology has been utilized in removing all types of polychlorinated biphenyls ("PCBs") from an array of substrates. The United States Environmental Protection Agency ("EPA") has established a clean-up standard in respect of PCB's of 10 mg/100 cm/2/. Areas and equipment that have been cleaned using the TechXtract/TM/ technology are routinely sampled and tested by independent laboratories which have verified that the contaminant extraction process has been successful in achieving levels of extraction that meet the EPA's cleanup standard.

     EET has also demonstrated TechXtract/TM/'s ability to extract radioactive contaminants for the Department of Energy and several other customers. EET has either demonstrated or developed chemistry and applications for the deradiation of concrete floors and walls, metalworking equipment, tools, lead bricks/shielding, clothing, internal piping, evaporation basins and holding tanks. Deradiation has been effective on both surface and fixed contaminants, as verified by surface smears and by alpha, beta/gamma and x-ray detectors.

     In addition to the other categories of contaminants, EET has successfully modified its technology to address the other hazardous constituents on the EPA's list. As with the other contaminants, the process is most applicable when reduction to below regulatory levels will result in substantial economic benefits to the customer due to opportunities for "delisting" or nonhazardous disposal.

     EET's patent application for the TechXtract/TM/ Process has recently received approval from the United States Patent and Trademark Office. In addition, EET is seeking patent protection for several chemical formulations associated with the TechXtract/TM/ Process. See "Patents and Proprietary Rights." EET has developed certain base blends which are effective for a wide range of contaminants, but can make special formula modifications if required.

EET is also pursuing potential market opportunities for the TechXtract/TM/ technology and formulation in commercial and retail cleaning applications and for the removal of scale in downhole oil drilling and production piping systems.

     When TechXtract/TM/ is used, liability is reduced for the customer in two ways. First, the low volume of waste produced in itself decreases liability. Second, if the customer's other remediation option is total disposal, then incineration of solids is not an alternative. With incineration of the waste liquids from the TechXtract/TM/ Process, hydrocarbon based contaminants are completely destroyed and the generator receives a "certificate of destruction" from the licensed incinerator. Furthermore, once the contaminants are removed from the facility or piece of equipment, they may be able to be delisted as a hazardous waste, and therefore only the site may be able to be given a clean closure status by the EPA or appropriate state regulatory agency. The TechXtract/TM/ Process has been used with approval of or has been used as evidence given to several EPA regions to meet PCB cleanup standards. The TechXtract/TM/ Process was recently included in the remediation plan relating to a consent decree to cleanup PCBs from a series of gas compressor stations owned and operated a major U.S. gas transmission company.

     Management believes the TechXtract/TM/ Process compares favorably to competing processes. The chemicals used in some surface cleaning processes are inherently hazardous, tend to require much higher volumes, and are ineffective on subsurface contamination. Scarification and other physical processes produce large volumes of waste (particularly if there is significant subsurface contamination), create airborne hazards, and therefore only move the problem to another location.

     The TechXtract/TM/ Process has been employed in a number of commercial projects. Prior to its acquisition by the Company, the TechXtract/TM/ Process had been used in over 200 successful projects. The projects range from the removal of PCB contamination from concrete floors and walls of a major steel company in the Midwest to the deradiation of fixed radionuclides at the DOE Nuclear Production and Research Facility in Oak Ridge, Tennessee. In addition, the TechXtract/TM/ Process has been selected for a test demonstration by the EPA as part of the EPA's Superfund Innovative Technology Evaluation (Site) Program.

EET'S WASTE MANAGEMENT SERVICES

     EET's Waste Management Services ("WMS") is a service group providing expertise and project personnel in the identification, packaging, documentation, transportation and disposal of hazardous and special wastes for government, environmental consulting/engineering firms and industry. These services include identification and characterization of unknown wastes, waste consolidation, drum handling, lab packing, and remediation and decontamination of sites and facilities. WMS provides 40-hour Occupational Safety and Health Act ("OSHA")- certified project managers and environmental technicians who can mobilize quickly and economically to the customer's location. The skills and credentials of WMS field personnel are also complementary to those of TechXtract/TM/ field personnel, and can provide extra capacity for peaks in the TechXtract/TM/ business of EET.

     The need for WMS services originates with the Resource Conservation and Recovery Act ("RCRA"), enacted in 1976 and amended in 1984. RCRA is the fundamental driving force behind proper handling and disposal of wastes, and the associated civil and criminal penalties causing manufacturing companies to consider its requirements seriously. RCRA created numerous service industries, including the range of services currently provided by WMS. In general, waste management service companies, like WMS, were formed with the knowledge required for compliance and handling of hazardous waste, and to assist smaller waste generators in the complex analytical and documentation requirements of waste disposal. It is management's belief that EET's WMS enjoys a defendable niche and a set of distinctive competencies in the central Texas waste management business.

     EET's WMS group also has a research laboratory and staff that performs research and analysis to support other EET/NATK project activities. This group can also employ other technologies based on processes for the reduction, removal and stabilization of environmental contaminants in soil, wastewater or groundwater. In this regard, EET has four water and soil treatment patents which have not yet been commercialized to any great extent. However, one commercial system, based on one of these EET patents, for removing metals from a waste stream generated by a plating facility, is currently in use. Furthermore, several feasibility projects using techniques from the soil fixation patent are pending. NATK is currently developing a plan to determine the long-term commercial opportunities for these technologies. Finally, EET's research staff is also used for internal and government-funded research projects relating to NATK's current and future technologies.

INDUSTRIAL PIPE FITTINGS

     In June 1995 the Company acquired Industrial Pipe Fittings, Inc. ("IPF"), a privately held Houston-based manufacturing and distribution company. IPF manufactures and distributes both proprietary and standard thermoplastic fittings for the high-density polyethylene pipe business. In its first year of operation (1994), IPF generated over $500,000 in revenues. IPF principally markets to the industrial, mining and water works industries. The acquisition was accounted for as a pooling of interests by the Company effective June 30, 1995, and as such, historical financial statements of the Company have been restated to include the financial effects of IPF from the date of its inception, January 1, 1994.

     IPF manufactures and distributes products that relate primarily to the high-density polyethylene ("HDPE") market. IPF currently fabricates metallic connectors for various HDPE applications. It also manufactures four types of quick-connect fittings (Victaulic, Gheen, Camlock, Bauer) as well as threaded, weld-end and flanged adaptor fittings. IPF also stocks and distributes related thermoplastic products which complement the use of its existing line of manufactured fittings. IPF has recently expanded its product line to include internally fabricated large diameter HDPE elbows, tees and wyes, as well as a high-quality line of tapping saddles obtained through an exclusive distribution agreement with Alprene SAS of Bologna, Italy.

     The domestic market for HDPE pipe resins is currently estimated by industry trade organizations to exceed $6 billion annually. The domestic market for HDPE-related fittings and supplies is estimated by IPF's management to exceed $1.5 billion. Because of the number of applications of polyethylene, the market is expanding worldwide, particularly in Central and South America.

     IPF currently markets its products within a two-tier plan. First, IPF has alliances with approximately 100 distributors that cover most of the North and South American continents. IPF management believes that this creates greater marketing capacity than could be realized through inside sales efforts only. Secondly, IPF offers customized engineering and specification writings for many end-user applications. At times, this gives IPF exclusivity on large projects that use many of IPF's currently existing product lines.

     IPF currently utilizes a modular-based assembly procedure for manufacturing. Most internally manufactured components are made directly from raw materials and are stocked in appropriate quantities based on demand. Final assembly for large orders is typically done on a per order basis with most shipments of finished goods occurring within days after receipt of a purchase order. IPF management is committed to expanding manufacturing capacity through increased integration and automation. IPF also carries a certain amount of finished goods inventory for quick shipment and to support its distribution of the tapping saddle product line.

     IPF has recently completed the expansion of its manufacturing facilities by adding two more buildings and thus tripled the size of its operations. One building will now house all inventoried items, and the other building will add to IPF's manufacturing floor space. Since being acquired by NATK, IPF has also further upgraded its manufacturing capabilities with the purchase of a Computer Number Controlled ("CNC") lathe, a Vertical Turret Lathe ("VTL"), and a large diameter "YTL" fabrication machine. Management believes that once the YTL machine becomes fully operational, it will give IPF capabilities that few companies have. This machine not only allows the Company to fabricate large diameter fittings of any specification, but the DIPS (Ductile Iron Pipe Size) capabilities of the equipment gives IPF a significant advantage because currently only few competitors can produce these fittings. In addition, this generation of YTL machine is unique in that it provides a way to produce every style of fabricated fittings in any diameter, its full body insert clamps eliminate deflection, it has the ability to make any angled mitered joint, and its computer data logger provides a physical record of all fuses made.

GAIA TECHNOLOGIES' PRODUCTS

     GAIA's technologies utilize a combination of new and recycled thermoplastics mixed under pressure with crumbed rubber made from discarded vehicle tires or virgin synthetic (vulcanized) rubber scraps. The rubber and plastic are uniformly mixed in the feed-reparation stage, where additives may be used to enhance certain physical properties. The mix is then subjected to mechanical work and pressures which increase the temperature and melt the plastic, basically "gluing" the rubber particles and plastics together. The precise proportions of each of the raw materials used vary greatly based upon the desired characteristics of the end product. As the volume of rubber particles decreases and the proportion of thermoplastics increases, the resulting product becomes less flexible, rapidly loses its porosity, and ultimately becomes impervious and rigid rather than flexible. Certain aspects of this technology, including formulations and manufacturing techniques, are covered by six existing patents, and the Company will continue to pursue additional patents as improvements or new innovations are made. However, additional protection for these technologies, over and above these patents, is afforded by the significant amount of practical know-how possessed by GAIA and its management that could only be replicated through significant investment of time and money. The GAIA technologies are currently being applied to produce porous pipe and building materials (currently A/C pads). These technologies could also be used to produce synthetic railroad crossties through a licensing agreement and joint development program with TieTek.

     POROUS PIPE

     GAIA manufactures and sells porous pipe as an integral part of an underground, integrated and engineered distribution network for commercial irrigation. The Company's management believes that GAIA's porous pipe has unique physical, structural and fluid dynamic properties. When used in underground irrigation systems, porous pipe promotes increased crop field, weed control and water conservation. A properly engineered and installed subsurface irrigation system using porous pipe can deliver water, oxygen, nutrients, pesticides and other agricultural chemicals to the root system of a crop.

     GAIA's patented technology and proprietary manufacturing process for its porous pipe converts a mixture of rubber from recycled tires and thermoplastic raw materials into a flexible pipe that is a continuous cylindrical membrane of rubber-plastic polymeric alloy. The process is scientifically controlled to provide a consistent network of capillary pathways through the pipe walls, resulting in a slow, steady and uniform osmotic weep rate when water flows through the pipe at low pressure.

     Porous pipe is a recent commercial irrigation development, spawned by the concern and expense of conventional watering systems and their inefficient application of water. Underground irrigation using porous pipes has numerous advantages over above-ground watering. With above-ground systems, water must enter soil and penetrate through the root zone to benefit plants, a pathway that is often lengthy or difficult. Underground irrigation systems pump water through piping systems, delivering water directly to root structures. In addition, nutrients, air, herbicides and/or insecticides can be directly delivered to the subsurface root zone.

     The efficiency of subsurface porous piping is multi-faceted. Conventional irrigation systems waste significant amounts of valuable water to evaporation and distribution losses, and require disruptive above-ground canals or piping structures. Empirical tests show that underground irrigation consumes as much as 30% less water than its alternatives. Application of farm chemicals is equipment intensive and can result in the waste and environmental impacts from runoff. With porous pipe, simple mixing and injection systems allow for 100% retention in targeted root zones. Porous piping systems can also be effective for introducing aerated water, or even air, and can be used for effluent treating, bioremediation and fish farming.

     GAIA has sold over 28 million feet of porous pipe over the past five years for use in subsurface irrigation systems in the domestic and international markets. GAIA has licensing agreements for the manufacture and sales of porous pipe with companies in Japan and Spain. In addition, GAIA has an agreement with a group in Florida for the development of porous pipe use in commercial landscaping projects. International sales of the product are currently handled through sales agents in target countries and markets. The product is currently being manufactured by GAIA utilizing the facilities and personnel of a company in St.
Francisville, Louisiana pursuant to a tolling agreement.

     BUILDING MATERIALS - AIR CONDITIONER BASE PADS

     The substitution of synthetic materials for naturally derived building materials provides many opportunities for application of GAIA's technologies. Potential opportunities exist for new products because of the potential shortages of natural raw materials, the proven application of the technology to make a range of products, and the almost unlimited number of product possibilities. Currently, GAIA has proven mold designs and compositions for a number of product shapes, including its first product in this category -- support pads for outside air conditioning condenser units.

     Original equipment manufacturers of air conditioning units deliver approximately five million units annually in the United States alone. When each unit is installed, it typically requires a support pad. At a price of $15-20 per pad, this implies a market size of over $50 million per year. This market is an ideal opportunity for GAIA building material products, since the support pad's design is relatively simple yet visible in almost every new construction project. The GAIA product has clear competitive advantages over cement (the traditional pad) and competing synthetics. Distribution agreements are already in place for this product in Texas and in the southeastern U.S. market. The product is currently being manufactured by GAIA utilizing the facilities and personnel of a company in St. Francisville, Louisiana pursuant to a tolling agreement. Sales of this product to date have been somewhat limited by the production capabilities of this new manufacturing system; however, management believes that these start-up problems will be corrected in the near term, and production rates should meet design rates as those problems are solved.

     Extension of GAIA's air conditioning pad business into other construction materials is a natural evolution, particularly in applications requiring rectangular shapes and strong resistance to breakage under impact or weight. Currently, GAIA is investigating the possibility of developing new products for this market, including pallets, oil field mats, roofing shingles, industrial flooring, marine decking and transformer pads.

     RAILROAD CROSSTIES

     A key potential new product for the use of GAIA's technologies is a composite railroad crosstie. As part of the purchase of GAIA Technologies, Inc., NATK has the exclusive rights to acquire Tietek, which currently is working to perfect a prototype synthetic crosstie. The techniques used for these prototypes are based on GAIA's technologies, and initial indications are that the prototypes can function and perform with similar characteristics to a wood tie with regard to toughness, density, elasticity and flexibility. Preliminary testing and evaluation on this product was originally accomplished during 1994 at the Discas Laboratory in Waterbury, Connecticut and was followed by a period of theoretical modeling based on the Discas results. The Polymer Processing Institute in Hoboken, New Jersey was engaged to confirm the properties of the prototypes. The prototype composite railroad crossties that were tested were compounded rubber-plastic mixtures, enhanced by additives and foaming agents. They were extruded on a twin screw extruder that was fed with raw materials that were specifically mixed to generate a product with properties indicative of those required in railroad crosstie service.

     Based on those preliminary results, a major U.S. railroad is working with GAIA and Tietek to complete a series of pilot runs to manufacture composite crossties for deployment under its own tracks and for use in a battery of independent tests, including accelerated aging tests. These pilot runs should result in improved product formulation and validation of the physical characteristics of this product, including both installation and service aspects. The improved product formulation and units from these runs are and will be tested by an independent testing facility at the University of Illinois at Urbana. The railroad intends to install these prototype crossties in a variety of locations, examining their performance under heavy, light and turning traffic. In addition, the Company intends to market this product to other companies worldwide. TieTek currently leases manufacturing space from a plastics manufacturer for product development and production of the crosstie prototypes. If this product proves to have strong commercial application, the Company would exercise its purchase option and its own manufacturing capabilities for the production of these synthetic crossties.

     When and if a commercial product is realized in the domestic crosstie market, there would be natural extensions of this technology to other markets, including the international market, and to similar products. As such, GAIA is currently examining the potential for sales to other rail systems, international marketing and licensing opportunities, and the potential for similarly extruded products such as marine pilings.

     The Company's exercise of the Crosstie Purchase Option is dependent upon the successful completion of the testing program described above and confirmation of the commercial potential for synthetic crossties. As a result, the Company has not given effect, from an accounting point of view, to the Crosstie Purchase Option since, as of the date of this Information Statement and Prospectus, it can not be said to be probable of occurrence.

OTHER NATK TECHNOLOGIES

     OLEOFILTER/TM/ SYSTEM

     The Oleofilter/TM/ System is a patented system developed by Exxon Research and Engineering Corp. ("Exxon") in conjunction with SEREP, a French engineering company. During 1995, the Company and Exxon executed a licensing agreement whereby the Company has full future rights to the Oleofilter/TM/ System in exchange for a one-time licensing fee paid to Exxon. In addition, the Company has negotiated an agreement with SEREP to provide the Company with drawings, filter material and other commercial and technical know-how which should assist the Company to manufacture and market the Oleofilter/TM/ System.

     The Oleofilter/TM/ System is a patented oil/water separation system based on combining an amine-coated ceramic chip technology with a gravimetric separator design that permits both separation of mechanical oil/water emulsions and provides reduction and recovery of emulsified hydrocarbons. The Oleofilter/TM/ System has various applications, including the treatment of contaminated groundwater, bilge and ballast waters, water produced from off-shore drilling platforms and other oil/water mixtures. The Oleofilter/TM/ System competes with many other products/companies designed to meet the requirements of this market. Before selection, each system is judged on its ability to meet specific cleanup standards, complexity of operations, cost of operations, flexibility to changing conditions and initial capital cost of the system. Management believes the Oleofilter/TM/ System compares favorably to other competing products, especially in the areas of meeting cleanup standards, ease of operation, low maintenance cost and flexibility to adapt to changing inlet conditions.

     Application of the Oleofilter/TM/ System was successfully demonstrated by the Company in 1994 in conjunction with tests at a Superfund site administered by the EPA as part of the EPA's Superfund Innovative Technology Evaluation ("SITE") Program. These test results indicated a positive application of this technology in connection with the removal of emulsified oils from water. Other testing efforts have validated the efficacy of the Oleofilter/TM/ System. The U.S. Coast Guard currently certifies a number of the Company's models as compliant with international standards for filtration of offshore discharge, as well as applicable U.S. law. In addition, test results from the Orkney Water Test Center in Scotland indicate a high degree of confidence in oil/water separation within certain input parameters.

     Although the Company had limited success in selling units directly through its prior sublicense arrangement, there are many such units that are in use throughout the world that were sold by prior licensees. Management believes that the Oleofilter/TM/ System can accomplish its stated technical objectives and that the Company can market the system on a commercial basis under its new agreement with Exxon. Current marketing efforts indicate interest by several potential customers. As a result, the Company currently has presented price quotations and/or proposals to potential customers for several Oleofilter/TM/ Systems. The cumulative value of price quotations and proposals currently outstanding exceeds $1 million. However, to date, the Company has been unable to yield any revenues from the sale or application of its Oleofilter/TM/ System, and management can make no assurances that any revenues from the quotes and proposals currently outstanding.

     THE BIOKATT/TM/ PROCESS

     The Biocatalytic Hydrocarbon Upgrade Process (the "BioKatT/TM/ Hydrocarbon Process") is based on enzyme technologies that the Company believes may catalytically alter the molecular structure of long-chain hydrocarbons and simultaneously reduce the sulphur and metal content of the treated hydrocarbons. Development of this technology to date has focused on the upgrading of heavy, sulfurous crude oils. Although other companies are pursuing technologies to biologically upgrade crude oil and/or other petroleum fractions, management believes that the manner in which the BioKatT/TM/ Hydrocarbon Process uses the catalytic properties of enzymes distinguishes it from other competing processes. However, given that the specifics of competing processes are not well defined and are not known to the general industry, the Company cannot completely judge the effectiveness of BioKatT/TM/ versus these other processes.

     The BioKatT/TM/ technology was originally developed by NATK through work related to its other environmental remediation technologies based on certain enzyme solutions and formulations. In the past, NATK has spent over $1 million in its attempts to develop and commercialize this technology. BioKatT/TM/ was the main technology of interest at the time that NATK's new management team took over. The new management team set out to reverify this technology with its own laboratory facilities and staff at EET's WMS laboratories. This reverification was completed in 1995 and has given NATK the data it needed to approach several major oil companies concerning a joint research and commercialization project for this technology. NATK has recently received indications of interest in such a program from several major oil companies. Under such a program, NATK would be reimbursed for the time its employees spend assisting the oil company partner in researching and developing the BioKatT/TM/ technology for its own potential applications. If successfully commercialized, it is anticipated that NATK would receive a small royalty from that partner and be free to market the proven technology to other potential customers. If the technology does prove to have commercial application, the long-term financial effects on NATK could be very substantial, but such benefits, if any, are extremely difficult to estimate at this time. Still, since the potential economic benefits of BioKatT/TM/ are so large and laboratory tests have continued to show consistent positive results, the Company intends to pursue BioKatT/TM/ development and its ultimate commercialization if the Company can attract a capable research partner and the technical results continue to be positive.

     BIOTREAT/TM/ AND TERRAZYME/TM/ TECHNOLOGIES

     The BioTreat/TM/ and Terrazyme/TM/ technologies rely to varying extent upon enzyme and microbe technologies. The principal objective of these two technologies is, through the use of novel or proprietary systems and application of specific enzymes, to secure the remediation of hydrocarbon contaminated soils and other hydrocarbon/solid waste streams.

     The Biotreat/TM/ System involves the treatment of soils in a variety of methods and multiple steps that ultimately rely on microbes and other bacteria to destroy hydrocarbons (oil) contained in the contaminated soils. This is done in conjunction with a mechanical process that involves tilling the soils to achieve maximum penetration and concentration of the microbes and bacteria, and provide microbes with sufficient oxygen and nutrients to live and reproduce.

     The Terrazyme/TM/ System is a mechanical system that uses enzymes and/or other chemistries in conjunction with a process developed by the Company to separate hydrocarbons and segregate different size fractions of soils and sludges. Contaminated soils are fed into the machinery through a mechanical screw or augur feed. As the contaminated material travels up the screw feed it is sprayed with a mixture of enzymes, water and/or other chemicals.

     These two technologies have been used in a variety of projects or field tests over the last several years. In most cases, the technologies have shown some effectiveness, have performed technically and have met the expectations of the Company. It should be noted, however, each of these technologies have certain limits and parameters within which they are either effective or ineffective. In addition, the current economic factors and disposal options affecting the soil remediation market limit the commercial viability of these two technologies. Thus, until there is a significant change in the economic parameters related to the soil remediation market, the Company has suspended funding any additional commercialization efforts pertaining to these two technologies. However, the Company could revitalize its commercialization efforts if changes in the market place so dictate.

COMPETITION

     The Company and its operating groups are active in many different segments of the energy, environmental, natural resources, and related industries. Essentially all of the segments in which the company operates are highly competitive. As such, the Company competes with a large number of companies in substantially all of the markets into which it sells its products and services. The competitors tend to be different for each of the Company's technologies. Many of these competitors are local operations servicing a limited geographic area; however, in various service lines, there are a few large national and regional competitors which have significantly greater resources than the Company.

     As an example, it is estimated that there are over 1,000 companies directly involved in providing some type of environmental remediation services in the United States. These companies would compete (to varying extent) with the Company in areas of TechXtract/TM/, BioTreat/TM/ and Terrazyme/TM/. Further, it is estimated that 35 of these companies account for 65% of the revenue generated in this business segment. Clearly, this market is dominated by companies with significantly larger resources than the Company, including Rust International, Bectel, Fluor, OHM, Morrison Knudson and many others. Similar competition and competitor profiles exist for all of the Company's technologies and businesses.

GOVERNMENTAL REGULATIONS

     State and federal governments have enacted and amended numerous environmental protection laws in response to public concerns about the environment. The operations of the Company and its customers are subject to these evolving laws and related regulations. The principal federal environmental laws that the Company believes are applicable to itself and its customers include The Clean Water Act, The Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), The Resource Conservation and Recovery Act of 1976 ("RCRA"), The Pollution Prevention Act of 1990, and the Superfund Amendments and Reauthorization Act ("SARA"). Most of these laws have state counterparts which are generally at least as stringent as federal laws. The Company believes that this regulatory framework creates the demand for products that control the release of hazardous substances into the environment or facilitate the clean-up of contaminated soils and waters.

     The Clean Water Act or its state counterparts permit the discharge of pollutants into the waters of the United States only in accordance with the terms of a National Pollutant Discharge Elimination System Permit. Similarly, the discharge of pollutants by generators into a sanitary sewer system that leads to a local Publicly Owned Treatment Works ("POTW") is regulated by state and local laws and by local permitting requirements, as are the discharges by the POTW's themselves of their waste streams onto land or into surface water bodies.

     RCRA provides a comprehensive framework for the regulation of the generation and transportation of solid and hazardous waste, as well as for the treatment, storage and disposal of such waste. RCRA is intended to provide a "cradle to grave" system for the control of hazardous waste; that is, regulation of wastes from the time they are generated until they are properly disposed of. Both civil and criminal liability may be imposed on parties that fail to comply with RCRA's requirements. RCRA requires that hazardous waste generators, transporters or operators of hazardous waste treatment, storage and disposal facilities, meet strict standards set by governmental agencies, and in certain instances, obtain and comply with RCRA permits.

     The Pollution Prevention Act of 1990 establishes pollution prevention as a national objective, naming it a primary goal wherever feasible. According to this Act, where pollution cannot be prevented, material should be recycled, reduced or minimized in an environmentally safe manner.

     CERCLA and SARA (the "Superfund" laws) provide for the investigation and remediation of hazardous waste sites. Under Superfund, parties who own or operate sites or facilities contaminated by hazardous substances or who have generated hazardous substances or which have arranged for the transportation or disposal of hazardous substances may be subject to strict, joint and several liability for the investigation and remediation of contamination associated with those hazardous substances. Superfund's remedy selection process includes a preference for innovative technology as well as technology which reduces the volume of waste materials. Regulations under Superfund require that any hazardous substances remaining on-site meet: (i) applicable; and (ii) relevant and appropriate regulatory requirements. This may create an incentive to utilize technologies that can potentially recycle hazardous waste, transform such waste into non-hazardous by-products or reduce waste volumes. Under SARA, parties engaged in Superfund or RCRA remedial actions may, in certain circumstances, be able to use an environmental technology without the need to conform with all aspects of the permit application procedures that would otherwise be required under RCRA, the Clean Air Act, or other applicable environmental laws.

     Many of the same federal and state laws and regulations that affect the Company's customers may also directly regulate the Company's own operations or create potential liabilities for the Company. With respect to permits and permitting requirements, the Company's own operations include the use of small amounts of various hazardous substances, both in the use of its processes and the testing of those processes on various waste streams and the testing and maintenance of the Company's processes and technologies in the field. Because the handling, use, treatment and storage of disposal of hazardous substances and waste are a highly regulated activity, many of these activities require the procurement of federal, state or local government permits and approvals.

     Obtaining and maintaining these permits and approvals generally require strict compliance with exacting regulatory requirements. Accordingly, permit applications are subject to denials, and the permits themselves are subject to suspension, modification or revocation for failure to meet applicable requirements. The failure by the Company to obtain a permit or to comply with permit requirements in its operations could potentially subject the Company to liabilities under the various federal, state, or environmental laws. Similarly, the failure by the Company's customers to obtain such permits or approvals, or to comply with permit requirements could subject them to environmental liabilities as well and could affect the demand for the Company's services and products. If existing environmental laws and regulations are amended, interpreted or enforced differently than at present, or if new environmental laws or regulations are enacted or promulgated, the Company or its customers may be required to obtain additional permits or approvals or modify their handling, use, treatment, storage or disposal of hazardous substances or waste. Failure to comply with such laws could have a material impact on the demand for the Company's products and services or could subject the Company or its customers to unanticipated and material penalties.

     Although the Company does not generate streams of waste, the Company, like its customers, may be potentially subject to environmental liabilities with respect to the investigation or clean-up of hazardous waste sites. Regulatory agencies may argue, for example, that in instances where the Company's system is utilized to treat hazardous waste, the Company would be potentially liable under the Superfund law, as an "owner" or "operator" of a "facility" for any releases of hazardous substances from that system, even if the Company did not cause the release, and even if the Company was not negligent. Although the Company believes that the risk is minimal that the Company would ever be found by a court or regulatory agency to be liable for the investigation or clean-up of a hazardous waste site, the cost associated with such a finding could be substantial.

     In addition, the Company is also potentially liable for damages suffered by its customers or others under environmental laws and regulations, indemnification provisions of certain contracts with customers, or various tort or contract law theories in the event that there are liabilities arising from the failure or malfunction of the design, construction or operation of any of the Company's systems or processes. Although the Company does maintain liability insurance, there can be no assurances that such insurance would cover any or all environmental tort or contract liabilities that could potentially be imposed on the Company. There can be no assurance that the Company will not be adversely affected by a claim by a governmental agency or by a private party regarding environmental or related liabilities.

     The Company has developed plans to take appropriate measures to reduce its exposure to Superfund liability, including, implementing strict operational guidelines for the handling and disposal of contaminated waste, as well as seeking contractual protection from its customers.

SALES, MARKETING AND JOINT VENTURE AGREEMENTS

     As a result of the acquisitions that were effected by the Company in 1995, the subsequent restructuring of the Company's management, and the evolution of a new operating strategy for NATK, the Company's approach to sales and marketing has changed significantly during and subsequent to 1995. The Company now has a sales and marketing strategy for each of its businesses designed to meet the needs of the structure of their specific market and industry. To varying extent and depending on the specific needs of the market, the Company now employs or anticipates using a full range of sales and marketing techniques, including an internal sales staff, manufacturers representatives, licensees, finders' incentive programs, joint ventures, advertising and other promotional programs. In addition, the Company has developed an in-depth strategic marketing and sales plan for each of its products and services and operating units. Sales targets for each product and service have been established and all marketing and sales programs are assessed against their ability to meet those targets. The Company anticipates that it will continue to evolve its sales and marketing strategy as its products and services continue to expand and its new technologies become more accepted in the marketplace. The following is a summary of the Company's sales and marketing strategy by business or technology.

================================================================================
Businesses and Technologies           Target              Sales and Marketing
                                Markets/Industries              Efforts
- --------------------------------------------------------------------------------
EET's TechXtract/TM/ Process Remediation Companies,    Direct Sales, Licensees,
                             Heavy Industrial          Finders' Program,
                             Customers, Department     Advertising, Direct
                             of Energy, Department     Mail, Technical
                             of Defense, Commercial    Papers/Presentation.
                             Cleaning Companies, Oil
                             Field Service, Gas
                             Transmission, Utility
                             Companies.
- --------------------------------------------------------------------------------
EET's Waste Management       Light Industrial          Direct Sales, Direct
 Group                       Customers, State          Mail, Trade Shows,
                             Agencies, Environmental   Customer Referrals.
                             Consultants,
                             Transportation
                             Companies, Small
                             Quantity Generators
                             (all located in central
                             Texas market).
- --------------------------------------------------------------------------------
Industrial Pipe Fittings     Mining, Environmental     Direct Sales, Pipe
                             Contractors, Landfills,   Distributors, Direct
                             Water Works, Gas          Mail, Trade Shows,
                             Utilities.                Advertising.
- --------------------------------------------------------------------------------

GAIA Technologies Porous     Irrigation Equipment      Direct Sales,
 Pipe                        Suppliers, Commercial     International Agents,
                             Farms, Commercial         Joint Ventures,
                             Landscape Contractors,    Licensees, Direct Mail,
                             International             Video, Trade Shows.
                             Agricultural Business.
- --------------------------------------------------------------------------------

GAIA Technologies A/C Pads   U.S. Air Conditioning     Manufacturer
                             Supply Industry.          Representatives, Direct
                                                       Mail.
- --------------------------------------------------------------------------------

Oleofilter/TM/ System        Light Industrial          Manufacturer
                             Customers, Terminals,     Representatives, Direct
                             Offshore Platforms,       Sales, Direct Mail,
                             Refineries,               Trade Shows, advertising.
                             Petrochemical Plants,
                             Superfund Sites, Water
                             Treatment Supplies.
- --------------------------------------------------------------------------------

================================================================================
Businesses and Technologies           Target              Sales and Marketing
                                Markets/Industries              Efforts
- --------------------------------------------------------------------------------
 BioKat/TM/ Hydrocarbon      Heavy Crude Oil           Direct Sales to
  Process                    Production Companies.     Potential Joint Ventures
                                                       Partners.
- --------------------------------------------------------------------------------

GAIA Technologies Railroad   Major U.S. and            Awaiting completion of
 Crossties                   International             development efforts.
                             Railroads, Railroad
                             Maintenance Companies.
- --------------------------------------------------------------------------------

BioTreat/TM/ System          Remediation Companies,    Sales and Marketing
                             Waste Disposal            efforts have been
                             Companies, Contaminated   suspended.
                             Property Owners.

- --------------------------------------------------------------------------------
Terrazyme/TM/ System         Remediation Companies,    Sales and Marketing
                             Waste Disposal            efforts have been
                             Companies, Contaminated   suspended.
                             Property Owners.
================================================================================

     Historically, the Company had attempted to market its technologies through teaming arrangements and joint ventures with select partners in specified geographic regions. In addition, through its officers, directors and consultants, the Company actively engaged in ad hoc sales and marketing efforts directed towards governmental agencies, branches of the defense department and private industry. The Company's limited capital resources, in the past, precluded its ability to finance the development and staffing of an internal sales force. However, the Company's new strategy, new management, and stronger financial structure now allows the Company to implement a much broader and stronger sales and marketing plan as outlined above. As such, the Company's historical joint ventures and teaming arrangements will play a much smaller role in marketing the Company's products and services in the future. The Company believes that it is likely only a small portion of its future revenues will be generated by its existing joint ventures. However, new joint ventures developed in the future may offer new opportunities for sales and product development and will be used when deemed favorable for the Company.

     In addition, the Company's joint ventures and teaming arrangements, in the past, were motivated as a financing strategy. In certain instances, joint venture partners paid the Company for the exclusive right to market its technologies in specified areas. Since the Company's resources were somewhat limited, these arrangements were often undertaken as a means to secure additional working capital for the Company. In other cases, no advance payments were made, however, the joint venture partner agreed to fund certain operating or other expenses of the ventures. Regardless of the purpose behind their initial formation, the Company's past joint venture arrangements have, to date, generated no material revenues or made any technical progress. Management does not believe that its past joint ventures will add any significant opportunities in the future, and is not actively operating any of these joint ventures at this time.

PATENTS AND PROPRIETARY RIGHTS

     The Company is the beneficiary of patent protection on the Oleofilter/TM/ and TechXtract/TM/ Process. In addition, EET holds four other patents on environmental treatment technologies that may have commercial value but have not yet produced any significant revenue. Furthermore, GAIA holds six patents on the compounding, molding and extrusion of shapes and structures using recycled polymers. These technologies form the basis for manufacturing products which GAIA has sold historically or which are under development. In addition, the Company intends to apply for patents for other of its technologies as they are developed, if such patent protection is available and advantageous to the Company. Beyond these current or future patents, there is currently no patent protection for any other of the Company's products or technologies. While the Company believes it possesses proprietary rights to some of its other products and technologies including unpatented trade secrets and know-how, and that its continuing technological innovations will enable it to maintain a competitive position in the manufacture and use of its products and services, no assurances can be given that others will not independently develop substantially equivalent proprietary information and technology or otherwise gain access to the Company's trade secrets or disclose such technology, nor can the Company assure that it can meaningfully protect its unpatented trade secrets. As used in this context and throughout this Information Statement and Prospectus, "proprietary information" refers to technology, mechanical configurations, chemical information or formulations, processes, applications techniques and/or other know-how developed by the Company and its employees or consultants.

WARRANTY

     Typically, the Company provides its services and technologies on an "as is" or "best efforts" basis. As such, no warranty is expressed or implied.
However, in some cases, some limited "warranties" do apply. For example, EET sometimes provides its TechXtract/TM/ services on a "guaranteed results" basis. That is, EET must decontaminate to a preset, verifiable level or the customer will not be required to pay. However, once the cleanup standard is met, no future guarantee is given or required. In only very limited instances, has EET not been paid for the work in connection with this guarantee, amounting to $10,000 in the aggregate. Although the Company has not developed a warranty policy for its Oleofilter/TM/, it is likely that some type of limited mechanical warranty may be required. For both GAIA and IPF, the Company does assume some responsibility that the products they manufacture will perform as indicated in company literature. If the products are used as instructed and fail, the Company, at times, will replace the product at no cost to the customer. To date, such replacement of failed or discarded products has not been significant. In addition, the Company carries product liability insurance when it is deemed necessary. Management believes its product liability insurance is sufficient for its purposes and warranty issues are not significant.

HUMAN RESOURCES

     The Company currently employs 48 full-time employees and consultants.
Eight of the employees are in management, eight in administrative and accounting, two in research and development, six in sales, and twenty-four in operations. Ten of the Company's employees have employment agreements. None of its employees are covered by collective bargaining agreements. All of the Company's personnel, as well as companies with which it has an ongoing relationship, however, are covered by noncircumvention, nondisclosure agreements over the Company's technologies. The Company believes that its relations with its employees are good.

MATERIAL OUTSTANDING LITIGATION

     Kellert et al. v. Mail Boxes Etc., USA, Inc., et al. is an action commenced in November 1988 in the New York State Supreme Court for New York County by one of the former franchisees of MBE against the Company, MBE and several individual officers and former officers of the Company. Plaintiff alleged that the Company failed to provide plaintiff with an offering prospectus in violation of New York State franchise law and made false representations regarding revenues, earnings and profits from both existing and new franchise centers. Plaintiff sought damages in excess of $425,000. The Court recently granted the Company's motion to dismiss the action based upon the plaintiff's failure to prosecute the action. [The Plaintiff responded by filing a motion to reinstate the action, which is now before the Court.]

     Winch v. North American Technologies, Inc., et al. On or about April 23, 1993, Douglas Winch commenced an action against North American Technologies, Inc. ("NAT"), a wholly owned Canadian subsidiary of the Company, Peter W. Fisher, a former officer and director of NAT's predecessor corporation, John H. McPhedran and J.H. & J.K.M. Corporation, Ltd. This is an action for specific performance of an alleged agreement between NAT and the plaintiff for the delivery of 200,000 common shares of NAT and damages for failure to provide such shares on a timely basis.

     The plaintiff has claimed against all defendants damages in the amount of Cdn. $1.5 million, punitive and exemplary damages in the amount of Cdn. $200,000 and an interlocutory injunction to prevent the defendants from trading in the shares of NAT pending a final disposition of the action. The proceeding is pending as of the date of this Report. The plaintiff has indicated that he intends to amend his Statement of Claim. Because the outcome of this matter cannot presently be determined, no adjustments have been made to the consolidated financial statements.

     Thomas W. Reid v. North American Gold Corp. and Karr Capital, Inc., is a matter commenced in July 1993 in the 134th Judicial District Court of Dallas County, Texas, by Thomas Reid against North American Gold Corp., which was the corporate predecessor of NAT, a wholly owned subsidiary of the Company. Mr. Reid alleges in his complaint that he was denied the right to purchase 150,000 shares of stock of North American Gold Corp. for $.50 per share. Mr. Reid sued for conveyance of the stock or alternatively for damages, plus attorneys' fees. Mr. Reid's claim is based upon a letter dated July 17, 1991, purportedly signed by Mr. Robert Ciccarelli as President of Karr Capital, an unrelated Canadian corporation. Discovery is ongoing, and management cannot evaluate the Company's exposure at this time.

     North American Technologies Group, Inc. and North Environmental Group, Inc.
v. James E. Impero, Robyn Impero, Val Weaver and The Impero Family Trust. On April 10, 1995, the Company and its subsidiary, North American Environmental Group, Inc., filed a lawsuit in the District Court of Harris County, Texas against James Impero, a former officer and director of the Company and Val Weaver, an officer of a subsidiary of the Company. The Company is seeking a temporary injunction, permanent injunction and substantial monetary damages based on claims against Mr. Impero which include breaches of his fiduciary duties of care, loyalty and obedience, tortious acts against the Company and defamation of the Company's business reputation. The Company's claims against Mr. Weaver include the breach of his fiduciary duties of care, loyalty and tortious acts against the Company based on his alleged aid to Impero in many of Impero's activities. The Company alleges that Mr. Impero usurped corporate opportunities, diverted business from the Company, and subsequent to his resignation, he has made damaging statements about the Company. In apparent response to this lawsuit, Mr. Impero and Mr. Weaver each filed a lawsuit against the Company and other parties in June 1995 in the U.S. District Court in Maryland. Mr. Weaver also filed a lawsuit against the Company in a state court in Maryland. The lawsuit filed by Mr. Impero has been dismissed. The lawsuit filed by Mr. Weaver in the U.S. District Court in Maryland has been remanded to Texas. No activity in the lawsuit filed in Maryland state court has occurred pending an appeal by Mr. Weaver's attorney.

     If the foregoing litigation is decided against the Company, it could have a material adverse effect on the financial condition and results of operations of the Company. See "RISK FACTORS."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND AND BASIS OF PRESENTATION

     Prior to the acquisitions in 1995 of EET, IPF and GAIA, the Company was a development-stage company engaged in the development, acquisition and application of technologies in the environmental and energy industries. Until such acquisitions, the Company had limited revenues, consisting primarily of payments for demonstration projects.

     The Company ended its development-stage status by virtue of its acquisitions on March 7, 1995 of EET, on June 30, 1995 of IPF, and on December 29, 1995 of GAIA. EET's TechXtract/TM/ Process has been used in over 200 successful projects and has generated for EET revenues of approximately $1,900,000 from its inception through December 31, 1995. In addition, EET generated revenues of approximately $1,500,000 from environmental services in the same period which were not related to the TechXtract/TM/ Process. IPF generated revenues of approximately $1,400,000 from its inception through December 31, 1995. GAIA's patented process for manufacturing products from recycled rubber began generating revenues for the Company in the first quarter of 1996.

     The acquisitions of EET and IPF were accomplished through mergers pursuant to which an aggregate of 3,070,729 shares of the Company's Common Stock and 71,000 common stock purchase warrants were issued to former EET and IPF security holders. The acquisition of substantially all the assets of GAIA was accomplished for the following consideration: (a) issuance of 1,666,667 shares of the Company's Common Stock, (b) payment of $305,500 in cash, (c) the issuance of a 90-day promissory note by the Company in the principal amount of $1,050,000, (d) forgiveness of certain debt obligations (together with all interest owed thereon) owed by GAIA to the Company of approximately $1,881,400; and (e) assumption of approximately $194,000 in account payable obligations.

     The acquisitions of EET and IPF have been accounted for as poolings-of-interests. Accordingly, the Company's consolidated financial statements have been restated to include the accounts of EET and IPF from their respective dates of inception, August 1993 and January 1994. The acquisition of GAIA has been accounted for under the purchase method of accounting. Accordingly, the consolidated results of operations of the Company do not include the operations of GAIA, which will be included in future results of operations from the effective date of the acquisition, December 29, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily through private placements of its equity securities and convertible debentures, short-term loans and proceeds received from the exercise of its warrants and options to acquire its securities. The Company continued to use the placement of such securities during 1995 and through April 8, 1996 to generate the cash needed to fund its operating losses and capital requirements, and to complete the acquisition of GAIA. Specifically, during 1995 the Company used net cash of $4,333,000 for operating activities and $3,440,000 for investing activities, while the net cash proceeds from financing activities was $4,840,000. The debt and equity transactions for 1995 and through April 8, 1996 are described below.

Common Stock

     The Company received net proceeds of approximately $2,110,000 from the sale of the Company Common Stock throughout 1995.

13-1/2% Convertible Subordinated Notes

     In September 1995, the Company received cash proceeds of $2,700,000 from the placement of its convertible subordinated notes (the "Notes") and warrants to acquire 2,700,000 shares of the Company's Common Stock (the "Note Warrants"). The Notes bear interest at 13-1/2% per annum, which is payable semi-annually but may be deferred during the first three years at the option of the Company. The principal amount of the Note plus the deferred interest, if any, is convertible at the option of the holders into shares of the Company's Common Stock at a conversion price of $1.00 per share, subject to certain adjustments, at any time after September 22, 1996 and prior to maturity on September 22, 2000. Repayment of the unconverted portion of the principal amount is due in one balloon payment on September 22, 2000. The indebtedness evidenced by the Notes is subordinated to certain existing and future indebtedness of the Company.

     On April 8, 1996, the Notes and the Note Warrants were converted into 27,000 shares of the Company's Series F Convertible Preferred Stock ("Series F Shares") and new warrants to purchase 2,700,000 shares of the Company's Common Stock. See discussion below. The Company elected to defer the interest payment relating to the Notes that was due on March 22, 1996. However, interest of approximately $198,000 (which includes the deferred interest) was paid to the note holders on April 8, 1996 in conjunction with the conversion into the Series F Shares.

     Approximately $1,035,000 of the net proceeds received from the Notes was used to fund a loan to GAIA prior to its acquisition on December 29, 1995. This loan was forgiven as part of the purchase price consideration.

Series D Convertible Preferred Stock

     On December 28, 1995, the Company received net proceeds of $750,000 from the issuance of 30 shares of Series D Convertible Preferred Stock ("Series D Shares"). The holders of the Series D Shares are entitled to dividends, payable quarterly at a per annum rate of $3,750 per Series D Share and certain liquidation preferences. At the option of the holder, the Series D Shares may be converted into the Company's Common Stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock, or (b) $.875 per share.Twenty Series D Shares have been converted through May 20, 1996, resulting in the issuance of 811,724 shares of the Company's Common Stock. The remaining 10 Series D Shares are currently available for conversion. At March 31, 1996, the Company owed dividends of approximately $28,000 to the holders of the Series D Shares.

     Approximately $305,500 of the proceeds received from the Series D Shares was used to complete the acquisition of GAIA on December 29, 1995.

Series E Convertible Preferred Stock

     In February and March 1996, the Company received net proceeds of $1,218,750 from the issuance of 50 shares of Series E Convertible Preferred Stock ("Series E Shares"). The holders of the Series E Shares have certain liquidation preferences and are not entitled to any dividends. At the option of the holder, the Series E Shares may be converted into the Company's Common Stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock, or (b) $1.50 per share. One-fourth of the Series E Shares can be converted after August 1996, with another one-fourth available for conversion every three months thereafter.

Series F Convertible Preferred Stock

     In April and May 1996, the Company issued 92,500 shares of Series F Convertible Preferred Stock ("Series F Shares") and warrants to acquire 9,250,000 shares of the Company's Common Stock (the "Series F Warrants"). Cash proceeds of $6,550,000 was received for 65,500 Series F Shares and 6,550,000 Series F Warrants. The remaining 27,000 Series F Shares and 2,700,000 Series F Warrants were issued in exchange for the surrender of the Notes and the Note Warrants. See discussion above. The Series F Warrants have an exercise price of $1.00 per share, subject to certain adjustments, and expire on April 8, 2004.

     Dividends accrue on the Series F Shares at a per annum rate of $13.50 per share and are payable semi-annually. The Company may elect to defer and accrue dividend payments during the first three years, in which case each holder may elect to receive payment of the dividend in the form of additional Series F
Shares.   The holders of the Series F Shares have certain liquidation preferences. The Series F Shares may be converted into Company Common Stock at the option of the holder using a conversion rate, subject to certain adjustments, of $1.00 per share. On or after April 8, 2001, the Series F Shares can be converted at the holder's option at the lower of (a) the then-current conversion price, or (b) a calculated value utilizing a discount to the market price, as defined, of the Company's Common Stock. The Company may redeem the Series F Shares at face value on or after April 8, 2004.

     Each Series F Share entitles the holder thereof to the number of votes equal to the number of shares of Common Stock into which such Series F Share may be converted from time to time. In addition, the Company has agreed to cause its Board of Directors to be increased to nine positions, four of which may be filled by nominees selected by the holders of the Series F Shares.

     The preferred stock purchase agreement and the certificate of designation for the Series F Shares contain certain covenants which, if breached by the Company, provide for certain remedies. Certain of these covenants are considered outside of the Company's control. These covenants include, among other things, that the Company obtain a minimum net worth, as defined in the agreement, by December 31, 2000. For breach of these covenants that are outside of the Company's control, the remedy allows the Series F holders to convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted, or (b) a calculated value utilizing a discount to the market price, as defined. Also, the stock purchase agreement contains certain covenants that are considered within the control of the Company. These covenants, among other things, require the delivery of financial information and restrict the Company from incurring additional debt if, immediately upon incurrence of such debt, the Company's debt-to-equity ratio exceeds a certain ratio, as defined by the agreement. For breach of these covenants that are within the Company's control the remedies allow the Series F holders to elect a majority of the Company's Board of Directors and to either
(1) convert their shares into the Company's Common Stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted, or (b) a calculated value utilizing a discount to the market price, as defined; or (2) request the Company to redeem their shares. If the Series F holders elect redemption, the shares will be redeemed at the greater of (a) the fair market value, as defined, or (b) the initial purchase price, plus unpaid dividends and interest, if any. At the Company's option, the shares may be redeemed with cash or a three-year promissory note.

     Of the proceeds received from the Series F Shares, $1,050,000 was used to repay the outstanding principal balance on the note issued on December 29, 1995 to GAIA Holdings, Inc. related to the acquisition of the assets of GAIA. The Company has an additional 7,500 Series F Shares that are authorized and could be issued for consideration of $750,000 under the same terms and conditions upon approval of the holders of existing Series F Shares.

     As a result of the financing transactions described above, the Company believes it has sufficient cash available to finance the Company's operations during 1996. As shown in the pro forma balance sheet, as of December 31, 1995, the Company had a pro forma cash balance of $5,902,000, pro forma working capital of $5,337,000 and pro forma stockholders' equity of $10,505,000. Depending upon the availability of traditional secured debt financing for both working capital and capital expenditures, and the amount of cash needed to consummate future acquisitions, if any, the cash received from these equity placements could provide operating capital through 1997.

Transactions Relating to Euro Scotia Funding Limited

     In April 1993, the Company had invested $2,554,859 with Euro Scotia Funding Limited (ESF) in exchange for a secured note receivable, which the Company could call upon thirty days' notice to ESF. Through April 1994, income from the note was generated from the management, by ESF, of investments in various margin transactions involving U.S. and other governmental debt securities, currency forward exchange contracts and certain corporate debt and equity securities. Under the terms of the note, the Company and ESF shared equally in trading profits. For the years ended December 31, 1995, 1994 and 1993, the Company recognized interest income totaling $283,966, $85,832 and $523,623, respectively, and trading profits for the years ended December 31, 1994 and 1993 totaling $512,312 and $2,169,672, respectively.

     Effective December 31, 1994, the Company renegotiated the terms of the note receivable from ESF. Under the new agreement, ESF was to repay the note in ten semi-annual installments of $327,885, plus interest at 10% per annum, commencing July 1, 1995. ESF elected, as permitted under the agreement, to prepay as of December 31, 1994 the earliest payments using the amounts owed to it by the Company for borrowings under the line of credit agreement and for services rendered. At December 31, 1994, the face value of the original note plus accrued interest receivable totaled $3,278,857, borrowings under the line of credit plus accrued interest payable totaled $356,473, and amounts owed to ESF for services totaled $121,621. The net balance of $2,800,763 was reflected on the consolidated balance sheet at December 31, 1994.

     The note was to be collateralized by $3,200,000 in U.S. Treasury obligations held by a third-party brokerage firm for the benefit of the Company. ESF had signed an irrevocable power of attorney to the Company giving it the ability to seize the collateral in the event of a default, provided that such default was not cured within thirty days after written notice. In addition, there were irrevocable instructions provided to the brokerage firm stating that ESF would be allowed to trade the securities constituting the collateral. However, the securities had to be substituted with U.S. treasuries, and the value of such securities could not fall below the lesser of $3,200,000 or 110% of the outstanding principal balance on the note.

     The semi-annual payment due January 1996, in accordance with the note agreement, was not paid by ESF. During the fourth quarter of 1995, the Company learned that the brokerage firm that holds the collateral for the ESF note and an affiliate of ESF were named as defendants in a lawsuit filed by the Florida Department of Insurance in which it is alleged, among other things, that such brokerage firm issued false account confirmations. The Company also learned that such brokerage firm has applied for withdrawal as a registered broker/dealer in a number of states, including the state in which such securities were to have been held.

     In early 1996, the Company also learned that the United States Securities and Exchange Commission sought and was granted in late December 1995 a temporary restraining order against certain affiliates of ESF in the United States District Court for the District of Colorado that, among other things, froze investor funds of the defendants and certain of their affiliates, and required each such party to prevent the disposition, transfer or other disposal of any of their funds or other assets then held by them, under their control or over which they exercised investment or other authority.

     After learning of the lawsuit, the Company unsuccessfully attempted to gain reliable information about the existence and value of the securities that were to have been held for the Company's benefit in connection with the ESF note. Accordingly, as of December 31, 1995, the Company decided to write off the note receivable of $2,800,763 and accrued interest recognized during 1995 of $283,966, for a total loss of $3,084,729.

     The Company has made demand for payment of the ESF note, in accordance with the agreement, and is exploring other legal remedies available against ESF and the brokerage firm charged with holding the collateral for the note.

Acquisitions

     During 1995 the Company completed three acquisitions: EET, IPF and GAIA. The aggregate consideration paid for these acquisitions was (a) 4,737,396 shares of the Company's Common Stock; (b) $305,500 cash; (c) forgiveness of amounts due to the Company of $1,881,400; (d) issuance of a 90-day promissory note of $1,050,000; (e) 71,000 warrants to purchase Company Common Stock; and (f) assumption of approximately

$194,000 in account payable obligations. In addition, as a result of the acquisition of EET, the Company advanced cash to EET for it to repay certain outstanding debt obligations totaling $612,500. The Company also redeemed EET's outstanding preferred stock of $305,000.

     Simultaneous with the acquisition of GAIA, the Company entered into a Crosstie Purchase Option and Loan Agreement with TieTek, Inc. ("TieTek"), a newly formed corporation owned by three individuals, two of whom are officers of the Company's new subsidiary, GAIA Technologies, Inc. Pursuant to this agreement, the Company is obligated to lend up to $1,500,000 (the "Crosstie Loan") to TieTek for it to use in the development of an alternative railroad crosstie manufactured from recycled rubber using GAIA's patented and proprietary technologies. Amounts advanced to TieTek bear interest at 10% and are due two years after the earlier of (a) the date on which the Company provides notice to TieTek that it will not exercise its option to purchase all the capital stock of TieTek (the "Crosstie Purchase Option"), or (b) the expiration of the Crosstie Purchase Option Period, which is a two-year period unless extended by one year upon the occurrence of certain events. The consideration for acquiring TieTek utilizing the Crosstie Purchase Option would be the forgiveness of all the then-outstanding indebtedness under the Crosstie Loan and payment of certain royalties based on certain products sold by TieTek over a fifteen-year period. As of December 31, 1995, the Company had advanced $220,000 under the Crosstie Loan. The Crosstie Loan is collateralized by a pledge of, and a lien on, all of TieTek's assets and capital stock, and 666,667 shares of the Company's Common Stock.

Other

     In January 1996, an officer and director of the Company loaned $250,000 to IPF under the terms of a promissory note. The note bears interest at 13% per annum, requires monthly payments of $5,700 and matures in January 1999. Proceeds from the note were used by IPF to purchase a machine for fabricating wyes, tees and els. The equipment purchased serves as collateral for the note.

     The Company entered into an agreement with its former Chairman of the Board in July 1995, as amended in December 1995, which provides for, among other things, a payment of $250,000 in settlement of his five-year employment contract, payable in bi-weekly installments of $11,538 beginning in January 1996. The outstanding balance was repaid in full in April 1996.

     The Company is a defendant in several legal actions which, if decided against the Company, could have a material adverse effect on the financial condition of the Company.

New Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121). SFAS No. 121 requires, among other things, that impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations. The Company adopted SFAS No. 121 in the first quarter of 1996, and its implementation did not have a material effect on the consolidated financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB No. 25) for all arrangements under which employees receive shares of stock or other equity investments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. Beginning with the 1996 Annual Report on Form 10-KSB the Company will be required to provide additional disclosure providing proforma effects as if the Company had elected to adopt SFAS No. 123.

RESULTS OF OPERATIONS

Analysis Of Years Ended December 31, 1995 ("1995") And December 31, 1994
- ------------------------------------------------------------------------
("1994")
- --------

     The total net loss for 1995 of $7,340,000 reflects an increase of $2,404,000 from the 1994 net loss of $4,936,000. This increase in net loss occurred despite an increase in revenues and gross profits due to an increase in selling, general and administrative expenses and an increase in other expenses. Specifically, revenues increased $697,000, generating an increase in gross profits of $131,000; selling, general and administrative expenses increased $1,313,000; research and development expenses decreased $910,000; and other expenses increased $2,249,000, each as described in detail below.

Revenues

     The increase in revenues of $697,000 in 1995 reflects increased sales volume by both IPF and EET. IPF's growth in monthly shipments is reflected in its revenue increase of $400,000. EET contributed to the balance of the revenue growth by increasing sales of its services $297,000 in 1995. Revenue increases are attributable to increased marketing efforts undertaken in 1995 by each of the Company's principal operating units. Prices for the Company's products and services remained stable during 1995. The Company expects revenues to increase significantly in 1996 due to the commencement in the first quarter of commercial sales of GAIA's air conditioning condenser support pads and increased management attention to marketing now that the Company's business restructuring is substantially complete. While market acceptance of the support pad is encouraging, such revenues may be limited by plant capacity. Furthermore, the Company's revenues from its TechXtract/TM/ Process remain subject to uncertainties caused by the difficulties associated with the project nature of its past business strategy and with marketing to governmental units such as the Department of Energy. As a result, the Company is evaluating additional opportunities for commercial revenues of the TechXtract/TM/ Process.

Gross Profit

     Although revenues increased 36%, the gross profit percentage decreased from 41% in 1994 to 35% in 1995. This decrease in gross profit was due primarily to lower margins experienced earlier in 1995 by EET which resulted from higher than anticipated out-of-town expenses and contract labor costs on certain projects undertaken and completed by EET in 1995 as compared with 1994.

Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased $1,313,000 during 1995 compared with 1994 primarily as a result of the effect of increased legal fees, the expenses associated with the management restructuring completed in 1995, and the addition of new officers to the Company, each as described below.

     Legal fees increased $550,000 in 1995, reflecting the effect of increased outside counsel costs and other direct expenses associated with management's decision to actively pursue the resolution of several outstanding lawsuits, including the arbitration hearings that concluded in February 1996 relating to Bio Trace International, Inc. and the activity early in 1995 relating to the lawsuit against a former officer and director of the Company. Neither of these lawsuits should contribute significantly to legal expenses in 1996. Another factor for the increase in fees relates to the acquisition of EET and IPF. Since each acquisition was accounted for as a pooling of interest, all related costs were expensed in the consolidated statement of loss for 1995.

     Restructuring costs contributed to an increase of $500,000 in 1995. This consisted of the one-time accruals and/or payments for the following: (a) $250,000 for settlement of the five-year employment contract of the former Chairman of the Company; (b) $100,000 in severance costs for seven employees no longer with the Company; (c) $50,000 in facility closing costs or for the termination of equipment rental contracts; and (d) $100,000 in consulting contracts and related expenses that were terminated in 1995.

     The Company also employed two new officers in late March and early April 1995. Including relocation costs and prorated salary amounts, the addition of these employees accounted for an increase of approximately $250,000 in 1995.

Research and Development Expenses

     Research and development expenses decreased $910,000 in 1995 due primarily as a result of decreased lab testing fees and the termination or completion of various consulting arrangements. Research and development expenses should continue to decrease in 1996 to reflect management's focus on the commercialization of its existing products. However, the Company is expecting to spend in excess of $350,000 a year on research and development to support the Company's technologies.

Other Income and Expense

     Other income and expense increased from expense of $864,000 in 1994 to expense of $3,112,000 in 1995. This was primarily due to the write-off of the ESF note receivable and related accrued interest totaling $3,804,729 and the related decrease in investment income from $512,000 to $0 for the same periods. See "Liquidity and Capital Resources" for discussion relating to the ESF note receivable.

Discontinued Operations

     Discontinued operations for 1994 reflect the results of operations for the analytical services division of EET which was discontinued in July 1994. Accordingly, no loss from discontinued operation was incurred in 1995.

Analysis of Years Ended December 31, 1994 ("1994") And December 31, 1993
- ------------------------------------------------------------------------
("1993")
- --------

     The total net loss for 1994 of $4,936,000 reflects an increase of $3,433,000 from the 1993 net loss of $1,503,000. This increase in loss occurred despite increased revenues and gross profits and decreased expenses due to the significant decrease in other income. Specifically, revenues increased $1,677,000, generating an increase in gross profits of $700,000; expenses decreased $15,000; other income decreased $4,025,000; and loss from discontinued operations increased $124,000. These changes are addressed individually below.

Revenues and Gross Profit

      The increase of $1,677,000 in 1994 reflects increased revenues from a full year of operations of EET in 1994 compared with only four months in 1993, and the operations of IPF which began its business in January 1994. The increase in sales volume from 1993 to 1994 generated an increase in gross profit for 1994 of $700,000. The gross profit percentage increased from 35% in 1993 to 41% in 1994, reflecting improved margins from EET during its first full year of operations.

Expenses

      Expenses decreased $15,000 in 1994, consisting of an increase in selling, general and administrative expenses of $305,000 and a decrease in research and development expenses of $320,000.

Other Income and Expense

      Other income and expense decreased $4,025,000 from income of $3,161,000 in 1993 to expense of $864,000. Of this decrease, (a) $2,068,000 can be attributed to a reduction in investment income and interest income relating to the Company's investment with ESF, as discussed under Liquidity and Capital Resources; (b) $1,200,000 relates to the change from recognition of $600,000 income in 1993 from the sale of marketing rights to the recognition of $600,000 as write-off of investment in 1994 when the stock received in consideration for the marketing rights was determined to be worthless; and (c) $751,000 relates to the increase in loss from the abandonment of mining properties in 1994.

Discontinued Operations

      In 1994, EET entered into a formal plan to dispose of its analytical operations. These discontinued operations contributed to a loss of $116,000 in 1994, compared to a gain of $7,000 in 1993.

Analysis of Three Months Ended March 31, 1996 and March 31, 1995
- ----------------------------------------------------------------

     The results of operations for the three months ended March 31, 1995 has been restated to include the historical financial results of Industrial Pipe Fittings, Inc. ("IPF") which was acquired on June 30, 1995 in a transaction accounted for as a pooling-of-interests. See also the Notes to the Consolidated Financial Statements.

Revenues

     Revenues increased $290,000 for the three-month period ended March 31, 1996. This increase is the result of the revenues generated from new product lines of GAIA (air-conditioner condenser support pads and porous pipe) and IPF (tapping saddles).

     Shipments of GAIA's products began in February 1996. Initial market reaction to the support pads has been encouraging. However, revenues from the support pads were limited during the first quarter by the production capabilities of the new manufacturing line. Management believes these start-up issues will be corrected in the near term and that production rates should meet design rates as those problems are solved.

     The increase in revenue from GAIA and IPF was partially offset by a decline in EET's extraction revenue due to the postponement of several projects. These projects are expected to begin in subsequent quarters.

Gross Profit

     The gross profit percentage for the three months ended March 31, 1996 decreased to 31% from 34% for the same period of the previous year. This decrease occurred primarily because of the costs arising from the increased manufacturing capacity at IPF and the start-up costs related to its fabricated fittings business. The manufacturing facilities were expanded during the first quarter and a new YTL machine was purchased and installed in January 1996. IPF's gross profit percentage is expected to increase in the future as sales increase to absorb the excess capacity currently available at their facilities.

Selling, general and administrative

     Selling, general and administrative expense for the three-month period ended March 31, 1996 increased approximately $135,000 over the same period for the previous year, primarily as a result of the selling, general and administrative expenses of GAIA, which were over $200,000 for the quarter and were not included in prior financial statements of the Company since it was acquired on December 29, 1995 using the purchase method of accounting. The increase in expenses relating to GAIA was offset by a decline of approximately $60,000 in the Company's corporate expenses, caused primarily by a decrease in legal and professional fees.

Research and development

     Research and development expense for the three-month period ended March 31, 1996 decreased $169,000 from the same period of the previous year. This is primarily the result of the completion or termination of various consulting arrangements during the first quarter of 1995.

Other income and expense

     Other expense increased $105,000 for the three months ended March 31, 1996 compared with the same period of the previous year. This is primarily the result of increased interest expense arising from the $2,700,000 13.5% convertible subordinated debenture and the $1,050,000 note incurred from the acquisition of GAIA. Neither of these obligations were outstanding during the first quarter of 1995. The convertible subordinated debentures and related warrants were surrendered on April 8, 1996 in exchange for 27,000 shares of Series F convertible preferred stock and warrants to purchase 2,700,000 shares of Company common stock, while the $1,050,000 was repaid in April 1996 from the proceeds received from the issuance of the Series F preferred stock. See Notes to the Consolidated Financial Statements.

Analysis of GAIA Technologies, Inc.
- -----------------------------------

     Historically, GAIA's revenues resulted from the manufacturing and installation of porous pipe for irrigation purposes. In 1993 and 1992 there were two multi-phased projects used to establish the technology in the California market which resulted in revenues of $400,000 and $390,000, respectively. These two projects were also used to develop and document GAIA's installation and system maintenance technology, which negatively impacted the gross profit during this time period. In September 1994, GAIA closed its manufacturing facility in Texas and its California sales office, and made other costs reduction in order to refocus on the development of its technology and its strategies for future growth. The lack of operating funds was also a major issue for GAIA to address, and this significantly restricted its marketing efforts during the later part of 1994 and 1995. As a result, the majority of its sales for the year ended December 31, 1994 occurred during the first nine months of the year, and sales subsequent to that were primarily to existing customers from manufactured inventory stock.

     GAIA's current products consist of porous pipe and a new product, air-conditioner base pads that are manufactured using GAIA's patented manufacturing process. Two manufacturing lines were installed during the fourth quarter of 1995 that are currently able to produce porous pipe and air-conditioner base pads. Both products are anticipated to contribute to revenues during 1996.

     The equity in loss of joint venture reflects primarily GAIA's share of legal expenses associated with the pursuit of a patent infringement case, nor will it be entitled to any portion of a reward, if any, which may be collected as a result of this case.

     Net monthly cash operating needs of GAIA are expected to approximate $100,000 per month through the first quarter of 1996, and decline thereafter as revenues increase. No major expenditures are anticipated relating to equipment or manufacturing facilities in the short term.

                       MANAGEMENT OF THE COMPANY AND NAE

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The Directors and Executive Officers of the Company and NAE are listed below.

Name                         Age                     Position
- ----                         ---                     --------
John W. Parrott               46  Chief Executive Officer, President and
                                  Director of NAE

Tim B. Tarrillion             45  Chief Executive Officer, President and
                                  Director of the Company; Director of NAE

Donovan W. Boyd               43  Senior Vice President, Chief Operating
                                  Officer, and Director of the Company;
                                  Director of NAE

David M. Daniels              39  Executive Vice President, Secretary and
                                  Director of the Company; and President of IPF

William T. Aldrich            64  Executive Vice President of GAIA and Director
                                  of the Company

Judith Knight Shields         39  Senior Vice President-Finance, Chief
                                  Financial Officer and Treasurer of the Company

     All directors of the Company hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. At the Annual Meeting the Company is submitting to its stockholders a proposal to divide the directors into three classes, each of which will serve for a term of three years. There are currently no committees of the Board. Executive officers hold office at the pleasure of the Board of Directors.

JOHN W. PARROTT

     John W. Parrott was Chairman of the Company from March 7, 1995 until July 28, 1995. Prior to that, he served as President and Director of the Company and NAE, and after June 17, 1994, he also became Interim Chief Executive Officer and Treasurer of the Company. Prior to joining the Company and NAE, Mr. Parrott served since 1987 in various capacities with natural resource companies, including St. Genevieve Resources, Ltd. of Montreal, Quebec.

     Mr. Parrott is an attorney who previously practiced law in Michigan from 1981 to 1987 and served as a tax specialist with the public accounting firm of Coopers & Lybrand. He has maintained his license to practice law in the State of Michigan and is licensed to practice before the United States Supreme Court. He holds a Bachelor of Arts (with Highest Honors) from the University of Arizona where he was inducted into the Phi Beta Kappa and Phi Kappa Phi Honor Societies. He also holds a Master of Arts Degree from George Washington University and a Juris Doctor from Wayne State University Law School.

TIM B. TARRILLION

     Mr. Tim B. Tarrillion became Chief Executive Officer, President and a Director of the Company on March 7, 1995 and Director of NAE on December 12, 1995. Mr. Tarrillion was most recently the President and Founder of EET. Prior to starting EET, Mr. Tarrillion was co-founder, President and Chief Operating Officer of EnClean, Inc., a public company which was listed on NASDAQ. EnClean provided industrial and environmental cleaning services to companies in the refining, petrochemical, steel, paper and utility industries. After growing to over $100 million in revenue with 40 locations nationwide, EnClean was bought by and merged into Rust Industries in 1992.

     Mr. Tarrillion holds an MBA from Harvard University and a Master's Degree and Bachelor's Degree in Chemical Engineering from Rice University. Mr. Tarrillion has significant experience in the environmental field. Mr. Tarrillion received the 1991 Merrill Lynch, Inc. Magazine's Entrepreneurial award for the Houston area in connection with his role in building EnClean from $1 million in sales in 1984 to more than $100 million in 1992.

DONOVAN W. BOYD

     Mr. Donovan W. Boyd joined the Company as Senior Vice President in April 1995, and was appointed Chief Operating Officer in July 1995 and Director of NAE on December 12, 1995. Prior to his position with the Company, Mr. Boyd was Vice President of Sales and Marketing for Rust International, Industrial Services.
In that capacity he was responsible for more than $400 million in annual sales throughout the United States. Before joining Rust, Mr. Boyd was a Regional Vice President with EnClean, Inc. He holds a Bachelor's Degree in Chemical Engineering from Tulane University and an MBA from Harvard University.

DAVID M. DANIELS

     Mr. David M. Daniels joined the Company in August 1994 and currently holds the position of Executive Vice President, Secretary and Director. Mr. Daniels also serves as President of IPF. Prior to his current position with the Company, Mr. Daniels was previously employed by Dean Witter Reynolds for 10 years, of which he held the position of Vice President for 8 years. Mr. Daniels holds a Bachelor's Degree in Finance from the University of Houston as well as an Associate's Degree from Georgia Military Academy.

WILLIAM T. ALDRICH

     Mr. Aldrich was elected to the Board of Directors on May 14, 1996, and currently holds the position of Executive Vice President of GAIA Technologies, Inc., a subsidiary of the Company. Mr. Aldrich is also the President of Thor Ventures, L.C., a research and development firm (1993 to present), and the President of WTA Enterprises, Inc., a personal holding company (1977 to present). In addition, Mr. Aldrich is the President of TieTek, Inc., a privately held company developing a railroad crosstie made from a recycled rubber composite (October 1995 to present). Mr. Aldrich was the President of Caravelle Petroleum, Inc. from April 1978 to December 1993. In April 1993, Caravelle Petroleum, Inc. sought protection under Chapter 11 of the Bankruptcy Code. A plan of reorganization was approved and fully implemented in August 1993.

JUDITH KNIGHT SHIELDS

     Ms. Judith Knight Shields joined the Company in March 1995. Ms. Shields currently holds the positions of Senior Vice President-Finance, Chief Financial Officer and Treasurer. Prior to her current position with the Company, Ms. Shields was Vice President of Mergers and Acquisitions and subsequently Controller of EnClean, Inc. Her ten years of experience prior to joining EnClean, Inc. were in public accounting and venture capital. She graduated summa cum laude from Texas A&M University with a Bachelor's Degree in Accounting and is a Certified Public Accountant.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     To the best of the Company's knowledge, there have been no events under any state or federal bankruptcy laws, no criminal proceedings, no judgments, orders, decrees or injunctions entered against any officer or director, and no violations of federal or state securities or commodities laws material to the ability and integrity of any director or executive officer during the past five years.

EXECUTIVE COMPENSATION OF THE COMPANY

     The following table sets forth a summary of the compensation paid or accrued for the years 1993 through 1995 by the Company or for the benefit of the named executive officers. No options were granted by the Company to management during the fiscal year ending December 31, 1993. See "Stock Options and Warrants."

                         SUMMARY COMPENSATION TABLE(1)

====================================================================================================================================

                                                    Annual Compensation                 Long-Term Compensation
                                                                              --------------------------------------
                                                                                        Awards             Payouts
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                     Other      Restricted     Stock
           Name                                                      Annual        Stock       Options/                All Other
           and                                                       Compen-    Award(s)      SARS   (#)     LTIP       Compen-
     Principal Position             Year(s)   Salary($)   Bonus($)   sation($)       ($)                   Payouts($)   sation($)
- ------------------------------------------------------------------------------------------------------------------------------------


John Parrott(2)                     1995      101,205           -     75,000(3)            -           -           -           -
Former Chairman                     1994      150,000           -          -               -     300,000           -           -
 and Director                       1993            -           -          -               -           -           -           -

- ------------------------------------------------------------------------------------------------------------------------------------

Tim B. Tarrillion(4)                1995      146,537           -     25,000(5)            -     500,000           -           -
Chief Executive Officer,            1994            -           -          -               -           -           -           -
 President and Director             1993            -           -          -               -           -           -           -

- ------------------------------------------------------------------------------------------------------------------------------------

David M. Daniels(6)                 1995      130,529           -          -               -     200,000           -           -
Executive Vice President,           1994      125,000           -          -               -     300,000           -           -
 Secretary and Director             1993       60,000           -          -               -           -           -           -

- ------------------------------------------------------------------------------------------------------------------------------------

Donovan W.                          1995       98,655(7)        -          -               -     300,000           -      26,417(8)
Boyd                                1994            -           -          -               -           -           -           -
Senior Vice                         1993            -           -          -               -           -           -           -
 President, COO

- ------------------------------------------------------------------------------------------------------------------------------------

Judith K.                           1995       92,308(9)        -          -               -     300,000           -           -
Shields                             1994            -           -          -               -           -           -           -
Senior Vice                         1993            -           -          -               -           -           -           -
 President-Finance
 CFO and
 Treasurer
====================================================================================================================================

(1)  Based upon the fiscal years ended December 31, 1995, 1994 and 1993.

(2)  Mr. Parrott resigned as Chairman and Director on July 28, 1995.

(3) Payment of $15,000 a month for consulting services in August through December 1995.

(4) Mr. Tarrillion became Chief Executive Officer, President and a Director of the Company on March 7, 1995.

(5) Payments received in January and February 1995 as a consultant to the Company.

(6) Mr. Daniels became a Director during August 1994 and became an Executive Vice President and Secretary of the Company during January 1995.

(7)  Mr. Boyd's employment began on April 1, 1995.

(8)  Payments made to relocate Mr. Boyd to Houston, Texas.

(9)  Ms. Shield's employment began on March 20, 1995.

                                 STOCK OPTIONS

     The following table sets forth for each of the named executive officers regarding the grant of stock options by the Company in the 1995 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees.

- --------------------------------------------------------------------------------------------------
                                Option Grants in the 1995 Fiscal Year
- --------------------------------------------------------------------------------------------------
                                                                                 Potential
                                                                            Realizable Value at
                                                                               Assumed Annual
                                                                            Rates of Stock Price
                                                                                Appreciation
                          Individual Grants                                   for Option Term
- --------------------------------------------------------------------------------------------------


                                      % of
                        No. of       Total
                      Securities    Options
                      Underlying   Granted to   Exercise
                       Options     Employees    or Base
                       Granted     in Fiscal     Price     Expiration   5% (Price      10% (Price
Name                     (#)          Year       ($/Sh)       Date          = $.82)        = $1.25)
- --------------------------------------------------------------------------------------------------
All stockholders         N/A          N/A          $          N/A      $19,200,000(1)  $29,200,000(1)
- --------------------------------------------------------------------------------------------------
John Parrott                   0            0          0            0            0               0
Tim B. Tarrillion        400,000           16%      2.50         2004    1,550,000       2,360,000
                         100,000            4%      1.00         2001      134,000         177,000
Daniel M. Daniels        200,000            8%      2.50         2004      775,000       1,180,000
Donovan W. Boyd          200,000            8%      2.50         2004      775,000       1,180,000
                         100,000            4%      1.00         2001      134,000         177,000
Judith K.  Shields       200,000            8%      2.50         2004      775,000       1,180,000
                         100,000            4%      1.00         2001      134,000         177,000
- --------------------------------------------------------------------------------------------------

(1) The aggregate value of the 23,477,285 outstanding shares of Common Stock of the Company on December 31, 1995, assuming a share price of $.53 on December 29, 1995, was approximately $12,400,000. If the Common Stock appreciates at a compound rate of 5% per year over the option term, the aggregate value of all such shares would be approximately $19,200,000, an increase of $6,800,000 for all stockholders. Similarly, if the Common Stock appreciates at a compound rate of 10% per year over the ten-year option term, the aggregate value of all such shares would be approximately $29,200,000, an increase of $16,900,000 for all stockholders. The purpose of providing this information is to indicate the total potential stockholder gain over the term of the options comparable to the potential gain shown for the options.

     The following table sets forth for each of the named executive officers information regarding stock options exercised by such officers during the 1995 fiscal year, together with the number and value of stock options held at 1995 fiscal year-end, each on an aggregated basis.

- ------------------------------------------------------------------------------------
               Aggregated Option Exercises in the 1995 Fiscal Year
                         and Fiscal Year-End Option Value
- ------------------------------------------------------------------------------------
                                                                     Value of
                                                   Number of        Unexercised
                                                  Unexercised      In-the-Money
                                                  Options at        Options at
                                                Fiscal Year-End  Fiscal Year-End/1/
                        Number of               ---------------  -------------------
                     Shares Acquired   Value
       Name            on Exercise    Realized   Exercisable/      Exercisable/
                                                 Unexercisable     Unexercisable
- ------------------------------------------------------------------------------------
John Parrott                      --        --        300,000/0                 --
Tim B. Tarrillion                 --        --        0/500,000                 --
David M. Daniels                  --        --  120,000/380,000                 --
Donovan W. Boyd                   --        --        0/300,000                 --
Judith K. Shields                 --        --        0/300,000                 --
- ----------------------------------------------------------------------------------

- ----------------------
     /1/ Market value of underlying securities at year-end ($.53), minus the exercise price.

EMPLOYMENT AGREEMENTS

     In February 1995, the Company entered into employment agreements with Mr. Tarrillion, Mr. Boyd, Mr. Daniels and Ms. Shields.

     Mr. Tarrillion's employment agreement provides for a base salary of $180,000, plus bonuses and cost of living increases, and stock options to purchase 500,000 shares of the Company's Common Stock which vest over four years commencing on March 31, 1996. His agreement has a term of five years.

     Mr. Boyd's employment agreement provides for a base salary of $135,000, plus bonuses and cost of living increases, as well as options to purchase 300,000 shares of the Company's Common Stock which vest over a period of four years commencing March 31, 1996. His agreement has a term of five years.

     Mr. Daniels' employment agreement provides for a base salary of $135,000, plus bonuses and cost of living increases, as well as options to purchase 200,000 shares of the Company's Common Stock which vest over a period of four years commencing March 31, 1996. His agreement has a term of five years.

     Ms. Shields' employment agreement provides for a base salary of $120,000, plus bonuses and cost of living increases, as well as options to purchase 300,000 shares of the Company's Common Stock which vest over a period of four years, commencing on March 31, 1996. Her employment is for a term of five years.

     Mr. Aldrich has an employment agreement with GAIA Technologies, Inc. providing for an annual salary of $90,000 and an annual bonus at the discretion of the Board of Directors.

STOCK OPTIONS AND WARRANTS

     The Company presently has no formal stock option plan. However, through December, 1995 the Company has granted options to purchase 3,550,000 shares of the Company's common stock to current and former employees. These options have prices ranging from $1.00 to $2.50, vest 20% to 25% per year, and have terms ranging from four to five years after vesting. Included in these options to employees are 1,900,000 granted to current or former directors of the Company and 300,000 granted to other executive officers of the Company. The Company also has outstanding warrants to purchase 71,000 shares of the Company's Common Stock that were issued in connection with the merger with EET, Inc. in 1995. These warrants have an exercise price of $1.50 and expire on December 31, 1999. Of these warrants, 50,000 are issued to a director and officer of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                     AND MANAGEMENT OF THE COMPANY AND NAE

Certain Beneficial Owners

     The following table sets forth information with respect to the securities holdings of all persons which the Company, by virtue of filings with the Securities and Exchange Commission, has reason to believe may be deemed the beneficial owners of more than 5% of the Company's outstanding Common Stock and Series F Preferred Stock as of May 20, 1996.

- -----------------------------------------------------------------------------------------------
                                           COMMON STOCK
- -----------------------------------------------------------------------------------------------
                                          Amount and Nature of               Percentage
  Name and Address of Beneficial Owner    Beneficial Ownership               of Class(1)
- -----------------------------------------------------------------------------------------------
  NationsBanc                                10,000,000                         28.7
  Capital Corporation(2)
  901 Main Street
- -----------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------
  66th Floor
  Dallas, Texas 75202
- -----------------------------------------------------------------------------------------------
  Robert H. Chaney(3)                         2,500,000                          9.1
  R. Chaney & Partners, 1993 L.P.
  909 Fannin, Suite 1275
  Two Houston Center
  Houston, Texas 77010-1006
- -----------------------------------------------------------------------------------------------
  Gold Spinners International, Inc. (4)       2,750,000                         11.1
  5201 S. Mission Road
  Mt. Pleasant, Michigan  48858
- -----------------------------------------------------------------------------------------------
  The CCG Charitable                          1,500,000                          5.7
  Remainder Unitrust #1
  14450 T.C. Jester Boulevard
  Suite 170
  Houston, Texas  77014
- -----------------------------------------------------------------------------------------------
  William T. Aldrich(5)                       1,666,667                          6.7
  10406 Memorial Drive
  Houston, Texas  77024
- -----------------------------------------------------------------------------------------------
- ---------------------------

(1) Calculated in accordance with the General Rules and Regulations of the Securities and Exchange Commission, and includes shares of Common Stock which can be acquired upon exercise of conversion of outstanding options, warrants or other convertible securities (such as the Series F Preferred Stock) which are exercisable within sixty days of May 20, 1996.

(2) Includes 5,000,000 shares of Common Stock issuable upon conversion of shares of Series F Preferred Stock and 5,000,000 shares of Common Stock which may be acquired upon exercise of Common Stock purchase warrants.

(3) Includes 1,250,000 shares of Common Stock issuable upon conversion of shares of Series F Preferred Stock and 1,250,000 shares of Common Stock which may be acquired upon exercise of Common Stock purchase warrants.

(4) Of these shares, 1,625,000 are "contingent escrow shares" which may be canceled if certain performance criteria are not met. Although these shares have been treated as outstanding for purposes of this schedule, they shall be released to the owner thereof, if, and only if, the Company shall be acquired prior to December 31, 1996 (whether by merger, share exchange involving more than 80% of its outstanding securities, or a sale of all or substantially all of its assets) for a purchase price exceeding $250,000,000.

(5) Includes 1,666,667 shares of Common Stock owned by Thor Ventures, L.C. and GAIA Holdings, Inc. Of these shares, WTA Enterprises, a closely held corporation controlled by Mr. Aldrich, owns 397,633 shares, of which Mr. Aldrich owns of record 218,698 shares and his wife, Natalie B. Aldrich, his son, Jeffrey B. Aldrich and his daughter, Amy A. Norman own the remaining 178,935 shares. Mr. Aldrich disclaims any beneficial ownership of 1,447,969 shares of the 1,666,667 shares owned by Thor Ventures, L.C. and GAIA Holdings, Inc.. Does not include stock options to purchase 200,000 shares of Common Stock which have not yet vested.

                                    SERIES F PREFERRED STOCK
- ------------------------------------------------------------------------------------------------
                                         Amount and Nature of                Percentage
Name and Address of Beneficial Owner     Beneficial Ownership                 of Class
- ------------------------------------------------------------------------------------------------
  NationsBanc Capital Corporation              50,000                           54.1
  901 Main Street
  66th Floor
  Dallas, Texas 75202
- ------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------
  Robert H. Chaney                             12,500                           13.5
  R. Chaney & Partners, 1993 L.P.
  909 Fannin, Suite 1275
  Two Houston Center
  Houston, Texas 77010-1006
- ------------------------------------------------------------------------------------------------
  CCG Venture Partners, LLC                     7,500(1)                         8.1
  14450 T.C. Jester Boulevard
  Suite 170
  Houston, Texas 77010-1006
- ------------------------------------------------------------------------------------------------
  Harrison Interests, Ltd.                      5,000                            5.4
  Texas Commerce Bank Bldg.
  Suite 1900
  Houston, Texas 77002
================================================================================================
- -----------------------

(1) Registered in the name of The CCG Charitable Remainder Unitrust No. 1 for which CCG Venture Partners, LLC provides investment management services. CCG Venture Partners, LLC disclaims beneficial ownership of these shares.

Ownership by Officers, Directors and Nominees for Director

     The following table sets forth the beneficial ownership of all of the Company's outstanding Common Stock as of May 20, 1996, by all officers and directors and nominees for director, individually and as a group.

===============================================================================
           Ownership by Officers, Directors and Nominees for Director
- -------------------------------------------------------------------------------
                                             Amount and Nature       Percentage
Name and Address of Beneficial Owner      of Beneficial Ownership   of Class(1)
- -------------------------------------------------------------------------------
  Tim B. Tarrillion(2)                           881,630           3.5
  10102 Cedar Creek
  Houston, Texas 77042
- -------------------------------------------------------------------------------
  Donovan W. Boyd(3)                             150,000           Less than 1%
  4014 N. Beechwood Court
  Houston, Texas 77059
- -------------------------------------------------------------------------------
  David M. Daniels(4)                            915,000           3.6
  5717 Hogue Street
  Houston, Texas 77087
- -------------------------------------------------------------------------------
  Robert H. Chaney(5)                          2,500,000           9.1
  R. Chaney & Partners, 1993 L.P.
  909 Fannin, Suite 1275
  Two Houston Center
  Houston, Texas  77010
- -------------------------------------------------------------------------------
  Mark E. Leyerle(6)                           1,500,000           5.7
  14450 T.C. Jester Boulevard
  Suite 170
  Houston, Texas  77014
- -------------------------------------------------------------------------------
  Douglas C. Williamson(7)                             0             0
  901 Main Street
  66th Floor
  Dallas, Texas  75202
- -------------------------------------------------------------------------------
  Edwin H. Knight(8)                                   0             0
  707 Travis
  Suite 1900
  Houston, Texas 77002
- -------------------------------------------------------------------------------
  Christopher Roser(9)
  1105 Spruce Street                           1,000,000           3.8
  Boulder, Colorado 80302
- -------------------------------------------------------------------------------
  William T. Aldrich(10)                       1,666,667           6.7
  10406 Memorial Drive
  Houston, Texas  77024
- -------------------------------------------------------------------------------
  All officers, directors and nominees         8,780,797          28.6
   for director, as a group (10 persons)
===============================================================================
- ---------------------

(1) Based upon 24,900,632 shares outstanding at May 20, 1996. Calculated in accordance with the General Rules and Regulations of the Securities and Exchange Commission, and includes shares of Common Stock which can be acquired upon exercise or conversion of outstanding options, warrants and shares of Series F Preferred Stock which are exercisable or convertible within 60 days of May 20, 1996.

(2) Includes 530,500 shares and 50,000 Common Stock purchase warrants received by Mr. Tarrillion in conjunction with a merger transaction between the Company and EET in March 1995. Also includes 91,130 shares owned through a profit sharing plan for the benefit of Mr. Tarrillion. Does not include options to purchase 300,000 of the 500,000 shares of the Company's Common Stock which have not yet vested and which were received in conjunction with the EET merger. Also does not include 51,000 shares received by trusts on behalf of Mr. Tarrillion's minor children in connection with the EET merger which are held by an independent trustee as to which Mr. Tarrillion disclaims any beneficial ownership.

(3) Includes options to purchase 150,000 shares of the Company's Common Stock which have vested. Does not include options to purchase 150,000 shares of the Company's Common Stock which have not vested.

(4) Includes 600,000 shares received by Mr. Daniels in conjunction with a merger transaction between the Company and IPF in June 1995. Includes options to purchase 230,000 shares of the Company's Common Stock.

(5) Includes 1,250,000 shares of Common Stock issuable upon conversion of shares of Series F Preferred Stock and 1,250,000 shares of Common Stock which may be acquired upon exercise of Common Stock purchase warrants.

(6) Includes 750,000 shares of Common Stock issuable to The CCG Charitable Remainder Unitrust No. 1 upon conversion of shares of Series F Preferred Stock and 750,000 shares of Common Stock which may be acquired by The CCG Charitable Remainder Unitrust No. 1 upon exercise of Common Stock purchase warrants. CCG Venture Partners, LLC provides investment management services to CCG Charitable Remainder Unitrust No. 1. Mr. Leyerle, a principal of CCG Venture Partners, LLC, disclaims any beneficial ownership of these shares.

(7) Does not include 5,000,000 shares of Common Stock issuable to NBCC upon conversion of shares of Series F Preferred Stock and 5,000,000 shares of Common Stock which may be acquired by NBCC upon exercise of Common Stock purchase warrants.

(8) Does not include 500,000 shares of Common Stock issuable to Harrison Interests, Ltd. upon conversion of shares of Series F Preferred Stock and 500,000 shares of Common Stock which may be acquired by Harrison Interests, Ltd. upon exercise of Common Stock purchase warrants.

(9) Includes 500,000 shares of Common Stock issuable to The Roser Partnership II Ltd. upon conversion of shares of Series F Preferred Stock and 500,000 shares of Common Stock which may be acquired by The Roser Partnership II Ltd. upon exercise of Common Stock purchase warrants. Mr. Roser, a general partner of The Roser Partnership II Ltd., disclaims beneficial ownership of these shares.

(10) Includes 1,666,667 shares of Common Stock owned by Thor Ventures, L.C. and GAIA Holdings, Inc. Of these shares, WTA Enterprises, a closely held corporation controlled by Mr. Aldrich, owns 397,633 shares, of which Mr. Aldrich owns of record 218,698 shares and his wife, Natalie B. Aldrich, his son, Jeffrey B. Aldrich and his daughter, Amy A. Norman own the remaining 178,935 shares. Mr. Aldrich disclaims any beneficial ownership of 1,447,969 shares of the 1,666,667 shares owned by Thor Ventures, L.C. and GAIA Holdings, Inc. Does not include stock options to purchase 200,000 shares of Common Stock which have not yet vested.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances From Directors, Officers and Certain Affiliates
- --------------------------------------------------------

     Mr. John W. Parrott, former Chairman of the Company and the President and director of NAE, and Mr. Thom Robinson, former chief executive officer and director of the Company, each own 25% of the issued and outstanding shares of GSI. From its inception through 1992, the Company was advanced an aggregate of $42,800 from GSI. During 1993, the Company repaid $40,000 of the advances and was advanced an additional $281,382, resulting in aggregate unpaid advances of $284,182. During 1994, the Company repaid all of the advances to GSI.

     Through a corporate affiliate, Mr. Robinson also advanced the Company $670,000 during 1993, of which the Company repaid $493,500, leaving aggregate unpaid advances of $176,500 at the end of 1993. During 1994, this affiliate provided additional advances of $335,000 to the Company and was repaid $522,500 of the advances, thus, leaving a balance of $11,000 as of December 31, 1994.

     Mr. Parrott advanced the Company $30,000 for expenses during 1994, all of which was repaid by the end of 1994.

Consulting Agreement with John W. Parrott
- -----------------------------------------

     Effective as of July 28, 1995, John W. Parrott terminated his employment agreement with the Company and entered into a consulting agreement (the "Consulting Agreement"). The Consulting Agreement provides that Mr. Parrott will provide advice to the Company with respect to the Company's transition in management and certain litigation and financing matters through December 31, 1995. Pursuant to the Consulting Agreement, Mr. Parrott will receive $15,000 a month through December 31, 1995 for his consulting services, and a payment in settlement of his five-year employment contract of $250,000, payable in bi-weekly payments of $11,538 beginning January 12, 1996. This amount was repaid in April 1996, including accrued interest of $7,000.

Transactions with Directors, Officers and Certain Affiliates
- ------------------------------------------------------------

     Certain corporate affiliates of James Impero, a former officer and director of the Company, entered into a sublicense agreement with the Company during March 1994 pursuant to which these affiliates assigned and conveyed to the Company the exclusive marketing rights to the Oleofilter/TM/ System that such affiliates had directly licensed from Exxon. Pursuant to that sublicense, the Company paid those affiliates a license fee of $50,000 during 1994 and $50,000 in January 1995.

     During 1993, Mr. John Parrott and Mr. Thom Robinson were directors, officers and minority stockholders of an inactive Canadian public company, International Technologies, Inc. ("ITI"). In April 1993, ITI acquired CCSI in a "reverse acquisition" whereby the former CCSI stockholders received a controlling interest in stock of ITI and ITI was subsequently renamed CCSI.
CCSI entered in a joint venture agreement with the Company and Messrs. Parrott and Robinson resigned from all positions with, and relinquished their stock ownership in CCSI. See "BUSINESS OF THE COMPANY AND NAE - Sales, Marketing and Joint Venture Agreements."

     In June 1995, the Company acquired by merger IPF, a company owned by Mr. David Daniels, a director and officer of the Company and two other individuals who were subsequently hired by the Company. The Company issued 1,300,000 shares of the Company's Common Stock in conjunction with the merger, 600,000 of which were issued to Mr. Daniels. Mr. Daniels was also released from a personal guaranty of certain debts of IPF in the amount of $50,000. The Company also agreed to repay certain outstanding loans made by Mr. Daniels to IPF on or before December 31, 1995. The oustanding balance of such loans at December 31, 1995 was $120.00. Mr. Daniels was repaid the $120,000 by Mr. Tarrillion. IPF then executed a note in the amount of $120,000 due to Mr. Tarrillion. The note bears interest at 12% per annum and is due January 31, 1997. Further, Mr. Daniels entered into an amendment to his existing employment agreement with the Company to serve as President of IPF.

     In December 1995, the Company purchased assets from GAIA Holdings, Inc. and/or Thor Ventures, L.C., for $2.5 million cash plus 1,666,667 shares of Common Stock of the Company (restricted) plus certain future royalties. Mr. Aldrich is a director of GAIA Holdings, Inc. and the President of Thor Ventures, L.C.

     The Company has employment agreements with Messrs. Tarrillion, Boyd, Daniels and Aldrich, and Ms. Shields. See "MANAGEMENT OF THE COMPANY AND NAE - Employment Agreements."

     The Company has granted certain options and warrants to directors and officers of the Company. See "MANAGEMENT - Stock Options and Warrants."

                                 LEGAL OPINIONS

     Buchanan Ingersoll Professional Corporation has passed upon the validity of the shares of Company Common Stock to be issued in connection with the Merger and certain tax consequences of the Merger.

                                    EXPERTS

     The financial statements included in this registration statement have been audited by BDO Seidman, LLP, and Shoemaker & Wilson, independent certified public accountants, to the extent and for the periods set forth in the respective reports of such firms contained in the registration statement and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                          STATEMENT OF INDEMNIFICATION

     Article IX of the Restated Certificate of Incorporation states that directors of the registrant shall not be liable for monetary damages for breach of fiduciary duty "to the full extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended." The registrant is also empowered by Section 102(b) of the Delaware General Corporation Law to include a provision in the Certificate of Incorporation which would limit a director's liability to the registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article VIII of the Certificate of Incorporation provides such a limitation. As Delaware law now exists, directors will remain liable for damages for (i) breach of their duty or loyalty to the registrant and its stockholders; (ii) their failure to act in good faith;
(iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------



North American Technologies Group, Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheets of North American Technologies Group, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of loss, stockholders' equity and cash flows for the each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of North American Technologies Group, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                             /s/ BDO Seidman, LLP

                                                 BDO Seidman, LLP

Houston, Texas
March 14, 1996
(Except for Notes 7(a), 8(a)
  and 20, which are as of
  April 8, 1996)

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994

                                                                PRO FORMA
                                                                  1995                1995      1994
                                                              -------------  -------------  -------------
                      ASSETS                                    (Note 20)
                      ------
Current Assets:
 Cash and cash equivalents..................................  $  5,902,076   $    333,326   $  3,266,518
 Certificates of deposit (Note 17)..........................       200,000        200,000              -
 Accounts receivables, less allowance for
   doubtful accounts of $34,000 and $30,000.................       626,146        626,146        501,328
 Inventories (Note 3).......................................       329,902        329,902         64,254
 Prepaid expenses and other.................................       374,623        374,623        101,476
                                                              ------------   ------------   ------------
   Total Current Assets.....................................     7,432,747      1,863,997      3,933,576

Note Receivable (Note 4)....................................       248,967        248,967      2,800,763

Property and Equipment, Less Accumulated
 Depreciation (Note 5)......................................     1,401,634      1,401,634        592,858

Patents and Purchased Technologies, Less Accumulated
 Amortization of $155,361 and $75,000.......................     1,224,777      1,224,777        175,000

Goodwill, Less Accumulated Amortization of $55,553
 and $31,744................................................     2,576,481      2,576,481        444,422

Other Intangible Assets, Less Accumulated
 Amortization of $38,900 and $16,145........................       144,872        144,872         62,627

Other (Note 6)..............................................       423,991        423,991        181,431
                                                              ------------   ------------   ------------
                                                              $ 13,453,469   $  7,884,719   $  8,190,677
                                                              ============   ============   ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current Liabilities:
 Short-term borrowings (Note 7).............................  $     61,658   $  1,111,658   $    300,000
 Current maturities of long-term debt (Note 8)..............       264,396        264,396        562,500
 Notes payable to stockholders (Note 9).....................             -              -        213,302
 Accounts payable...........................................       974,400        974,400        692,998
 Accrued expenses (Note 9)..................................       795,506        895,506        580,122
                                                              ------------   ------------   ------------
   Total Current Liabilities................................     2,095,960      3,245,960      2,348,922

Long-term Debt, Less Current Maturities (Note 8)............       835,461      3,535,461        500,000

Minority interest (Note 10).................................        16,488         16,488        334,312
                                                              ------------   ------------   ------------
   Total Liabilities........................................     2,947,909      6,797,909      3,183,234
                                                              ------------   ------------   ------------
Commitments and Contingencies (Note 17)

Stockholders' Equity (Note 11):
 Preferred stock, $.001 par value, 10,000,000
   shares authorized; 30 and 80 shares issued...............    10,168,750        750,000             -
 Common stock, $.001 par value, 50,000,000 shares
   authorized; 23,927,285 and 18,692,489 shares issued......        23,927         23,927         18,692
 Additional paid-in capital.................................    20,270,015     20,270,015     17,613,667
 Deficit....................................................   (19,794,812)   (19,794,812)   (12,454,572)
 Treasury stock, at cost, 450,000 and 803,000 shares........       (16,488)       (16,488)       (32,312)
 Less notes receivable for sale of stock....................      (145,832)      (145,832)      (138,032)
                                                              ------------   ------------   ------------
   Total Stockholders' Equity...............................    10,505,560      1,086,810      5,007,443
                                                              ------------   ------------   ------------
                                                              $ 13,453,469   $  7,884,719   $  8,190,677
                                                              ============   ============   ============

         See accompanying notes to consolidated financial statements.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                        CONSOLIDATED STATEMENTS OF LOSS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                          1995           1994          1993
                                                        -----------   -----------   -----------
Revenues.............................................   $ 2,642,735   $ 1,945,697   $   269,073
Cost of revenues.....................................     1,716,715     1,151,056       174,928
                                                        -----------   -----------   -----------
   Gross profit......................................       926,020       794,641        94,145
                                                        -----------   -----------   -----------
Expenses:
 Research and development expenses...................       595,771     1,506,073     1,826,089
 Selling, general and administrative expenses........     4,557,949     3,244,858     2,940,041
                                                        -----------   -----------   -----------

Total expenses.......................................     5,153,720     4,750,931     4,766,130
                                                        -----------   -----------   -----------

   Operating loss....................................    (4,227,700)   (3,956,290)   (4,671,985)
                                                        -----------   -----------   -----------
Other Income (Expense):
 Investment income (Note 4)..........................             -       512,312     2,169,672
 Interest income (Note 4)............................       354,665       112,897       523,623
 Interest expense....................................      (157,725)     (121,986)      (37,102)
 Minority interest in net loss (income)
   of subsidiary (Note 2)............................        (5,432)      (22,532)      182,009
 Equity in net (loss) income of affiliates (Note 6)..      (231,712)       50,000      (233,846)
 Sale of marketing rights (Note 12)..................             -             -       600,000
 Loss on write-off of investments (Notes 4 and 12)...    (3,084,729)     (600,000)            -
 Loss on abandonment of mining property (Note 13)....             -      (794,314)      (43,251)
 Other...............................................        12,393             -             -
                                                        -----------   -----------   -----------

Total Other Income (Expense).........................    (3,112,540)     (863,623)    3,161,105
                                                        -----------   -----------   -----------
Loss From Continuing Operations......................    (7,340,240)   (4,819,913)   (1,510,880)
                                                        -----------   -----------   -----------
Discontinued Operations (Note 14)
 Revenues............................................             -       291,588       138,975
 Costs of services rendered..........................             -       408,005       131,597
                                                        -----------   -----------   -----------
Gain (Loss) from Operations of Discontinued Segment..             -      (116,417)        7,378
                                                        -----------   -----------   -----------
Net Loss.............................................   $(7,340,240)  $(4,936,330)  $(1,503,502)
                                                        ===========   ===========   ===========
Net Loss Per Share...................................         $(.40)        $(.35)        $(.25)
                                                        ===========   ===========   ===========
Weighted Average Number of Common
 Shares Outstanding..................................    18,199,474    13,994,515     5,986,711
                                                        ===========   ===========   ===========

         See accompanying notes to consolidated financial statements.

                                                     Preferred                    Common Stock
                                               --------------------           --------------------
                                                Shares      Amount               Shares    Amount
                                               --------    --------           ---------   --------
BALANCE, December 31, 1992..................          -   $       -           13,120,333   $13,120

Issuance of common stock in exchange
 for all outstanding shares of EET, Inc.....          -           -            1,568,617     1,569

Sale of common stock........................          -           -              111,143       111

Issuance of common stock of subsidiary
 upon exercise of options...................          -           -                    -         -

Issuance of common stock and treasury stock in
 exchange for minority interest of subsidiary         -           -            1,034,626     1,035

Notes receivable from stockholders..........          -           -                    -         -

Net loss for the year.......................          -           -                    -         -
                                                 ------    --------           ----------   -------


BALANCE, December 31, 1993..................          -           -           15,834,719    15,835

Issuance of common stock in exchange for all
 outstanding shares of Industrial Pipe
 Fittings, Inc..............................          -           -            1,300,000     1,300

Sale of common stock........................          -           -            1,943,019     1,942

Issuance of common stock in connection
 with financing.............................          -           -              200,000       200

Issuance of Series A convertible
 preferred stock............................        220           -                    -         -

Issuance of common stock upon conversion
 of Series A preferred stock................       (170)          -            1,219,751     1,220

Issuance of Series B convertible
 preferred stock............................         15           -                    -         -

Issuance of Series C convertible
 preferred stock............................         15           -                    -         -

Issuance of common stock for services.......          -           -               20,000        20

Issuance of common stock from treasury......          -           -                    -         -

Purchase of treasury stock..................          -           -                    -         -

Retirement of Series I Escrow shares........          -           -           (1,625,000)   (1,625)

Cancellation of common stock................          -           -             (200,000)     (200)

Notes receivable from stockholders..........          -           -                    -         -

Net loss for the year.......................          -           -                    -         -
                                                 ------    --------           ----------   -------

BALANCE, December 31, 1994..................         80           -           18,692,489    18,692

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


           Additional                                                                 Notes
              Paid-In                                  Treasury Stock            Receivable
                                                 -------------------------
              Capital              Deficit          Shares         Amount      Stockholders            Total
       --------------      ---------------       ---------   -------------     ------------    -------------
       $   7,844,883       $    (6,014,740)      5,343,147     $     (195,108)   $        -    $   1,648,155

           1,078,240                     -               -                  -             -        1,079,809
             749,889                     -               -                  -             -          750,000

           1,629,833                     -               -                  -             -        1,629,833

             579,850                     -      (4,443,147)           162,132             -          743,017

                   -                     -               -                  -       (75,000)         (75,000)

                   -            (1,503,502)              -                  -             -       (1,503,502)
         -----------           -----------     -----------        -----------       --------     -----------

          11,882,695            (7,518,242)        900,000            (32,976)      (75,000)       4,272,312


                   -                     -               -                  -             -            1,300

           3,675,327                     -               -                  -             -        3,677,269

             649,800                     -               -                  -             -          650,000

           2,024,000                     -               -                  -             -        2,024,000

              (1,220)                    -               -                  -             -                -


                   -                     -               -                  -             -                -

                   -                     -               -                  -             -                -

              31,240                     -               -                  -             -           31,260

                   -                     -        (100,000)             3,664             -            3,664

                   -                     -           3,000             (3,000)            -           (3,000)

               1,625                     -               -                  -             -                -

            (649,800)                    -               -                  -             -         (650,000)

                   -                     -               -                  -       (63,032)         (63,032)

                   -            (4,936,330)              -                  -             -       (4,936,330)
         -----------           -----------     -----------        -----------       --------     -----------

          17,613,667           (12,454,572)        803,000            (32,312)     (138,032)       5,007,443

         See accompanying notes to consolidated financial statements.

                                                                          Preferred               Common Stock
                                                                     ------------------     -------------------------
                                                                      Shares     Amount            Shares      Amount
                                                                     -------    -------     -------------     -------
Interest on notes receivable from stockholders.................            -     $    -                 -      $    -

Sale of EET shares (40lk) paln.................................            -          -            12,343          12

Sale of common stock...........................................            -          -         3,009,280       3,010

Issuance of common stock upon conversion
     of series A, B and C convertible
     preferred stock...........................................          (80)         -           424,506         424

Issuance of common stock from treasury.........................            -          -                 -           -

Cancellation of treaasury stock................................            -          -            (3,000)         (3)

Stock issued for compensation..................................            -          -           125,000         125

Stock issued for purchase of GAIA..............................            -          -         1,666,667       1,667

Issuance of Series D preferred stock...........................           30    750,000                 -           -

Net loss for the year..........................................            -          -                 -           -
                                                                     -------    -------     -------------     -------
BALANCE, December 31, 1995.....................................           30    750,000        23,927,285      23,927
                                                                     =======    =======     =============     =======

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

         Additional                                                                 Notes
            Paid-In                                  Treasury Stock            Receivable
                                               -------------------------
            Capital              Deficit          Shares         Amount      Stockholders            Total
     --------------      ---------------       ---------   -------------     ------------    -------------
      $           -      $          -                  -     $               $   (7,800)     $      (7,800)

             12,285                 -                  -            -                 -             12,297

          2,094,276                 -                  -            -                            2,097,286



               (424)                -                  -            -                 -                  -

                  -                 -           (350,000)      12,824                 -             12,824

             (2,997)                -             (3,000)       3,000                 -                  -

             54,875                 -                  -            -                 -             55,000

            498,333                 -                  -            -                 -            500,000

                  -                 -                  -            -                 -            750,000

                  -        (7,340,240)                 -            -                 -         (7,340,240)
        -----------      ------------           --------     --------         ---------        -----------

        $20,270,015      $(19,794,812)           450,000     $(16,488)        $(145,832)        $1,086,810
        ===========      ============           ========     ========         ==========       ===========

          See accompanying notes to consolidated financial statements

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                              1995          1994          1993
                                                          ------------  ------------  ------------
Cash flows from operating activities:
 Net loss...............................................  $(7,340,240)  $(4,936,330)  $(1,503,502)
 Adjustments to reconcile net loss to
   net cash used in operating activities:
    Stock received in exchange for sale
     of marketing rights................................            -             -      (600,000)
    Equity in net loss of joint venture
     and minority interest of subsidiary................      231,712             -      (182,009)
    Depreciation and amortization.......................      283,884       238,609        79,416
    Provision for bad debts.............................       78,002        30,000             -
    Accrued interest on notes receivable, stockholders..       (7,800)       (8,032)            -
    Stock issued for services...........................       55,000        31,260             -
    Loss on abandonment of mining properties............            -       794,315        43,251
    Loss on write-off of investment.....................            -       600,000             -
    Loss on write-off of note receivable................    3,084,729             -             -
    Changes in assets and liabilities, net of
     purchase of GAIA:
     Accounts receivable................................     (199,820)       37,064       (16,847)
     Inventories........................................     (248,401)            -             -
     Prepaid expenses and other current assets..........     (187,876)        8,068       (52,491)
     Other assets.......................................     (201,304)      (11,327)       (6,670)
     Accounts payable and accrued expenses..............      119,235       362,099       376,430
                                                          -----------   -----------   -----------
         Net cash used in operating activities..........   (4,332,879)   (2,854,274)   (1,862,422)
                                                          -----------   -----------   -----------
Cash flows from investing activities:
 Purchase of certificates of deposit....................     (200,000)            -             -
 Increase in note receivable............................     (326,217)     (130,817)   (2,931,580)
 Purchase of businesses.................................   (2,297,914)            -      (923,827)
 Investment in joint venture............................     (210,829)            -             -
 Collection of notes receivable.........................      106,895       (12,467)      175,000
 Purchase of technology and patents.....................     (112,608)            -      (252,703)
 Payment of organization costs..........................            -       (29,957)      (49,136)
 Payment for non-compete agreement......................     (105,000)            -             -
 Purchase of property and equipment.....................     (294,936)     (480,302)      (75,331)
                                                          -----------   -----------   -----------
       Net cash used in investing activities............   (3,440,609)     (653,543)   (4,057,577)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
 Proceeds from notes payable to stockholder.............        6,698        40,000       350,000
 Issuance of common stock...............................    2,109,583     3,623,569     1,754,809
 Issuance of preferred stock............................      750,000     2,024,000             -
 Issuance of preferred stock of subsidiary..............            -        15,000             -
 Issuance of common stock of subsidiaries...............            -             -     2,554,859
 Purchase of treasury stock.............................            -        (3,000)            -
 Line of credit borrowings (repayments).................     (300,000)      634,000             -
 Issuance of notes payable and long-term debt...........    3,035,166       724,508       729,782
 Repayment of notes payable and long-term debt..........     (456,151)     (570,646)      (12,500)
 Redemption of preferred stock..........................     (305,000)            -             -
                                                          -----------   -----------   -----------
         Net cash provided by financing activities......    4,840,296     6,487,431     5,376,950
                                                          -----------   -----------   -----------
Net increase (decrease) in cash.........................   (2,933,192)    2,979,614      (543,049)
Cash and cash equivalents, beginning of year............    3,266,518       286,904       829,953
                                                          -----------   -----------   -----------
Cash and cash equivalents, end of year..................  $   333,326   $ 3,266,518   $   286,904
                                                          ===========   ===========   ===========

         See accompanying notes to consolidated financial statements.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of North American Technologies Group, Inc., (NATK) and the accounts of subsidiaries in which the corporation directly or indirectly owns more than 50% of the voting stock as of the end of each year. All significant intercompany accounts and transactions have been eliminated. North American Technologies Group, Inc., its subsidiaries and affiliates are referred to herein as the Company.

     During March and June 1995, the Company acquired 100% of the outstanding stock of EET, Inc. (EET) and Industrial Pipe Fittings, Inc. (IPF). In addition, in December 1995, the Company acquired certain assets of GAIA Technologies, Inc. and its affiliates (collectively GAIA) (see Note 2(a)). The acquisition of EET and IPF were accounted for as pooling-of-interests, and accordingly, the financial statements have been restated to include the historical financial results of EET and IPF (see Note 2). In addition, as a result of the acquisition of EET and IPF, the consolidated financial statements which had previously been presented as a development stage enterprise have been restated and reclassified to conform the prior years' data to the current presentation.

     NATK was incorporated December 24, 1986, in the state of Delaware as Mail Boxes Coast to Coast (MBCC). Prior to March 1992, MBCC was a franchisee for Mail Boxes, Etc. USA, Inc. and from inception incurred significant operating losses. As a result, between March and June 1992, MBCC undertook a series of transactions that resulted in the disposition of all of the operating assets and liabilities of MBCC, and the acquisition of 58.7% of the outstanding common stock of North American Technologies, Inc. (NAT), a company engaged in developing technologies related to the environmental clean-up industry and reclamation of natural resources. For accounting purposes, NAT was considered the continuing entity, and the transactions were accounted for as a recapitalization of NAT followed by the issuance of new NAT shares of common stock for the net assets of MBCC.

     On January 29, 1993, MBCC changed its name to North American Technologies Group, Inc. On November 5, 1993, North American Technologies Group, Inc.
acquired the remaining 41.3% minority interest of NAT (see Note 11).   This
transaction was recorded at book value of MBCC.

THE COMPANY

     The Company and its wholly-owned subsidiaries are engaged in the development, acquisition and application of technologies which management believes have applications in various industries. The Company through EET provides on-site decontamination of buildings and equipment contaminated with polycholorinated biphenyls, radioactive isotopes or other toxic materials utilizing EET's patented TechXTract system. IPF manufactures and distributes proprietary and standard transition products (custom pipe, pipe fittings and valves). GAIA manufactures and distributes porous pipes used for irrigation purposes and alternative building materials, such as air-conditioner base pads, made from recycled rubber and thermoplastic. All other wholly-owned or majority owned subsidiaries of the Company are not significant or are inactive.

INVENTORIES

     Inventories are valued at the lower of cost (first-in, first-out) or market. Costs includes material costs, direct labor, and applied overhead.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PATENTS AND PURCHASED TECHNOLOGIES

     Patents and purchased technologies are stated at cost, less accumulated amortization. Patent costs and purchased technologies are being amortized by the straight-line method over their remaining lives, ranging from two to sixteen years.

INTANGIBLE ASSETS

     Goodwill represents the excess of the purchase price over the fair market value of net asset received in business combinations accounted for by the purchase method. Goodwill is being amortized by the straight-line method over twenty years. The Company analyzes goodwill periodically to determine whether any impairment has occurred in the carrying value. Based upon the anticipated future undiscounted cash flows from operations, in the opinion of Company management, there has been no impairment.

      Other intangible assets are comprised of non-compete agreements and organization costs and are stated at cost, less accumulated amortization. The non-compete agreements are being amortized by the straight-line method over the life of the agreements, seven years. The organization costs are being amortized by the straight-line method over five years.

INVESTMENT IN JOINT VENTURE

     The Company's investment in its 50% owned joint venture is accounted for using the equity method of accounting; whereby, the investment is carried at cost and adjusted for the Company's proportionate share of undistributed earnings or losses.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property and equipment are stated at cost. Leasehold improvements are amortized over the term of the lease. Fixed assets are depreciated by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes over their estimated useful lives, ranging from three to fifteen years.

INCOME TAXES

     Deferred taxes result from temporary differences between the financial statement and income tax basis of assets and liabilities (see Note 15). The Company adjusts the deferred tax asset valuation allowance based on judgments as to future realization of the deferred tax benefits supported by demonstrated trends in the Company's operating results.

RESEARCH AND DEVELOPMENT

     Expenditures for research and development of products and processes and for the operation of pilot projects are charged to expense as incurred.

LOSS PER COMMON SHARE

     The loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

REVENUE RECOGNITION

     Service revenues are recognized as services are performed. Such revenues also include the cost of services subcontracted to third parties that are reimbursed to the Company by its customers. Product revenues are recognized when the products are shipped.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH EQUIVALENTS

     The Company considers all highly liquid instruments purchased with an initial maturity of three months or less to be cash equivalents.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121). SFAS No. 121, requires, among other things, that impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. The Company will adopt SFAS No. 121 in 1996 and its implementation is not expected to have a material effect on the consolidated financial statements.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity investments of the employer or the employer incurs liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

CONCENTRATION OF CREDIT RISK

     At December 31, 1995, the Company's cash in a financial institution exceeded the federally insured deposit limit by $330,424. The Company extends credit to its customers in various industries, including petrochemical, construction, mining, waterworks and environmental, and there is no concentration of credit risk.

NOTE 2 - ACQUISITIONS

     (a) On December 29, 1995, the Company acquired certain tangible and intangible assets of GAIA Technologies, Inc. and certain affiliates (collectively GAIA), for a total purchase price of $4,041,500, pursuant to the purchase agreement dated December 29, 1995. The purchase price was paid as follows: (1) $2,186,903 in cash; (2) a note payable of $1,050,000; (3) 1,666,667 shares of the Company's common stock; (4) assumption of $194,000 of liabilities; and (5) transactional costs totalling $111,011. Prior to the closing, the Company had advanced GAIA $1,881,400 under debt agreements bearing interest at 10%. At closing, the outstanding advances and accrued interest were forgiven as part of the cash portion of the purchase price. See Note 7 for terms of the note payable portion of the purchase price. The agreement provides for royalty payments on certain products sold by the Company for a period of up to 15 years. The Company is not currently manufacturing any products subject to the royalty provisions.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As part of the transaction, the Company granted to TieTek, Inc. (TieTek) an exclusive license to develop the railroad crosstie business using certain patents and technologies purchased from GAIA and currently owned by the Company. TieTek is owned by three individuals, two of whom are officers of the Company's subsidiary, GAIA. The Company has a two year exclusive right and option to purchase TieTek if the Company satisfies certain funding obligations over the next two years. The Company entered into a loan agreement to provide TieTek up to $1,500,000 to be used exclusively for the development of the crosstie technology. See Note 4 for the terms of the loan agreement.

     The GAIA acquisition was accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired based on their estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of the assets acquired has been recorded as goodwill, which will be amortized over twenty years. The estimated fair value of assets acquired are as follows:

                                                                        AMOUNT
                                                                    ----------
     Inventories..................................................  $   17,249
     Accounts receivable..........................................       3,000
     Equipment....................................................     865,384
     Patents and purchased technology.............................   1,000,000
     Goodwill.....................................................   2,155,867
                                                                    ----------
                                                                    $4,041,500
                                                                    ==========

     The operating results of GAIA are not included in the accompanying statements of loss since the purchase occurred on December 29, 1995. The following pro forma summary presents the effect on the statements of loss for the year ended December 31, 1995 and the preceding year, as if the purchase had occurred at the beginning of 1994, after giving effect to certain adjustments, including depreciation, amortization, interest expense and legal expense, penalties and other expense associated with liabilities not assumed.

                                                         1995          1994
                                                     ------------  -------------
     Revenues......................................  $ 2,869,000    $ 2,362,000
                                                     ===========    ===========
     Loss from continuing operations...............  $(8,138,000)   $(5,889,000)
                                                     ===========    ===========
     Net loss......................................  $(8,138,000)   $(6,006,000)
                                                     ===========    ===========
     Net loss per share............................  $      (.45)   $      (.43)
                                                     ===========    ===========

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of these dates or of results which may occur in the future.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (b) On March 7, 1995, the Company acquired EET, Inc. (EET), a Texas corporation, pursuant to an Agreement and Plan of Merger dated February 7, 1995. On June 30, 1995, the Company acquired Industrial Pipe Fittings, Inc.
(IPF), a Texas corporation, pursuant to an Agreement and Plan of Merger dated June 22, 1995. To effect these acquisitions, the Company issued an aggregate of 3,070,729 shares of the Company's common stock and warrants (issued to replace EET's outstanding stock purchase warrants) to purchase up to 71,000 shares of the Company's common stock.

     The EET and IPF acquisitions were accounted for as a pooling-of-interest, accordingly, the accompanying consolidated financial statements for the years ended December 31, 1994 and 1993 have been restated to include the financial position and operations of EET and IPF.

     Operating results of the separate companies for the years prior to the merger were:


     December 31,                                         1994              1993
                                                   -----------   ---------------
     Revenue as previously reported.............   $    13,542   $             -
     Revenue of EET.............................     1,426,748           269,073
     Revenue of IPF.............................       505,407                 -
                                                   -----------   ---------------

                                                   $ 1,945,697   $       269,073
                                                   ===========   ===============

     Net loss as previously reported............   $(4,057,098)  $    (1,377,679)
     Net loss of EET............................      (880,822)         (125,823)
     Dividends on EET preferred stock...........       (22,532)                -
     Net income of IPF..........................        24,122                 -
                                                   -----------   ---------------

                                                   $(4,936,330)  $    (1,503,502)
                                                   ===========   ===============

     Net loss per share as previously reported..   $      (.37)            $(.25)
     Effect of EET..............................           .02                 -
     Effect of IPF..............................             -                 -
                                                   -----------   ---------------

                                                   $      (.35)            $(.25)
                                                   ===========   ===============

     The dividends on EET preferred stock are reflected as minority interest in net loss (income) of subsidiary in the consolidated statement of operations for the years ended December 31, 1995 and 1994.

     (c) On August 31, 1993, EET acquired certain assets and assumed certain liabilities from Enclean, Inc., at a total cost of $923,827. The acquisition was accounted for as a purchase and, accordingly, the operations of the acquired business are included in the Company's results of operations from August 31, 1993. The accounts of the acquired business are included in the Company's balance sheet at the fair market value of the assets acquired net of liabilities assumed as of the purchase date. The excess of cost over the fair market value of the net assets acquired has been assigned to goodwill and is being amortized over twenty years on a straight-line basis commencing with date of acquisition.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVENTORIES

     At December 31, 1995 and 1994, inventories consisted of the following:

                                                                                           1995             1994
                                                                                       --------       ----------
     Raw materials................................................................     $ 40,938       $   25,219
     Work-in-process..............................................................       11,796           17,507
     Finished goods...............................................................      277,168           21,528
                                                                                       --------       ----------

                                                                                       $329,902       $   64,254
                                                                                       ========       ==========

NOTE 4 - NOTES RECEIVABLE

     At December 31, 1995 and 1994, notes receivable consisted of the following:

                                                                                           1995              1994
                                                                                       --------        ----------
     Note receivable from Euro Scotia Funding Limited (a).........................  $         -        $2,800,763
     Note receivable from TieTek (b)..............................................      219,592                 -
     Other........................................................................       29,375                 -
                                                                                       --------        ----------

                                                                                    $   248,967        $2,800,763
                                                                                       ========        ==========

     (a) In April 1993, the Company had invested $2,554,859 with Euro Scotia Funding Limited (ESF) in exchange for a secured note receivable, which the Company could call upon thirty days notice to ESF. Through April 1994, income from the note was generated from the management, by ESF, of investments in various margin transactions involving U.S. and other governmental debt securities, currency forward exchange contracts and certain corporate debt and equity securities. Under the terms of the note, the Company and ESF shared equally in trading profits. For the years ended December 31, 1995, 1994 and 1993, the Company recognized interest income totalling $283,966, $85,832 and $523,623, respectively, and trading profits for the years ended December 31, 1994 and 1993, totalling $512,312 and $2,169,672, respectively.

     Effective December 31, 1994, the Company renegotiated the terms of the note receivable from ESF. Under the new agreement, ESF was to repay the note in ten semi-annual installments of $327,885, plus interest at 10% per annum, commencing July 1, 1995. ESF elected, as permitted under the agreement, to prepay as of December 31, 1994 the earliest payments using the amounts owed to it by the Company for borrowings under the line of credit agreement (see Note 7(c)) and for services rendered. At December 31, 1994, the face value of the original note plus accrued interest receivable totalled $3,278,857, borrowings under the line of credit plus accrued interest payable totalled $356,473, and amounts owed to ESF for services totalled $121,621. The net balance of $2,800,763 was reflected on the consolidated balance sheet at December 31, 1994.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The note was to be collateralized by $3,200,000 in U.S. Treasury obligations held by a third-party brokerage firm for the benefit of the Company. ESF had signed an irrevocable power of attorney to the Company giving it the ability to seize the collateral in the event of a default, provided that such default was not cured within thirty days after written notice. In addition, there were irrevocable instructions provided to the brokerage firm stating that ESF would be allowed to trade the securities constituting the collateral. However, the securities had to be substituted with U.S. treasuries, and the value of such securities could not fall below the lesser of $3,200,000 or 110% of the outstanding principal balance on the note.

     The semi-annual payment due January 1996, in accordance with the note agreement was not paid by ESF. During the fourth quarter of 1995, the Company learned that the brokerage firm that holds the collateral for the ESF note and an affiliate of ESF were named as defendants in a lawsuit filed by the Florida Department of Insurance in which it is alleged, among other things, that such brokerage firm issued false account confirmations. The Company also learned that such brokerage firm has applied for withdrawal as a registered broker/dealer in a number of states, including the state in which such securities were to have been held.

     In early 1996, the Company also learned that the United States Securities and Exchange Commission sought and was granted in late December 1995, a temporary restraining order against certain affiliates of ESF in the United States District court for the District of Colorado that, among other things, froze investor funds of the defendants and certain of their affiliates, and required each such party to prevent the disposition, transfer or other disposal of any of their funds or other assets then held by them, under their control or over which they exercise investment or other authority.

     After learning of the lawsuit, the Company unsuccessfully attempted to gain reliable information about the existence and the value of the securities that were to have been held for the Company's benefit in connection with the ESF note. Accordingly, as of December 31, 1995, the Company decided to write-off the note receivable of $2,800,763 and accrued interest recognized during 1995 of $283,966, for a total loss of $3,084,729.

     The Company has made demand for payment of the ESF note, in accordance with the agreement and is exploring its other options against ESF and the brokerage firm charged with holding the collateral for the note.

     (b) On December 29, 1995, the Company, in association with the acquisition of GAIA (see Note 2(a)), has provided TieTek with a credit facility that allows TieTek to borrow a maximum of $1,500,000 to be used exclusively for the development of the crosstie technology. The loan bears interest at 10% and is due two years after the earlier of (1) the date the Company provides notice that they will not exercise their option or (2) the expiration of the option period. The loan is collateralized by TieTek's assets, capital stock and 666,667 shares of the Company's common stock issued for the purchase of GAIA.

NOTE 5 - PROPERTY AND EQUIPMENT

     At December 31, 1995 and 1994, major classes of property and equipment consist of:

                                                        1995         1994
                                                     ----------   ---------
     Machinery and equipment.......................  $1,433,223   $ 492,855
     Automobiles...................................      81,232      60,514
     Furniture and fixtures........................     110,387     131,153
     Leasehold improvements........................      49,032      49,032
                                                     ----------   ---------
                                                      1,673,874     733,554
     Less:  Accumulated depreciation...............    (272,240)   (140,696)
                                                     ----------   ---------

                                                     $1,401,634   $ 592,858
                                                     ==========   =========

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - INVESTMENT IN JOINT VENTURE

     Effective January 1, 1995, the Company entered into a joint venture agreement with a non-affiliated company. The Company has a 50% ownership interest in the joint venture which is accounted for using the equity method of accounting and is included in other assets. The joint venture performed a demonstration project for a major environmental company which documented the Terrazyme system to be effective in cleaning certain waste streams for recycle and reuse. In December 1995, the Company suspended any additional funding of the joint venture pending the results of a current test project and the
development of waste streams sufficient to justify further investment.   During
1995, the Company had contributed cash totalling $210,829 and equipment valued at $200,000. The Company's share of net loss from the joint venture for the year ended December 31, 1995 totalled $231,712.

     The following is a summary of financial position at December 31, 1995, and results of operations of the joint venture for the year ended December 31, 1995:

                                                                         AMOUNT
                                                                     ----------
     Assets:
      Current....................................................    $        -
      Equipment..................................................       358,233
                                                                     ----------
                                                                     $  358,233
                                                                     ==========
     Liabilities:
      Current....................................................    $        -
      Equity.....................................................       358,233
                                                                     ----------
                                                                     $  358,233
                                                                     ==========

      Revenues...................................................    $        -
      Expenses...................................................       463,424
                                                                     ----------
      Net loss...................................................    $ (463,424)
                                                                     ==========

     The net income (loss) from affiliates totalling $50,000 and $(233,846) for 1994 and 1993, respectively, represents the Company's share of net income (loss) from a joint venture which was terminated in June 1994.

NOTE 7 - SHORT-TERM BORROWINGS

     At December 31, 1995 and 1994, short-term borrowing were as follows:

                                                              1995         1994
                                                        ----------     --------
        12% note payable, due March 1996 (a).........   $1,050,000     $      -
        Line of credit (b)...........................            -      300,000
        Other........................................       61,658            -
                                                        ----------     --------
                                                        $1,111,658     $300,000
                                                        ==========     ========

     (a) The Company issued the note payable in association with the purchase of GAIA (see Note 2(a)). The note is due March 28, 1996, including interest at 12% and is collateralized by all assets acquired from GAIA. On March 26,1996, an amendment to the note was executed to extend the maturity date to April 15, 1996. The note was paid in full upon the issuance of the Series F convertible preferred stock on April 8, 1996, see Note 20.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     (b) Borrowings outstanding under EET's $500,000 line of credit with a bank. The borrowings bear interest at the bank's prime plus 2%. This agreement was repaid and terminated when the Company acquired EET.

     (c) In January 1994, the Company entered into an agreement with ESF which provided for a line of credit. As additional consideration for the loan, the Company issued ESF 200,000 shares of common stock with a quoted market price totalling $650,000. Effective December 31, 1994, the Company and the lender agreed to terminate the agreement, cancel the related common shares and offset all outstanding borrowings plus accrued interest totalling $356,473 against the note receivable owed to the Company by the lender (see Note 4(a)).

     The Company's weighted average short-term borrowing rate for the years ended December 31, 1995 and 1994 were 10.2% and 10.5%, respectively.

NOTE 8 - LONG-TERM DEBT

     At December 31, 1995 and 1994, long-term debt is as follows:

                                                                                    1995             1994
                                                                                   ------           -----
     13.5% convertible subordinated debentures
       due September 2000 (a)................................................    $2,700,000     $        -
     12% convertible note payable, due
       January 1996 (b)......................................................       150,000              -
     Convertible debenture, prime rate plus 2%
       (10.5% at December 31, 1995), due June
       1996 (c)..............................................................       250,000        250,000
     8% convertible debenture, due August
       1999 (d)..............................................................       500,000        500,000
     12% note payable to officer, due January 31, 1997 (e)...................       120,000              -
     Note payable, 6%, paid-off in 1995......................................             -        100,000
     Note payable, prime plus 2.5%
       paid-off in 1995......................................................             -        212,500
     Other...................................................................        79,857              -
                                                                                  ---------     ----------
                                                                                  3,799,857      1,062,500
     Less current maturities.................................................      (264,396)      (562,500)
                                                                                   --------       --------
                                                                                 $3,535,461      $ 500,000
                                                                                 ==========      =========

     (a) In September 1995, the Company borrowed $2,700,000 from issuance of convertible subordinated debentures and stock warrants to acquire 2,700,000 shares of the Company's common stock at an exercise price of $1 per share. The notes bear interest at 13.5% per annum, which is payable semi-annually beginning March 1996, but may be deferred during the first three years at the option of the Company. The principal amount of the notes and any deferred interest is convertible at the holder's option into the Company's common stock at $1.00 per share, subject to anti-dilution provisions, as defined, any time after September 1996, through the maturity date of September 2000. Any portion of the debt that has not been converted is due in September 2000. The notes are subordinated to all existing and future senior indebtedness of the Company.

     As part of the closing on the Series F preferred stock in April 1996, the holders of the subordinated debentures converted the $2,700,000 principal balance of their notes into 27 shares of Series F convertible preferred stock. Interest on the subordinated debentures through the closing of $198,000 was paid prior to the conversion (see Note 20).

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     (b) In January 1996, the note payable and accrued interest was converted into 248,131 shares of the Company's common stock in accordance with the original terms of the agreement. Accordingly, the note has been classified as long-term at December 31, 1995.

     (c) The debentures are convertible into the Company's common stock by dividing the principal balance by 75% of the average trading price of the stock during the ten days preceding conversion.

     (d) In August 1994, the Company borrowed $500,000, bearing interest at 8% per annum, from an individual lender. The loan matures in August 1999. The Company may prepay the loan with a penalty amounting to 2% of the principal balance for each year the prepayment precedes the scheduled maturity date. The loan is convertible into shares of the Company's common stock at $1.50 per share which exceeded the fair market value at the date of the agreement. However, if the Company elects to prepay the loan when the market price is below $1.50 per share, the lender has the option to convert the loan into shares of common stock at a 15% discount from the then-current market price.

     (e) The note payable to an officer of the Company is unsecured, bears interest at 12% payable monthly, and is due on January 31, 1997.

NOTE 9 - RELATED PARTY TRANSACTIONS

     At December 31, 1995, the Company had accrued $250,000 in settlement of the former Chairman of the Board's five-year employment agreement. The settlement is payable in bi-weekly payments of $11,538, beginning January 12, 1996. From July 1995 through December 1995, the former Chairman was a consultant to the Company and was paid $15,000 a month.

     Included in long-term debt at December 31, 1995, is a note payable to an officer of the Company (see Note 8). The Company incurred no interest expense on this note for 1995.

     At December 31, 1994, notes payable stockholders consisted of various unsecured notes payable to stockholders of the Company. The notes are due on demand and bear interest at 8% per annum. Interest expense for the years ended 1995, 1994 and 1993 totalled $10,849, $28,933 and $8,889, respectively.

     Simultaneously, with the purchase of GAIA, certain former officers of GAIA became officers of the Company. In addition, the former stockholders of GAIA have the right to select an individual as director of the Company. See Notes 7 and 2(a), for note payable and other transactions with GAIA in association with the purchase of certain assets.

     In 1994, $290,000 of notes payable to the stockholders of EET were converted to preferred stock. In 1995, the preferred stock was redeemed as a result of the acquisition of EET (see Note 10).

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - MINORITY INTEREST

     The minority interest shown on the consolidated balance sheets are comprised of the following at December 31:

                                                                           1995           1994
                                                                       -----------     ----------
     Preferred shares
      522728 Alberta $2.50 convertible
      preferred 4,500 shares and 8,000
      shares outstanding in 1995 and 1994,
      respectively.................................................     $   16,488     $   29,312

     EET, Inc.
      Preferred stock $1.00 par value,
        cumulative; 305,000 shares outstanding
       in 1994 and redeemed in 1995 for $305,000...................              -        305,000
                                                                        ----------     ----------
                                                                        $   16,488     $  334,312
                                                                        ==========     ==========

NOTE 11 - STOCKHOLDERS' EQUITY

     On December 28, 1995, the Company issued 30 shares of Series D convertible preferred stock (Series D) for $750,000. The Series D holders are entitled to quarterly cumulative dividends totalling $3,750 per year per share of preferred stock and certain liquidation preferences. At the option of the Series D holders, the preferred stock may be converted into the Company's common stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to market as defined or (b) $.875 per share. The Series D stock can not be converted until March 11, 1996, at which time one third is eligible for conversion, with the remaining two thirds eligible for conversion in April and May 1996. In March 1996, 10 shares of Series D convertible preferred stock were converted into 414,800 shares of the Company's common stock.

     During 1994, the Company issued 220 shares of Series A convertible preferred stock (Series A) for net proceeds totalling $2,024,000. Each share of Series A was convertible into the Company's common stock at a conversion rate equal to $10,000 divided by 77% of the closing bid price of the Company's common stock on the conversion date, per share. During 1994, Series A holders elected to convert 170 shares for 1,219,751 shares of the Company's common stock. In 1994, as an inducement not to convert any further Series A shares, the Company issued 15 shares of Series B and C convertible preferred stock to the holders of the Series A shares. The Series B and C preferred stock were issued with conversion terms identical to those of the Series A. The Company realized no proceeds from the issuance of the Series B and C preferred shares. During 1995, all remaining Series A, B and C preferred stock were converted into 424,506 shares of the Company's common stock.

     During 1995 and 1994, 3,500 and 1,000 shares, respectively, of $3.50 convertible preferred stock of the Company's majority-owned subsidiary 522728 Alberta, Ltd. were converted into 350,000 and 100,000 shares, respectively, of the Company's common stock which was issued from treasury stock.

     During 1993, the Company purchased the minority interest in one of its majority-owned subsidiaries (NAT). In accordance with a plan of arrangement with the minority stockholders, each majority stockholder received one share of the Company's common stock in exchange for two shares of the subsidiary's stock held by the minority stockholders. The Company issued 4,443,147 shares of treasury stock and 1,034,626 shares of common stock for the purchase of the minority interest and recorded the transaction at book value of the subsidiary.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In association with the Company's purchase of the remaining minority interest of the subsidiary described above, 3,250,000 shares were subject to escrow; 1,625,000 shares are "Class I Escrow Shares" and 1,625,000 shares are "Class II Escrow Shares." These shares are treated as contingent shares, and accordingly, have been excluded from weighted average shares in the computation of loss per common shares.

     The provisions relating to the "Class I Escrow Shares" were not met, and these shares were retired effective December 31, 1994. The "Class II Escrow Shares" shall be released if the Company shall be acquired prior to December 31,
1996 for a purchase price exceeding $250,000,000.   At December 31, 1995, these
shares are held in escrow.

     At December 31, 1995, the Company had common stock reserved for future issuance as follows:

                                                                       SHARES
                                                                     -----------
     Conversion of convertible debt..............................  $   3,900,000
     Conversion of preferred stock...............................      1,100,000
     Stock options outstanding...................................      4,900,000
     Stock warrants outstanding..................................      5,300,000
                                                                   -------------

                                                                   $  15,200,000
                                                                   =============

NOTE 12 - INVESTMENT - SALE OF MARKETING RIGHTS

     In February 1993, the Company sold rights to market its environmental technologies throughout Canada, excluding the Provinces of Alberta and Saskatchewan. In exchange, the Company received 600,000 common shares of Katlor Environmental Technologies, Inc. (Katlor), a publicly traded Canadian corporation. Such shares were restricted for a period of one year from the date of the transaction. At the time of the transactions, unrestricted common shares of Katlor had a quoted market value of Canadian $2.32 per share (U.S. $1.83). Because the shares received represent such a large percentage (8.1%) of the outstanding common shares of Katlor and because the shares could not be sold for a period of one year, management of the Company assigned a value of U.S. $600,000 (U.S. $1.00 per share) to the transactions. For the year ended December 31, 1993, the Company had recorded a gain of $600,000 from the sale of marketing rights in the consolidated statement of loss.

     During the fourth quarter of 1994, the market price of the Katlor shares experienced a dramatic decline and, subsequently, Katlor filed for bankruptcy protection. There has been no public trading in Katlor common stock since December 31, 1994. Due to the current bankruptcy filing and because management believes it is unlikely that the Company will be able to recognize any proceeds from its investment, the balance of $600,000 was written off and recorded as a loss in the statement of loss for the year ended December 31, 1994.


NOTE 13 - MINING ASSETS

     During 1993, the Company abandoned its claim to certain properties in Canada and, accordingly, wrote off its investment in those properties amounting to $43,251. In 1994, the Company decided not to pursue further development of any of its mining properties and, accordingly, wrote off the remainder of its investment in those properties totalling $794,314.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DISCONTINUED OPERATIONS

     Effective July 29, 1994, EET entered into a formal plan to dispose of its analytical services operations. On July 29, 1994, EET sold the fixed assets of the analytical division to a third party. All remaining assets and liabilities, which consisted of accounts receivable and accrued liabilities, were retained by the Company. This is considered a discontinued operation. No gain or loss on the disposal of the discontinued segment was incurred because the analytical services operations did not continue beyond July 29, 1994 and there was no gain or loss on the disposal of the assets.

NOTE 15 - INCOME TAXES

     Deferred taxes are determined based on the temporary differences between the financial statement and income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

     The components of deferred income tax assets at December 31, 1995 and 1994, were as follows:

          DECEMBER 31,                                         1995            1994
          ------------                                      -----------     -----------
          Deferred tax assets
           Net operating loss carryforward..............    $ 3,886,000     $ 2,685,000
           Bad debt reserves............................      1,076,000               -
           Other........................................        125,000           4,000
                                                            -----------     -----------
          Gross deferred tax assets.....................      5,087,000       2,689,000
          Valuation allowance...........................     (5,087,000)     (2,689,000)
                                                            -----------     -----------
          Net deferred income taxes.....................    $         -     $         -
                                                            ===========     ===========

          At December 31, 1995, the Company has net operating loss carryforwards for federal income tax purposes totalling approximately $11,429,000 which, if not utilized, will expire as follows:

             YEAR
             ENDED
          DECEMBER 31,                                                         AMOUNT
          ------------                                                      -----------
               1999.........................................................$   162,000
               2000.........................................................     32,000
               2001.........................................................    102,000
               2002.........................................................    391,000
               2003.........................................................    376,000
               2004.........................................................    457,000
               2005.........................................................    169,000
               2006.........................................................    559,000
               2007.........................................................    462,000
               2008.........................................................  1,669,000
               2009.........................................................  3,125,000
               2010.........................................................  3,925,000
                                                                             ----------
                                                                            $11,429,000
                                                                            ===========

     The figures above are stated on a consolidated basis. Federal tax laws only permit the use of net operating loss carryforwards by the individual entities that originally sustained the losses.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - STOCK OPTIONS AND WARRANTS

     The Company has not adopted a formal stock option plan, however, as of December 31, 1995, by approval of the Board of Directors, the Company has granted the following stock options: approximately 3,550,000 options to directors, officers and employees and approximately 1,350,000 options to consultants and in connection with financing transactions.

     All of the options to directors, officers and employees are exercisable at prices that range from $1.00 to $2.50, which equaled or exceeded the market price per share at the date granted. These options generally vest over a four or five year period and expire five years after vesting. All options issued to consultants and in connection with financing transactions are exercisable at prices that range from $.75 to $2.50, which equalled or exceeded the market price per share at the date granted. These options primarily vest immediately and expire through the year 1999.

     As of December 31, 1995, the Company has issued stock warrants totalling 5,278,916 primarily in connection with financing transactions. These warrants are exercisable at prices that range from $.75 to $6.00 per share, which equaled or exceeded the market price per share at the date of grant, and expire through the year 2000.

     At December 31, 1995, the Company had stock options and warrants available for exercise totalling 2,375,000 and 5,278,916, respectively, at exercisable prices ranging from $.75 to $6.00.

NOTE 17 - COMMITMENTS AND CONTINGENCIES

     The Company rents equipment and office space under operating leases on both long and short-term basis. Rent expense amounted to approximately $168,000, $156,000 and $259,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

     Minimum annual rentals under non-cancelable operating leases of more than one year in duration are as follows:

     YEAR ENDING DECEMBER 31,                                      AMOUNT
     ------------------------                                    ----------
          1996............................................       $  144,000
          1997............................................          170,000
          1998............................................          126,000
          1999............................................          126,000
          2000............................................           94,000
                                                                 ----------

                                                                 $  660,000
                                                                 ==========

     At December 31, 1995, the Company had employment contracts that provide for payments of approximately $1,090,000 annually through 1999.

     At December 31, 1995, the Company had an outstanding letter of credit totalling $200,000. The letter of credit is collateralized by a certificate of deposit and expires June 1, 1996.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In November 1988, a suit was filed against MBCC, the predecessor to the Company, by a former franchisee. The plaintiff alleged that the Company failed to provide the plaintiff with an offering prospectus and made false representations. The suit claims damages in excess of $425,000. The court recently granted the Company's motion to dismiss the action based upon the plaintiff's failure to prosecute the action. The plaintiff responded by filing a motion to reinstate the action, which is now before the court. The Company intends to vigorously defend against this action.

     In April 1993, an individual brought an action against NAT and other defendants, which seeks delivery of 200,000 shares of common stock of NAT and damages amounting to $1.7 million (CND) for failure to provide the shares on a timely basis. The Company intends to vigorously defend against this action.

     In July 1993, an individual brought action against North American Gold Corp. (predecessor to NAT) and a brokerage firm for the conveyance of 150,000 shares of North American Gold Corp. at $.50 per share or alternatively, for damages and attorney fees. The claim is based upon a letter dated July 17, 1991, purportedly signed by the president of the brokerage firm named in the suit. The Company intends to vigorously defend against this action.

     Under a 1992 license agreement, the Company received exclusive rights to purchase a certain proprietary stabilized enzyme. During the second quarter of 1993, management discovered that the licensor had violated the agreement by selling the enzyme to its competitors. In response to this violation and because the enzyme proved to be ineffective, the Company terminated the agreement. In September 1993, the licensor brought suit in federal court for delivery of 90,000 common shares of NATK which were being held in escrow under the terms of the license agreement. The Company was successful in terminating the federal court proceedings and thereby requiring arbitration before the American Arbitration Association. The arbitration proceedings were completed in February 1996, and the Company is awaiting the arbitrator's decision.

     In April 1995, the Company filed a lawsuit against a former officer and director of the Company. In late 1994, the Company commenced an investigation of this former director's activities, and on January 23, 1995, requested and received his resignation. The Company's claims against him are based on actions taken both before and after his resignation and include breaches of duties owed by him to the Company, torts against the Company and defamation of the Company's business reputation. The Company has requested relief in the form of a temporary injunction, permanent injunction and other damages. In June 1995, the former officer filed a counter lawsuit against the Company and other parties, which has been dismissed. The lawsuit also includes claims against a former officer of a subsidiary of the Company. The claims against him include breach of duties owed by him to the Company and torts against the Company, based on his alleged aid to the former officer and director. This individual has filed a counter lawsuit against the Company and other parties.

     If the foregoing litigation is decided against the Company, it could have a material adverse effect on the financial conditions of the Company.

NOTE 18 - SUPPLEMENTAL CASH FLOW INFORMATION

     During the year ended December 31, 1995, the Company paid interest totalling approximately $25,000. For the years ended December 31, 1994 and 1993, the Company paid no interest.

     During 1995, the Company issued shares of common stock for the acquisition of EET and IPF totalling 3,070,729. These acquisitions have been accounted for as pooling-of-interests (see Note 2(b)). Accordingly, these non-cash transactions have been recorded in the years the acquired companies were organized due to the restatement of the Company's consolidated financial statement.

     During 1995, in association with the purchase of GAIA, the Company issued 1,666,667 shares of common stock, issued debt of $1,050,000 and assumed liabilities of $194,000.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     During 1995, the Company contributed equipment with a book value totalling $200,000 to a 50% owned joint venture.

     In 1995 and 1994, the Company issued 125,000 and 20,000 shares, respectively, of the Company's common stock for compensation and services provided totalling $55,000 and $31,260, respectively.

     In 1993, the Company sold marketing rights (see Note 12) in exchange for common stock valued at $600,000.

     In 1993, the Company acquired the remaining minority interest in a subsidiary through the issuance of 4,443,147 common shares held in the treasury and 1,034,626 newly issued common shares. The transaction was recorded at net book value or $743,017.

NOTE 19 - BUSINESS SEGMENTS

     The Company has two reportable business segments, as noted below:

     Environmental Group: Environmental services and energy resource reclamation, including enzyme processes, mechanical systems and bioremedial technologies.

     Manufacturing and Distribution Group: Manufactures and distributes proprietary and standard products (custom pipe, pipe fittings and valves). Manufactures and distributes porous pipe, wood substitution and alternative building materials made from recycled rubber and thermoplastics.

                                                   1995           1994            1993
                                                ----------     -----------     -----------
     Revenues from unaffiliated customers:
       Environmental.........................   $1,725,384     $ 1,440,290     $   269,073
       Manufacturing and Distribution........      917,351         505,407               -
                                                ----------     -----------     -----------
         Total revenues.......................  $2,642,735     $ 1,945,697     $   269,073
                                                ==========     ===========     ===========
     Operating income (loss):
       Environmental.........................  $(1,943,874)    $(2,101,652)    $(2,111,810)
       Manufacturing and Distribution........       (4,088)         30,785               -
       Other.................................   (2,279,738)     (1,885,423)     (2,560,175)
                                               -----------     -----------     -----------
         Total operating loss................. $(4,227,700)    $(3,956,290)    $(4,671,985)
                                               ===========     ===========     ===========

                                                                      DECEMBER 31,
                                                               --------------------------
                                                                  1995           1994
                                                               -----------    -----------
     Identifiable assets:
       Environmental.....................................      $ 1,827,628    $ 1,940,169
       Manufacturing and Distribution....................        5,012,144        194,221
       Other.............................................        1,044,947      6,056,287
                                                               -----------    -----------

                                                               $ 7,884,719    $ 8,190,677
                                                               ===========    ===========

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                                --------------------------------------
                                                                      1995          1994          1993
                                                                ----------    ----------    ----------
     Capital expenditures:
      Environmental...........................................  $  150,297    $  422,187    $  549,158
      Manufacturing and distribution..........................     991,004        58,115             -
      Other...................................................      19,019             -             -
                                                                ----------    ----------    ----------

                                                                $1,160,320    $  480,302    $  549,158
                                                                ==========    ==========    ==========

     Depreciation and amortization:
      Environmental...........................................  $  230,851    $  211,104    $   79,416
      Manufacturing and Distribution..........................      27,236         8,785             -
      Other...................................................      25,797        18,720             -
                                                                ----------    ----------    ----------

                                                                $  283,884    $  238,609    $   79,416
                                                                ==========    ==========    ==========

NOTE 20 - SUBSEQUENT EVENTS

     In January 1996, an officer and director of the Company loaned $250,000 to IPF under the terms of a promissory note. The note bears interest at 13%, requires monthly payments of $5,700, matures January 1999 and is collateralized by equipment. Proceeds from the note were used to purchase equipment.

     Subsequent to year end, the Company issued 50 shares of Series E convertible preferred stock (Series E) for net proceeds of $1,218,750. The Series E holders have certain liquidation preferences, and are not entitled to any dividends. At the option of the Series E holders, the preferred stock may be converted into the Company's common stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price, as defined or (b) $1.50 per share. One-fourth of the Series E shares can be converted after August 1996, with another one-fourth available for conversion every three months thereafter. In addition, the Company at its option may redeem any of the Series E preferred stock still outstanding on or after February 16, 1999 at $25,000 per share.

     On April 8, 1996, the Company issued 82,000 shares of Series F convertible preferred stock (Series F) and stock purchase warrants to purchase 8,200,000 shares of the Company's common stock (Series F Warrants). Cash proceeds of $5,500,000 were received for issuance of 55,000 Series F shares and 5,500,000 Series F Warrants. The remaining 27,000 Series F shares and 2,700,000 Series F Warrants were issued in exchange for the surrender of the 13.5% convertible subordinated debentures and the warrants (see Note 8(a)). The Series F Warrants have an exercise price of $1.00 per share, subject to certain adjustments, and expire on April 8, 2004.

     Dividends accrue on the Series F shares at a per annum rate of $13.50 per share and are payable semi-annually. The Company may elect to defer and accrue dividend payments during the first three years, in which case, each holder may elect to receive payment of the dividend in the form of additional Series F shares. All accrued but unpaid dividends shall accrue interest at a rate of 13.5%. The holders of the Series F shares have certain liquidation preferences. The Series F shares may be converted into the Company's common stock at the option of the holder using a conversion rate, subject to certain adjustments, of $1.00 per share. On or after April 8, 2001, the Series F shares can be converted at the holder's option using the lesser of (a) the current conversion price; or
(b) a calculated value utilizing a discount to the market price, as defined. Subject to certain conversion rights, the Company may redeem the Series F shares at a face value on or after April 8, 2004.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Each Series F share entitles the holder to voting privileges equal to the number of shares of common stock into which such Series F share may be converted from time to time. In addition, the Company has agreed to cause its Board of Directors to be increased to nine positions, four of which may be filled by nominees selected by the holders of the Series F shares.

     The preferred stock purchase agreement and the certificate of designation for the Series F shares contain covenants which, if breached by the Company, provide for certain remedies. Certain of these covenants are considered outside of the Company's control. These covenants include, among other things, that the Company obtain a minimum net worth, as defined in the agreement, by December 31, 2000. For breach of these covenants that are outside of the Company's control the remedy allows the Series F holders to convert their shares into the Company's common stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted; or (b) a calculated value utilizing a discount to the market price, as defined. Also, the stock purchase agreement contains certain covenants that are considered within the control of the Company. These covenants, among other things, require the delivery of financial information and restrict the Company from incurring additional debt if, immediately upon incurrence of such debt, the Company's debt to equity ratio exceeds a certain ratio, as defined by the agreement. For breach of these covenants that are within the Company's control the remedies allow the Series F holders to elect a majority of the Company's Board of Directors and to either (1) convert their shares into the Company's common stock using a conversion rate computed as the lesser of (a) the conversion price, as adjusted; or (b) a calculated value utilizing a discount to the market price, as defined; or (2) request the Company to redeem their shares. If the Series F holders elect redemption, the shares will be redeemed at the greater of (a) the fair market value, as defined; or (b) the initial purchase price, plus unpaid dividends and interest, if any. At the Company's option, the shares may be redeemed with cash or a three year promissory note.

     The proceeds of the Series E and Series F preferred stock issuances will be used to repay certain debt, accrued interest, and to meet general working capital needs. Because of the significance of the Series E and Series F preferred stock issuances, a pro forma balance sheet presentation has been provided to show the effect of the issuances of the Series E and Series F preferred stock, repayment of certain debt and accrued interest, and the exchange of debt for Series F preferred stock, as if such events occurred at December 31, 1995.

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 1996 AND DECEMBER 31, 1995

                                                        MAR. 31, 1996      MAR. 31
                                                           PROFORMA         1996          DEC. 31
                       ASSETS                             SEE NOTES       UNAUDITED        1995
                      -------                            -------------  -------------  -------------
Current Assets:
 Cash and cash equivalents............................. $   5,464,059   $    154,409   $    333,326
 Certificates of deposit...............................       200,000        200,000        200,000
 Accounts receivables, less allowance for
  doubtful accounts of $30,250 and $34,000.............       660,572        660,572        626,146
 Inventories...........................................       458,734        458,734        329,902
 Prepaid expenses and other............................       454,803        454,803        374,623
                                                         ------------   ------------   ------------
  Total Current Assets.................................     7,238,168      1,928,518      1,863,997
Note receivable........................................       439,199        439,199        248,967
Property and equipment, less accumulated depreciation
  of $334,597 and $272,240.............................     1,718,468      1,718,468      1,401,634
Patents and purchased technologies, less accumulated
 amortization of $193,734 and $155,361.................     1,196,446      1,196,446      1,224,777
Goodwill, less accumulated amortization of $88,459
 and $55,553...........................................     2,545,825      2,545,825      2,576,481
Other intangible assets, less accumulated
 amortization of $46,338 and $38,900...................       137,434        137,434        144,872
Other..................................................       425,424        425,424        423,991
                                                         ------------   ------------   ------------
                                                         $ 13,700,964   $  8,391,314   $  7,884,719
                                                         ============   ============   ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
        ------------------------------------

Current Liabilities:
 Short-term borrowings.................................  $     51,353   $  1,101,353   $  1,111,658
 Current maturities of long-term debt..................       420,000        420,000        264,396
 Accounts payable......................................       689,121        689,121        974,400
 Accrued expenses......................................       755,079        945,429        895,506
                                                         ------------   ------------   ------------
  Total current liabilities............................     1,915,553      3,155,903      3,245,960
Long-term debt, less current maturities................       770,057      3,470,057      3,535,461
Minority interest......................................        16,488         16,488         16,488
                                                         ------------   ------------   ------------
  Total Liabilities....................................     2,702,098      6,642,448      6,797,909
                                                         ------------   ------------   ------------
Commitments and Contingencies
Stockholders' Equity:
 Preferred stock, $.001 par value, 10,000,000 shares
  authorized; 50 and 80 shares issued
  (92,550 proforma)....................................    10,968,750      1,718,750        750,000
 Common stock, $.001 par value, 50,000,000 shares
 authorized; 24,890,216 and 23,927,285 shares issued...        24,891         24,891         23,927
 Additional paid-in capital............................    20,901,145     20,901,145     20,270,015
 Deficit...............................................   (20,731,650)   (20,731,650)   (19,794,812)
 Treasury stock, at cost, 450,000 shares...............       (16,488)       (16,488)       (16,488)
 Less notes receivable for sale of stock...............      (147,782)      (147,782)      (145,832)
                                                         ------------   ------------   ------------
  Total Stockholders' Equity...........................    10,998,866      1,748,866      1,086,810
                                                         ------------   ------------   ------------
                                                         $ 13,700,964   $  8,391,314   $  7,884,719
                                                         ============   ============   ============

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                        CONSOLIDATED STATEMENTS OF LOSS
              THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995
                                   UNAUDITED

                                              1996         1995
                                           -----------  -----------

Revenues................................. $   862,999  $   572,578

Cost of revenues.........................    (595,854)    (380,034)
                                          -----------  -----------
     Gross profit........................     267,145      192,544
Expenses:
    Selling, general and administrative
      expenses...........................     977,997      842,640
    Research and development expenses....      86,309      255,063
                                          -----------  -----------
Total expenses...........................   1,064,306    1,097,703
                                          -----------  -----------
     Operating loss......................    (797,161)    (905,159)
Other Income (Expense):
    Interest income......................      16,335       86,614
    Interest expense.....................    (162,303)     (28,809)
    Equity in net loss of joint venture..           -      (82,835)
    Other................................       6,291       (9,456)
                                          -----------  -----------
Total Other Income (Expense).............    (139,677)     (34,486)
                                          -----------  -----------
Net Loss................................. $  (936,838) $  (939,645)
                                          ===========  ===========
Net Loss per share.......................       ($.04)       ($.06)
                                          ===========  ===========
Weighted average number of common shares
outstanding .............................  22,301,669   16,843,753
                                          ===========  ===========

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                   UNAUDITED

                                     Preferred               Common Stock          Additional
                             -------------------------  ------------------------     Paid-In
                               Shares       Amount        Shares       Amount       Capital        Deficit
                             ----------  -------------  -----------  -----------  ------------  -------------
Balance December 31, 1995           30     $  750,000   23,927,285      $23,927   $20,270,015   $(19,794,812)
Stock issued for services
 or settlement of liability          -              -      300,000          300       223,610              -
Issuance of common stock
 upon conversion of
 convertible note and
 accrued interest thereon            -              -      248,131          249       157,935              -
Issuance of common stock
 upon conversion of 10
 shares of Series D
 preferred stock                   (10)      (250,000)     414,800          415       249,585              -
Issuance of Series E
 preferred stock                    50      1,218,750            -            -             -              -
Interest on notes
 receivable from
 stockholders                        -              -            -            -             -              -
Net loss for the period              -              -            -            -             -       (936,838)
                             ---------   ------------   ----------      -------   -----------   ------------
Balance March 31, 1996              70     $1,718,750   24,890,216      $24,891   $20,901,145   $(20,731,650)
                             =========   ============   ==========      =======   ===========   ============
Balance December 31, 1994           80              -   18,692,489      $18,692   $17,613,667   $(12,454,572)
Issuance of common stock
 upon conversion Series A, B
 and C convertible preferred
 stock                             (80)             -      424,506          424          (424)             -
Issuance of common stock
 from  treasury                      -              -            -            -             -       (150,000)
Sale of common stock                 -              -       98,000           98       230,202              -
Sale of EET shares (401k)
 plan                                -              -       12,343           12        12,285              -
Cancellation of treasury
 stock                               -              -       (3,000)          (3)       (2,997)             -
Interest in notes receivable
 from stockholders                   -              -            -            -             -              -
Net loss for the period              -              -            -            -             -       (939,645)
                             ---------   ------------   ----------      -------   -----------   ------------
Balance March 31, 1995               -     $        -   19,224,338      $19,223   $17,852,733   $(13,394,217)
                             =========   ============   ==========      =======   ===========   ============


                                   Treasury Stock       Notes
                                 ------------------   Receivable
                                 Shares    Amount    Stockholder      Total
                                --------  ---------  ------------  -----------
Balance December 31, 1995       450,000   $(16,488)    $(145,832)  $1,086,810
Stock issued for services
 or settlement of liability           -          -             -      223,910
Issuance of common stock
 upon conversion of
 convertible note and
 accrued interest thereon             -          -             -      158,184
Issuance of common stock
 upon conversion of 10
 shares of Series D
 preferred stock                      -          -             -            -
Issuance of Series E
 preferred stock                      -          -             -    1,218,750
Interest on notes
 receivable from
 stockholders                         -          -        (1,950)      (1,950)
Net loss for the period               -          -             -     (936,838)
                                -------   --------   -----------   ----------
Balance March 31, 1996          450,000   $(16,488)    $(147,782)  $1,748,866
                                =======   ========   ===========   ==========
Balance December 31, 1994       803,000   $(32,312)    $(138,032)  $5,007,443
Issuance of common stock
 upon conversion Series A, B
 and C convertible preferred
 stock                                -          -             -            -
Issuance of common stock
 from treasury                    5,496          -             -        5,496
Sale of common stock                  -          -             -      230,300
Sale of EET shares (401k)
 plan                                 -          -             -       12,297
Cancellation of treasury
 stock                           (3,000)     3,000             -            -
Interest in notes
 receivable from stockholders         -          -        (1,950)      (1,950)

Net loss for the period               -          -             -     (939,645)
                                -------   --------   -----------   ----------
Balance March 31, 1995          650,000   $(23,816)    $(139,982)  $4,313,941
                                =======   ========   ===========   ==========

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995
                                   UNAUDITED

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                               MAR. 31        MAR. 31
                                                                1996           1995
                                                            -------------  -------------
Net cash used in operating activities.....................   $(1,058,402)   $(1,308,386)
                                                             -----------    -----------
Cash flows from investing activities:
    Increase in note receivable...........................      (190,232)      (129,795)
    Payment of patent costs...............................       (10,042)        (3,057)
    Purchase of property and equipment....................      (379,191)       (55,738)
    Investment in joint venture...........................             -        (52,708)
                                                             -----------    -----------
                 Net cash used in investing activities....      (579,465)      (241,298)
                                                             -----------    -----------
Cash flows from financing activities:
    Issuance of common stock..............................             -        242,601
    Issuance of preferred stock...........................     1,218,750              -
    Issuance of notes payable and long-term debt..........       250,000              -
    Repayment of notes payable and long-term debt.........        (9,800)      (712,500)
    Redemption of preferred stock.........................             -       (305,000)
    Payment of dividend on preferred stock of subsidiary..             -         (5,432)
                                                             -----------    -----------
           Net cash provided by financing activities......     1,458,950       (780,331)
                                                             -----------    -----------
Net increase (decrease) in cash...........................      (178,917)    (2,330,015)
Cash and cash equivalents, beginning of year..............       333,326      3,266,518
                                                             -----------    -----------
Cash and cash equivalents, end of year....................   $   154,409    $   936,503
                                                             ===========    ===========

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The interim financial information of North American Technologies Group, Inc. and its subsidiaries (the "Company") which is included herein is unaudited and has been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. In the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods, and all such adjustments are of a normal recurring nature. The interim financial statements should be read in conjunction with the audited financial statements for the three years in the period ended December 31, 1995. The interim results reflected in the accompanying financial statements are not necessarily indicative of the results of operations for a full fiscal year.

During March and June 1995, the Company acquired 100% of the outstanding stock of EET, Inc. ("EET") and Industrial Pipe Fittings, Inc. ("IPF"). In addition, in December 1995, the Company acquired certain assets of GAIA Technologies, Inc. and its affiliates (collectively "GAIA"). The acquisition of EET and IPF were accounted for as poolings-of-interests, and accordingly the financial statements for all periods prior to the acquisitions have been restated to combine the previously separate entities. The acquisition of GAIA was accounted for using the purchase method of accounting, and accordingly the results of its operations are included from the acquisition date.

The loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding and common stock equivalents, if dilutive.

2. STOCKHOLDERS' EQUITY

In February and March, 1996 the Company issued 50 shares of Series E convertible preferred stock ("Series E Shares") for net proceeds of $1,218,750. The Series E holders have certain liquidation preferences, and are not entitled to any dividends. At the option of the Series E holders, the preferred stock may be converted into the Company's common stock using a conversion rate computed as the lesser of (a) a calculated value utilizing a discount to the market price of the Company's common stock, as defined or (b) $1.50 per share. One-fourth of the Series E Shares can be converted after August 9, 1996, with another one-fourth available for conversion every three months thereafter. In addition, the Company at its option may redeem any of the Series E Shares still outstanding after February 16, 1999 at $25,000 per share.

3. SUBSEQUENT EVENTS

In April and May, 1996, the Company issued 92,500 shares of Series F convertible preferred stock ("Series F Preferred") and stock purchase warrants to purchase 9,250,000 shares of the Company's

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


common stock ("Series F Warrants"). Cash proceeds of $6,550,000 were received for issuance of 65,500 Series F shares and 6,550,000 Series F Warrants. The remaining 27,000 Series F shares and 2,700,000 Series F Warrants were issued in exchange for the surrender of (a) $2,700,000 in principal amount of the 13.5% convertible subordinated debentures and (b) 2,700,000 warrants. The Series F Warrants have an exercise price of $1.00 per share, subject to certain adjustments, and expire on April 8, 2004.

Dividends accrue on the Series F Shares at a per annum rate of $13.50 per share and are payable semi-annually. The Company may elect to defer and accrue the dividend payments during the first three years, in which case, each holder may elect to receive payment of the dividend in the form of additional Series F Shares. All accrued but unpaid dividends accrue interest at a per annum rate of 13.5%. The holders of the Series F Shares have certain liquidation preferences. The Series F Shares may be converted into the Company's common stock at the option of the holder using a conversion rate, subject to certain adjustments, of $1.00 per share. On or after April 8, 2001, the Series F Shares can be converted at the holder's option using the lesser of (a) the current conversion price; or (b) a calculated value utilizing a discount to the market price of the Company's common stock, as defined. Subject to certain conversion rights, the Company may redeem the Series F Shares at face value on or after April 8, 2004.

Of the proceeds received from the Series F Shares, $1,050,000 was used to repay the outstanding note issued in connection with the purchase of GAIA. Because of the significance of the Series F preferred stock issuance, a proforma balance sheet presentation has been provided to show the effect of the issuance, repayment of the $1,050,000 note, and repayment of certain accrued interest on the 13.5% convertible subordinated debentures, as if such events occurred at March 31, 1996.

Report of Independent Certified Public Accountants


To the Board of Directors
North American Environmental Group, Inc.


We have audited the accompanying balance sheets of North American Environmental Group, Inc. (a development stage enterprise) as of December 31, 1995 and 1994, and the related consolidated statements of loss, and cash flows for each of the three years in the period ended December 31, 1995 and from the date of inception (May 7, 1991) to December 31, 1995 and the consolidated statements of stockholders' equity (capital deficit) for each of the four years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated statements of loss, stockholders' equity (capital deficit), and cash flows of North American Environmental Group, Inc. from the date of inception (May 7,
1991) to December 31, 1991. Those statements were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period from the date of inception (May 7, 1991) to December 31, 1991, is based solely on the report of other auditors dated November 18, 1992 (the "1992 report").

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the 1992 report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits of and the 1992 report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of North American Environmental Group, Inc. as of December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and from the date of inception (May 7, 1991) to December 31, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern.   The Company is in the development
stage as of December 31, 1995. As discussed in Note 2 to the consolidated financial statements, the Company's soil and water remediation processes have performed technically and have met the expectations of the Company. However, current economic factors and disposal options affecting the soil and water remediation market limit the commercial viability of these technologies. This condition raises substantial doubt about the Company's ability to continue as a going concern. Management's plans, with regard to this matter, is discussed in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                          BDO Seidman, LLP

Houston, Texas
March 14, 1996

                          SHOEMAKER AND WILSON, P.C.
                         CERTIFIED PUBLIC ACCOUNTANTS
                        POINTE SOUTH EXECUTIVE BUILDING
                                 P.O. BOX 444
                                5201 S. MISSION
                       MT. PLEASANT, MICHIGAN 48804-0444
                                (517) 773-6449

                          INDEPENDENT AUDITORS' REPORT

Officers and Directors
North American Environmental Group, Inc.
(a development stage enterprise)
Mt. Pleasant, Michigan

We have audited the accompanying consolidated statements of operations and deficit accumulated during the development stage, changes in stockholders' equity, and cash flows of North American Environmental Group, Inc. (a development stage enterprise) and subsidiaries for the period from the date of inception (May 7, 1991) to December 31, 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of North American Environmental Group, Inc. and subsidiaries for the period from the date of inception (May 7, 1991) to December 31, 1991, in conformity with generally accepted accounting principles.

/s/ SHOEMAKER & WILSON, P.C.

SHOEMAKER & WILSON, P.C.
Certified Public Accountants

November 18, 1992

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS



                                                       DECEMBER 31,
                                               -------------------------
                                                   1995         1994
                                               ------------  -----------
ASSETS
CURRENT
  Cash                                         $       333   $     1,001
  Advance payments                                      -         44,500
  Due from affiliates (Note 4)                          -         33,328
                                               -----------    -----------
Total current assets                                   333        78,829
PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $36,881 and $24,712 (Note 3)      15,985        28,154
DEPOSITS                                             2,700         2,700
                                               -----------   -----------
                                               $    19,018   $   109,683
                                               ===========   ===========
LIABILITIES AND CAPITAL DEFICIT
CURRENT LIABILITIES
  Accounts payable                             $         -   $     5,035
  Due to affiliates (Note 4)                     1,668,395     1,660,521
  Convertible debenture (Note 5)                   250,000       250,000
  Accrued interest payable                          82,870        56,905
                                               -----------   -----------
Total current liabilities                        2,001,265     1,972,461
                                               -----------   -----------
CAPITAL DEFICIT:
  Preferred stock                                       -             -
  Common stock                                     121,404       121,383
  Additional paid-in capital                       883,698       883,719
  Deficit accumulated during the
   development stage                            (2,987,349)   (2,867,880)
                                               -----------   -----------
Total capital deficit                           (1,982,247)   (1,862,778)
                                               -----------   -----------
                                               $    19,018   $   109,683
                                               ===========   ===========

          See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED STATEMENTS OF LOSS

                                                                         Cumulative
                                                                       from Inception
                                                                       (May 7, 1991)
                                          YEAR ENDED DECEMBER 31,        Through
                                     -------------------------------    December 31,
                                      1995        1994         1993        1995
                                     ------      ------       ------    ------------
SALES OF ENVIRONMENTAL SERVICES  $         -   $   13,542     $      -   $     13,542
                                 -----------   ----------   -----------   -----------
EXPENSES
  Research and development                 -      373,026      882,742      1,306,369
  Consulting fees                          -      226,539      115,910        437,632
  Travel and promotion                     -       50,723       93,702        240,288
  Legal and professional fees              -       93,020       20,479        224,140
  General and administrative          93,504      118,085      225,880        620,014
  Management fees                          -            -            -         50,000
                                 -----------   ----------   -----------   -----------
TOTAL EXPENSES                        93,504      861,393    1,338,713      2,878,443
                                 -----------   ----------   -----------   -----------
OPERATING LOSS                       (93,504)    (847,851)  (1,338,713)    (2,864,901)
                                 -----------   ----------   -----------   -----------
Other income (expense):
  Interest income                          -            -        1,200          3,600
  Interest expense                   (25,965)     (22,905)     (22,458)       (86,048)
  Write-off of goodwill                    -            -            -        (40,000)
                                 -----------   ----------   -----------   -----------
TOTAL OTHER EXPENSES                 (25,965)     (22,905)     (21,258)      (122,448)
                                 -----------   ----------   -----------   -----------

NET LOSS                         $  (119,469)   $(870,756) $(1,359,971)   $(2,987,349)
                                 ===========   ==========  ===========   ============
LOSS PER COMMON SHARE            $         -        (0.07)       (0.11)  $
                                 ===========   ==========  ===========   ============
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING        12,138,333   12,138,333   12,138,333
                                 ===========   ==========  ===========   ===========

                See accompanying summary of accounting policies and notes to consolidated financial statements.


                                                     YEAR ENDED DECEMBER 31,
                                        -----------------------------------------------
                                        (1) Preferred Stock         (2) Common Stock
                                        -------------------        --------------------
                                        Shares       Amount        Shares        Amount
                                        ------       ------        ------        ------
Stock issued at inception
  (May 7, 1991)                              -       $    -          50,000    $ 50,000

Adjustment arising from
  recapitalization, 180 for 1
  stock split and change in
  the par value to $.01
  (November 11, 1991)                        -            -       8,950,000      40,000

Stock issued for net assets
  of Rittenhouse                             -            -       2,130,000      21,300

Stock issued for services
  (November 14, 1991)                        -            -         300,000       3,000

Net loss for the year                        -            -               -           -
                                       -------       ------      ----------   ---------
BALANCE, at December 31, 1991                -            -      11,430,000     114,300

Stock issued in exchange for
  cancellation of debt (January 21, 1992)    -            -         175,000       1,750

Stock issued for cash (March 3, 1992)        -            -          83,333         833

Stock issued for services (July 21, 1992)    -            -         450,000       4,500

Net loss for the year                        -            -              -            -
                                       -------       ------      ----------   ---------

BALANCE, at December 31, 1992                -            -      12,138,333     121,383

Net loss for the year                        -            -               -           -
                                       -------       ------      ----------   ---------
BALANCE, at December 31, 1993                -            -      12,138,333     121,383

Net loss for the year                        -            -               -           -
                                       -------       ------      ----------   ---------
BALANCE, at December 31, 1994                -            -      12,138,333     121,383

Stock issued                                 -            -           2,071          21

Net loss for year                            -            -               -           -
                                       -------       ------      ----------   ---------
BALANCE, at December 31, 1995                -      $     -      12,140,404   $ 121,404
                                       =======       ======      ==========   =========

__________________
(1)  $.001 par value; 1,000,000 shares authorized.
(2)  $.01 par value; 20,000,000 shares authorized.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)


              Additional                          Stock Subscriptions
           Paid-in Capital        Deficit             Receivable            Total
           ---------------    --------------      -------------------    ------------
                $        -       $         -            $ (50,000)        $         -


                         -                 -               50,000              90,000

                    15,802                 -                    -              37,102

                         -                 -                    -               3,000

                         -          (299,689)                   -            (299,689)
                ----------       -----------            ----------        -----------
                    15,802          (299,689)                    -           (169,587)

                   173,250                 -                     -            175,000

                   249,167                 -                     -            250,000

                   445,500                 -                     -            450,000

                         -          (337,464)                    -           (337,464)
                ----------       -----------            ----------        -----------
                   883,719          (637,153)                    -            367,949

                         -        (1,359,971)                    -         (1,359,971)
                ----------       -----------            ----------        -----------
                   883,719        (1,997,124)                    -           (992,022)

                         -          (870,756)                    -           (870,756)
                ----------       -----------            ----------        -----------
                   883,719        (2,867,880)                    -         (1,862,778)

                       (21)                -                     -                  -

                         -          (119,469)                    -           (119,469)
                ----------       -----------            ----------        -----------
                $  883,698       $(2,987,349)           $        -        $(1,982,247)
                ==========       ===========            ==========        ===========


          See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                          INCREASE (DECREASE) IN CASH

                                                                                           Cumulative
                                                                                         from Inception
                                                                                          (May 7, 1991)
                                                       Year ended December 31,               Through
                                                -------------------------------------      December 31,
                                                   1995          1994         1993            1995
                                                ----------  -----------   -----------    ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                      $(119,469)  $  (870,756)  $(1,359,971)     $(2,987,349)
  Adjustments to reconcile net loss
  to net cash used in operating
  activities:
    Depreciation and amortization                  12,169        14,443        10,269           30,771
    Stock issued for services                           -             -             -          453,000
    Write-off of goodwill                               -             -             -           40,000
    Changes in assets and liabilities:
      Advance payments                             44,500       172,000       322,025           12,000
      Accrued interest receivable                       -         3,600        (1,200)               -
      Deposits                                          -             -        (2,700)          (2,700)
      Accounts payable                             (5,035)     (426,559)      269,740           (5,320)
      Accrued interest payable                     25,965        17,749        22,375           80,809
                                                ---------   -----------   -----------      -----------
Net cash used in operating activities             (41,870)   (1,089,523)     (739,462)      (2,378,789)
                                                ---------   -----------   -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash received in acquisition of subsidiary            -             -             -            8,593
  Purchase of property and equipment                    -             -       (52,866)         (52,866)
                                                ---------   -----------   -----------      -----------
Net cash used in investing activities                   -             -       (52,866)         (44,273)
                                                ---------   -----------   -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of convertible debenture                   -             -             -          750,000
    Issuance of common stock                            -             -             -          300,000
    Increase in notes payable                           -             -             -          175,000
    Increase in amounts due to affiliates          41,202     1,089,354       765,004        1,198,395
                                                ---------   -----------   -----------      -----------
Net cash provided by financing activities          41,202     1,089,354       765,004        2,423,395
                                                ---------   -----------   -----------      -----------
NET INCREASE (DECREASE) IN CASH                      (668)         (169)      (27,324)             333
CASH, at beginning of period                        1,001         1,170        28,494                -
                                                ---------   -----------   -----------      -----------
CASH, at end of period                          $     333   $     1,001   $     1,170      $       333
                                                =========   ===========   ===========      ===========

          See accompanying summary of significant accounting policies and notes to consolidated financial statements

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The accompanying financial statements include the accounts of North American Environmental Group, Inc. and the accounts of its subsidiaries all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated. North American Environmental Group, Inc., and its subsidiaries are referred to herein as the "Company". Through December 31, 1995, the Company had received only minimal revenues from its operations at certain test projects. Because the Company has not yet utilized its various technologies on a commercial scale, management believes it is appropriate to present the accompanying consolidated financial statements as those of a development stage enterprise.


THE COMPANY

  The Company has developed and acquired certain proprietary technologies, which have applications in environmental clean-up services through elimination of hydrocarbon contamination of soil and water.


PROPERTY, EQUIPMENT AND DEPRECIATION

  Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from five to seven years. Leasehold improvements are amortized over the life of the lease.


INCOME TAXES

  Deferred taxes result from temporary differences between the financial statements and income tax basis of assets and liabilities (see Note 6).


RESEARCH AND DEVELOPMENT

  Expenditures for research and development of products and processes and for the operation of pilot projects are charged to expense as incurred.


LOSS PER COMMON SHARE

  The loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding and common stock equivalents, if dilutive.


MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



NEW ACCOUNTING PRONOUNCEMENTS

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121). SFAS No. 121, requires, among other things, that impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of, be included as a component of income from continuing operations. The Company will adopt SFAS No. 121 in 1996 and its implementation is not expected to have a material effect on the consolidated financial statements.

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 encourages entities to adopt the fair value method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25), for all arrangements under which employees receive shares of stock or other equity investments of the employer or the employer incurs liability to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will continue to account for such transactions in accordance with APB No. 25. However, the Company will be required to provide additional disclosures beginning in 1996 providing pro forma effects as if the Company had elected to adopt SFAS No. 123.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.  RECAPITALIZATION AND OTHER SIGNIFICANT CORPORATE MATTERS.

  From its incorporation in February 1988 to November 11, 1991, Rittenhouse Capital Corp. (Rittenhouse), a development stage enterprise, evaluated possible merger and acquisition partners to enhance stockholder value, but engaged in no material operations until entering into a Plan of Reorganization among North American Technologies, Inc. (NAT), North American Environmental Corporation
(NAEC), and James E. Impero (Impero). NAT and Impero were sole stockholders of NAEC, which in turn had a wholly-owned subsidiary, Inplant Bioremedial Services, Inc. (Inplant). Pursuant to the Plan of Reorganization, Rittenhouse acquired 100% of the outstanding stock of NAEC in exchange for the issuance of 9,000,000 new shares, representing 80.9% of the common stock of Rittenhouse. Because the stockholders of NAEC obtained voting control over the combined entities, for accounting purposes, NAEC is considered the continuing entity, and the transactions are accounted for as a recapitalization of NAEC followed by the issuance of new NAEC shares of common stock for the net assets of Rittenhouse.

  The 2,130,000 previously outstanding shares of Rittenhouse became 2,130,000 outstanding shares of North American Environmental Group, Inc. (NAE) as a result of the change in Rittenhouse's name to NAE. This is accounted for as the issuance by NAEC of 2,130,000 shares of common stock for the net assets, recorded at book value, of Rittenhouse.

  On November 11, 1991, Rittenhouse effected a 1 for 10 share reverse stock split. All references to Rittenhouse shares give effect to this transaction as if it had occurred on May 7, 1991, the date of inception of NAEC.

  During 1992, a related corporation, North American Technologies Group, Inc.
(NATK), through a series of transactions, obtained control over 10,758,333 shares, representing 88.6% of the outstanding common shares of NAE. NATK intends to acquire the remaining outstanding common shares of the Company.

                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.  GOING CONCERN.

  The Company is in the development stage and since inception has concentrated on the development and acquisition of certain proprietary technologies, which have applications in environmental clean-up services through elimination of hydrocarbon contamination of soil and water.

  To date, these technologies have been used in a variety of projects or field tests over the last several years. In most cases, the technologies have shown some effectiveness, have performed technically and have met the expectations of the Company. However, each of these technologies have certain limits and parameters within which they are either effective or ineffective. In addition, the current economic factors and disposal options affecting the soil and water remediation market limit the commercial viability of these technologies. Thus, until there is a significant change in economic parameters related to the soil and water remediation market, the Company has suspended funding any additional commercialization efforts pertaining to these technologies. However, the Company could revitalize its commercialization efforts if changes in the market place so dictate.

  This factor raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                                           (A DEVELOPMENT STAGE ENTERPRISE)

                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.  PROPERTY AND EQUIPMENT

Major class of property and equipment consist of the following:



                December 31,                         1995       1994
                --------------------              ---------  ---------
                Machinery and equipment           $  30,945  $  30,945
                Furniture and office equipment        3,844      3,844
                Leasehold improvements               18,077     18,077
                                                  ---------  ---------
                                                     52,866     52,866
                Less accumulated depreciation and
                 amortization                       (36,881)   (24,712)
                                                  ---------  ---------

                Net property and equipment        $  15,985  $  28,154
                                                  =========  =========



4.  BALANCES WITH AFFILIATES

Balances with affiliates consists of:



       December 31,                                 1995         1994
       --------------------                     ----------   -----------
       Due from (to) affiliates:
       North American Technologies
       Group, Inc.                              $ (816,899)  $  (809,025)
       North American Technologies, Inc.          (851,496)     (851,496)
       Inplant Systems, Inc.                             -        22,328
       Brookstone                                        -        11,000
                                                -----------  -----------
                                                $(1,668,395) $(1,627,193)
                                                ===========  ===========

There are no specific repayment terms associated with the above balances.

                                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                                           (A DEVELOPMENT STAGE ENTERPRISE)

                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



5.  CONVERTIBLE DEBENTURES

At December 31, 1995 and 1994, the Company had convertible debentures totalling $250,000 outstanding. The debentures bear interest at prime plus 2% (10.5% at December 31, 1995) and are due June 15, 1996. The debentures are convertible into NATK's common stock by dividing the principal balance by 75% of the average trading price of the stock during the ten days preceding the conversion.



6.  INCOME TAXES

Deferred taxes are determined based on the temporary differences between the financial statement and income tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

The components of deferred income tax assets at December 31, 1995 and 1994, were as follows:


Description                                1995       1994
- -----------                             ----------  ---------
Deferred tax assets:
  Net operating loss carryforward       $  968,000  $  927,000
  Valuation allowance                     (968,000)   (927,000)
                                        ----------  ----------
Net deferred tax asset                  $        -  $        -
                                        ==========  ==========

At December 31, 1995, the Company had a net operating loss carryforwards for federal income tax purposes totalling approximately $2,846,000 which, if not utilized, will expire as follows:

Year ended December 31,                                Amount
- -----------------------                             ------------
              2004                                    $    2,000
              2005                                        56,000
              2006                                       260,000
              2007                                       337,000
              2008                                     1,360,000
              2009                                       711,000
              2010                                       120,000
                                                      ----------
                                                      $2,846,000
                                                      ==========

                                   NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                                           (A DEVELOPMENT STAGE ENTERPRISE)

                                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.  WARRANTS

At December 31, 1995, the Company had 83,333 class "C" warrants outstanding, entitling the holder to purchase one share of common stock at the exercise price of $7.00 per share. The class "C" warrants expire on March 1, 1997. As of December 31, 1995 no warrants had been exercised.


8. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During 1992, the Company issued 450,000 shares of its common stock for services rendered. The shares were valued at $450,000. In January 1992, certain lenders converted loans totalling $175,000 into 175,000 shares of the Company's common stock. In addition, on December 31, 1992, a convertible debenture holder converted a $500,000 debenture into shares of NATK's common stock.

During 1991, the Company issued common stock totalling $37,102 for the net assets of Rittenhouse. In addition, during 1991, the Company issued 300,000 shares of its common stock for services valued at $3,000.

                                    NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                                            (A DEVELOPMENT STAGE ENTERPRISE)

                                                 CONSOLIDATED BALANCE SHEETS


                                                     MARCH 31,     DECEMBER 31,
                                                          1996             1995
                                                    -----------    ------------
                                                    (Unaudited)
ASSETS

CURRENT
  Cash                                              $       333    $       333
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $39,923 and $36,881                     12,943         15,985
DEPOSITS                                                  2,700          2,700
                                                    -----------    -----------
                                                    $    15,976    $    19,018
                                                    ===========    ===========
LIABILITIES AND CAPITAL DEFICIT

CURRENT LIABILITIES
  Accounts payable                                  $         -    $         -
  Due to affiliates                                   1,668,395      1,668,395
  Convertible debenture                                 250,000        250,000
  Accrued interest payable                               89,655         82,870
                                                    -----------    -----------
Total current liabilities                             2,008,050      2,001,265
                                                    -----------    -----------
CAPITAL DEFICIT:
  Common stock                                          121,404        121,404
  Additional paid-in capital                            883,698        883,698
  Deficit accumulated during the development stage   (2,997,176)    (2,987,349)
                                                    -----------    -----------
Total capital deficit                                (1,992,074)    (1,982,247)
                                                    -----------    -----------
                                                    $    15,976    $    19,018
                                                    ===========    ===========

                                         NORTH AMERICA ENVIRONMENTAL GROUP, INC.
                                                (A DEVELOPMENT STAGE ENTERPRISE)

                                                 CONSOLIDATED STATEMENTS OF LOSS
                                                                     (UNAUDITED)


                                                                     Cumulative
                                                                 from Inception
                                                                  (May 7, 1991)
                              Three Months ended March 31,              Through
                              ----------------------------            March 31,
                                       1996            1995                1996
                              -------------   -------------       -------------
SALES OF ENVIRONMENTAL
 SERVICES                       $         -     $         -        $     13,542
                                -----------     -----------        ------------
EXPENSES
  Research and development                -               -           1,306,369
  Consulting fees                         -               -             437,632
  Travel and promotion                    -               -             240,288
  Legal and professional fees             -               -             224,140
  General and administrative          3,042          49,364             623,056
  Management fees                         -               -              50,000
                                -----------     -----------        ------------
TOTAL EXPENSES                        3,042          49,364           2,881,485
                                -----------     -----------        ------------
OPERATING LOSS                       (3,042)        (49,364)         (2,867,943)
                                -----------     -----------        ------------
Other income (expense):
  Interest income                         -               -               3,600
  Interest expense                   (6,785)         (6,771)            (92,833)
  Write-off of goodwill                   -               -             (40,000)
                                -----------     -----------        ------------
TOTAL OTHER EXPENSES                 (6,785)         (6,771)           (129,233)
                                -----------     -----------        ------------
NET LOSS                        $    (9,827)    $   (56,135)       $ (2,997,176)
                                ===========     ===========        ============
Loss per common share           $         -     $         -
                                -----------     -----------        ------------
Weighted average number of
 common shares outstanding       12,140,404      12,138,333
                                ===========     ===========        ============

                                         NORTH AMERICA ENVIRONMENTAL GROUP, INC.
                                                (A DEVELOPMENT STAGE ENTERPRISE)

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                     (UNAUDITED)


                          Increase (Decrease) in Cash
                                                                   Cumulative
                                                                 from Inception
                                                                  (May 7, 1991)
                              Three Months ended March 31,           Through
                              ----------------------------          March 31,
                                   1996           1995                1996
                              -------------   -------------       -------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net loss                      $    (9,827)    $   (56,135)       $ (2,997,176)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities:
    Depreciation and
     amortization                     3,042           3,600              33,813
    Stock issued for services             -               -             453,000
    Write-off of goodwill                 -               -              40,000
    Changes in assets and
     liabilities:
      Advance payments                    -          44,500              12,000
      Deposits                            -               -              (2,700)
      Accounts payable                    -               -              (5,320)
      Accrued interest payable        6,785           6,771              87,594
                                -----------     -----------        ------------
Net cash used in operating
 activities                               -           1,264          (2,378,789)
                                -----------     -----------        ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Cash received in acquisition
   of subsidiary                          -               -               8,593
  Purchase of property and
   equipment                              -               -             (52,866)
                                -----------     -----------        ------------
Net cash used in investing
 activities                               -               -             (44,273)
                                -----------     -----------        ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Issuance of convertible
   debenture                              -               -             750,000
  Issuance of common stock                -               -             300,000
  Increase in notes payable               -               -             175,000
  Increase in amounts due to
   affiliates                             -           1,249           1,198,395
                                -----------     -----------        ------------
Net cash provided by
 financing activities                     -           1,249           2,423,395
                                -----------     -----------        ------------
NET INCREASE (DECREASE)
 IN CASH                                  -             (15)                333
CASH, at beginning of period            333           1,001                   -
                                -----------     -----------        ------------
CASH, at end of period          $       333     $       986        $        333
                                ===========     ===========        ============

                                    NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
                                            (A DEVELOPMENT STAGE ENTERPRISE)

                                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The financial information has been prepared in accordance with the Company's customary accounting practices and with the instructions for Form 10-QSB, and has not been audited. Readers of the information should refer to the Company's audited financial statements as of December 31, 1995, because certain footnote disclosures which would substantially duplicate those contained in such audited financial statements have been omitted from this report. In the opinion of management, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature. The foregoing interim results are not necessarily indicative of the results of operations for a full fiscal year.

     Independent Certified Public Accountants' Report

     GAIA Technologies, Inc.
     Houston, Texas

     We have audited the accompanying balance sheets of GAIA Technologies, Inc. as of December 31, 1994 and 1993, and the related statements of loss, capital deficit, and cash flows for each of the years in the three year period ending December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Notes 4 and 5, the company had significant transactions with related parties for each of the years in the three year period ending December 31, 1994. Also, as discussed in Note 11, subsequent to December 31, 1994 the company signed a letter of intent to sell substantially all assets of the company.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GAIA Technologies, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three year period ending December 31, 1994 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company has incurred operating losses since inception and at December 31, 1994, the company had a negative working capital position and a capital deficit. This situation raises substantial doubt about the company's ability to continue as a going concern. Subsequent to December 31, 1994, the company has entered into a letter of intent to sell substantially all assets of the company. The company's ability to continue as a going concern is dependent upon the successful completion of the sale. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                     BDO Seidman, LLP
                                     Certified Public Accountants
     October 2, 1995
     Houston, Texas

- --------------------------------------------------------------------------------

December 31,                                             1994       1993
- -------------------------------------------------------------------------------
Assets (Notes 4 and 11)
Current
  Cash                                                $ 21,272  $ 30,513
  Accounts receivable, less allowance for doubtful
    accounts of $49,541 at 1994                         11,317    62,236
  Inventories (Note 2)                                  99,056   212,057
  Prepaid expenses and other                             2,000    35,261
- -------------------------------------------------------------------------------


Total current assets                                   133,645   340,067

Note receivable, less allowance for doubtful
  collection of $12,603 at 1994                         12,602    25,205

Property and equipment, less accumulated
  depreciation (Note 3)                                233,572   371,445

Organization costs, less accumulated
  amortization of $44,186 and $30,438                   24,564    38,312

Patents and trademarks, less accumulated
  amortization of $21,406 and $10,707                   29,464    40,163
- --------------------------------------------------------------------------------

                                                      $433,847  $815,192
================================================================================

                            GAIA Technologies, Inc.


                                Balance Sheets
- --------------------------------------------------------------------------------

December 31,                                           1994           1993
- --------------------------------------------------------------------------------
Liabilities and Capital Deficit

Current Liabilities

  Notes payable (Note 4)                         $1,335,979     $1,107,086
  Accounts payable:
   Trade                                            227,287        150,617
   Stockholders (Note 4)                             54,220          9,733
  Accrued expenses:
   Payroll taxes (Note 6)                           386,642        222,612
   Other (Note 4)                                   177,167         91,790
- --------------------------------------------------------------------------------

Total current liabilities                         2,181,295      1,581,838

Long-term Debt (Note 4)                             500,000        480,000

Investment in joint venture (Note 5)                132,262              -
- --------------------------------------------------------------------------------

Total liabilities                                 2,813,557      2,061,838
- --------------------------------------------------------------------------------

Redeemable Preferred Stock (Note 7)                 349,981      1,000,000
- --------------------------------------------------------------------------------

Commitments and Contingencies (Notes 7 and 11)
- --------------------------------------------------------------------------------

Capital Deficit
 Common stock (Note 7)                            2,195,245      1,495,226
 Deficit                                         (4,924,936)    (3,741,872)
- --------------------------------------------------------------------------------

Total capital deficit                            (2,729,691)    (2,246,646)
- --------------------------------------------------------------------------------
                                              $     433,847       $815,192
================================================================================

          See accompanying summary of significant accounting policies and notes to financial statements.

                            GAIA Technologies, Inc.


                              Statements of Loss
- --------------------------------------------------------------------------------

Year ended December 31,                      1994        1993          1992
- --------------------------------------------------------------------------------
Net Sales (Note 8)                       $416,262        $731,134    $1,156,409

Cost of Sales                             408,293         673,101     1,080,908
- --------------------------------------------------------------------------------


Gross Profit                                7,969          58,033        75,501

Operating Expenses                      1,015,197       1,648,084     1,350,493
- --------------------------------------------------------------------------------

Operating Loss                         (1,007,228)     (1,590,051)   (1,274,992)
- --------------------------------------------------------------------------------

Other Income (Expense):
  Loss in equity investment (Note 5)     (132,262)              -             -
  Loss on sale of property and
   equipment                              (25,417)        (10,646)            -
  Interest expense (Note 4)              (157,243)       (110,073)      (85,710)
  Other (Note 9)                          148,414         102,702        12,834
- --------------------------------------------------------------------------------

Total Other Expense, net                 (166,508)        (18,017)      (72,876)
- --------------------------------------------------------------------------------

Net Loss                              $(1,173,736)    $(1,608,068)  $(1,347,868)
- --------------------------------------------------------------------------------

Weighted Average Number of
 Common Shares Outstanding                 73,533          70,044        66,230
================================================================================

Loss Per Share                            $(15.96)        $(22.96)      $(20.35)
================================================================================

          See accompanying summary of significant accounting policies and notes to financial statements.

                            GAIA Technologies, Inc.


                         Statements of Capital Deficit
- --------------------------------------------------------------------------------


                                   Common Stock (1)
                                ----------------------
                                  Shares       Amount       Deficit          Total
- ------------------------------------------------------------------------------------
BALANCE, at January
  1, 1992                       66,230     $1,145,247    $ (785,936)      $359,311

Net loss                             -              -    (1,347,868)    (1,347,868)
- ------------------------------------------------------------------------------------
BALANCE, at December
  31, 1992                      66,230      1,145,247    (2,133,804)      (988,557)

Common stock issued
  for cash                       6,538        349,979             -        349,979

Net loss                             -              -    (1,608,068)    (1,608,068)
- ------------------------------------------------------------------------------------
BALANCE, at December
  31, 1993                      72,768      1,495,226    (3,741,872)    (2,246,646)

Conversion of preferred
  stock to common stock         12,143        650,019             -        650,019

Common stock issued
  for cash                         778         50,000             -         50,000

Dividends on preferred stock         -              -        (9,328)        (9,328)

Net loss                             -              -    (1,173,736)    (1,173,736)
- ------------------------------------------------------------------------------------
BALANCE, at December
  31, 1994                      85,689     $2,195,245   $(4,924,936)   $(2,729,691)
====================================================================================

          See accompanying summary of significant accounting policies and notes to financial statements.

__________________
(1) No stated par, 1,000,000 shares authorized

                            GAIA Technologies, Inc.

                           Statements of Cash Flows
- --------------------------------------------------------------------------------

                          Increase (Decrease) in Cash



Year ended December 31,                                1994          1993          1992
- -----------------------------------------------------------------------------------------

Cash Flows from Operating Activities:
  Net loss                                       $(1,173,736)  $(1,608,068)  $(1,347,868)
  Adjustments to reconcile net loss
   to net cash used in operating
     activities:
       Loss in equity investment                     132,262             -             -
       Depreciation and amortization                  81,865        97,881        89,724
       Bad debt expense                              105,564       234,559       104,911
       Loss on sale of property and equipment         25,417        10,646             -
       Changes in assets and liabilities:
         Accounts receivable                         (42,042)     (158,347)     (116,415)
         Inventories                                 113,001        69,839       (99,182)
         Prepaid expenses and others                  33,261        13,968       (29,127)
         Accounts payable                            121,157      (100,261)      254,410
         Accrued expenses                            240,079       246,490        39,228
- -----------------------------------------------------------------------------------------
Net cash used in operating activities               (363,172)   (1,193,293)   (1,104,319)
- -----------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Capital expenditures                                    -       (30,647)     (149,600)
   Proceeds from sale of fixed assets                 55,038             -             -
   Advances on note receivable                             -             -       (25,205)
- -----------------------------------------------------------------------------------------
Net cash provided by (used in) investing
  activities                                          55,038       (30,647)     (174,805)
- -----------------------------------------------------------------------------------------

                            GAIA Technologies, Inc.


                           Statements of Cash Flows
- --------------------------------------------------------------------------------

                          Increase (Decrease) in Cash


Year ended December 31,                                1994          1993         1992
- -----------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Repayment of notes payable                               -       (2,205)    (450,240)
  Proceeds from notes payable and long-term debt     248,893      900,086      701,162
  Proceeds from sale of common stock                  50,000      349,979            -
  Proceeds from sale of preferred stock                    -            -    1,000,000
- -----------------------------------------------------------------------------------------
Net cash provided by financing activities            298,893    1,247,860    1,250,922
- -----------------------------------------------------------------------------------------
Net increase (decrease) in cash                       (9,241)      23,920      (28,202)
Cash, at beginning of year                            30,513        6,593       34,795
- -----------------------------------------------------------------------------------------
Cash, at end of year of year                        $ 21,272   $   30,513   $    6,593
=========================================================================================

          See accompanying summary of significant accounting policies and notes to financial statements.

                            GAIA Technologies, Inc.

                  Summary of Significant Accounting Policies
- --------------------------------------------------------------------------------

Nature of                               GAIA Technologies, Inc. (the
Business                                company), was incorporated on July
                                        10, 1991, in the State of Delaware.
                                        The company is a manufacturer of
                                        porous pipe made from recycled rubber
                                        and thermoplastic.  Also, the company
                                        has certain patented and unpatented
                                        proprietary technology pertaining to
                                        the manufacturing of wood
                                        substitution and alternative building
                                        materials (hard goods) which are to
                                        be made from recycled rubber and
                                        thermoplastic.  As of October 2,
                                        1995, the company has not integrated
                                        this material substitution technology
                                        into its manufacturing process.
                                        However, the company is currently
                                        building a manufacturing line to
                                        produce hard goods and porous pipe
                                        with production scheduled to begin in
                                        December 1995.

Inventories                             Inventories consist of raw materials
                                        and finished goods and are valued at
                                        the lower of cost (first-in,
                                        first-out) or market.  Costs for
                                        finished goods include raw materials,
                                        direct labor and allocation of
                                        manufacturing overhead costs.

Property,                               Property and equipment are stated at
Equipment and                           cost.  Depreciation is computed using
Depreciation                            the straight-line method for both
                                        financial and tax reporting purposes.

Investment in                           The company's investment in its 50%
Joint Venture                           owned joint venture is accounted for
                                        using the equity method of
                                        accounting, whereby, the investment
                                        is carried at cost and adjusted for
                                        the company's proportionate share of
                                        undistributed earnings or losses.

Intangible                              Organization costs are being
Assets                                  amortized by the straight-line method
                                        over a five year period.  Purchased
                                        patents and trademarks are being
                                        amortized by the straight-line method
                                        over their remaining lives of five
                                        years.

Revenue                                 The company recognizes revenues when
Recognition                             the products are shipped.

Income Taxes                            Deferred income taxes result from the
                                        temporary differences between the
                                        financial statement and income tax
                                        basis of assets and liabilities (see
                                        Note 6).

                            GAIA Technologies, Inc.


                  Summary of Significant Accounting Policies
- --------------------------------------------------------------------------------

Loss Per                                Loss per share amounts are based on
Share                                   the weighted average number of common
                                        shares outstanding for all periods
                                        presented.  Common stock equivalents
                                        were not included in the loss per
                                        share calculation for all years
                                        presented because they are
                                        anti-dilutive.

Concentration                           As of October 1994, the company had
of Credit                               cancelled all insurance coverage.
Risk

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------


1.  Financial                           Since the inception of the company,
    Condition                           the company has incurred operating
    and Going                           losses and at December 31, 1994, the
    Concern                             company had a negative working
                                        capital position of $2,047,650 and a
                                        capital deficit of $2,729,691.  Also,
                                        during 1995 because of the working
                                        capital position the company has had
                                        limited manufacturing operations.
                                        This situation raises substantial
                                        doubt about the company's ability to
                                        continue as a going concern.
                                        Subsequent to December 31, 1994, the
                                        company has entered into a letter of
                                        intent to sell substantially all
                                        assets of the company (see Note 11).
                                        Absent of any additional debt or
                                        equity financing, the company's
                                        ability to continue as a going
                                        concern is dependent on the
                                        successful completion of the sale.
                                        The financial statements do not
                                        include any adjustments that might
                                        result from the outcome of this
                                        uncertainty.

2. Inventories                          At December 31, 1994 and 1993,
                                        inventories consisted of the following:

                                                             1994        1993
                                        -------------------------------------
                                        Finished goods  $  94,142  $  210,986
                                        Raw material        4,914       1,071
                                        -------------------------------------
                                        Total           $  99,056  $  212,057
                                        =====================================

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------

3.  Property and     At December 31, 1994 and 1993, property and equipment
    Equipment        consisted of the following:

                                 Estimated
                                    Useful
                             Lives (Years)           1994           1993
                     ----------------------------------------------------
                     Equipment and
                       machinery         7     $  377,023     $  481,356
                     Furniture and
                       fixtures        5-7         35,967         47,227
                     Vehicles            5          5,000          9,238
                     ----------------------------------------------------
                                                  417,990        537,821
                     Less accumulated
                       depreciation              (184,418)      (166,376)
                     ----------------------------------------------------
                                               $  233,572     $  371,445
                     ----------------------------------------------------



4.  Related Party    At December 31, 1994 and 1993, the company had accounts
    Transactions     payable to various stockholders totalling $54,220 and
                     $9,733, respectively, for various administrative expenses incurred on behalf of the company.

                     At December 31, 1994, the company had dividends payable to preferred stockholders totalling $9,328.

                            GAIA Technologies, Inc.

                         Notes to Financial Statements
- --------------------------------------------------------------------------------

                     At December 31, 1994 and 1993, the company had various notes payable primarily with related parties as follows:


                                                                1994       1993
                     -----------------------------------------------------------
                     Note payable to a stockholder due
                       on October 21,1995, interest payable
                       monthly at prime plus 2% (10.5% at
                       December 31, 1994), collateralized
                       by substantially all assets of the
                       company                            $  778,000  $  778,000
                     Unsecured note payable to a stock-
                       holder, due on demand, interest
                       payable at 8.5%                       285,784     161,022
                     Unsecured note payable to a stock-
                       holder, due on demand, interest
                       at prime plus 1% (10% at December
                       31, 1994)                             100,000     100,000
                     Unsecured convertible note payable
                       to a stock option holder, due on
                       demand, interest payable at 8.5%,
                       convertible into common stock at
                       approximately $60 per share            50,000      50,000
                     Note payable to a stockholder due on
                       demand, interest payable at 10%,
                       collateralized by the lawsuit
                       proceeds from the settlement
                       discussed in Note 11                   75,000           -
                     Other, non-related                       47,195      18,064
                     -----------------------------------------------------------
                                                          $1,335,979  $1,107,086
                     ===========================================================



                     At December 31, 1994 and 1993, the company had long-term debt agreements with a stockholder totalling $500,000 and $480,000, respectively. The notes bear interest at 8.5%, payable quarterly, with principal due September 13, 1998 and December 13, 1998. The notes are collateralized by common stock warrants issued in association with the debt.

                            GAIA Technologies, Inc.

                         Notes to Financial Statements
- --------------------------------------------------------------------------------

                     For the years ended December 31, 1994, 1993 and 1992, the company incurred interest expense on these related party notes totalling approximately $153,000, $102,000 and $64,000, respectively, of which approximately $135,000 and $49,000 remained unpaid at December 31, 1994 and 1993, respectively.

5.  Investment in    Effective January 1, 1994, the company entered into a
    Joint Venture    joint venture agreement with a company that is a
                     stockholder of the company. The company has a 50% ownership interest in the joint venture which is accounted for using the equity method of accounting. The original purpose of the joint venture was to sublicense the hard goods and porous pipe technology on a national and international basis. However, the primarily activity of the joint venture to date has been the pursuit of a patent infringement case in which the company is the plaintiff (see Note 11). The company contributed the porous pipe licenses as their initial contribution to the joint venture, which had no book value at the time of contribution. The company's share of net loss from the joint venture for the year ended
                     December 31, 1994 was $232,262, however, the company was limited to recording a loss of $132,262 which represents the net amount the company is potentially liable for as of December 31, 1994.

                     The following is a summary of financial position at December 31, 1994 and results of operations of the joint venture for the year ended December 31, 1994:


                                                      Amount
                     ---------------------------------------
                     Assets:
                     License agreements, net      $  187,614
                     Other                             3,107
                     ---------------------------------------
                                                    $190,721
                     ---------------------------------------

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------



                                                    Amount
                  ----------------------------------------
                  Liabilities and deficit:
                  Note payable to venturer       $ 200,000
                  Accounts payable, legal fees     255,245
                  Deficit                         (264,524)
                  ----------------------------------------
                                                 $ 190,721
                  ========================================
                  Revenues                       $      -
                  Expenses, primarily legal fees   464,524
                  ----------------------------------------
                  Net loss                       $(464,524)
                  ========================================

6.  Income and    Deferred taxes are determined based on the temporary
    Payroll       differences between the financial statement and income tax
    Taxes         basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse.

                  The components of deferred income tax assets at December 31, consist of the following:

                                                          1994         1993
                  ---------------------------------------------------------
                  Deferred tax assets:
                  Allowance for doubtful accounts  $    21,000  $         -
                  Net operating loss carryforward    1,619,000    1,265,000
                  ---------------------------------------------------------
                  Net deferred tax asset             1,640,000    1,265,000
                  Valuation allowance               (1,640,000)  (1,265,000)
                  ---------------------------------------------------------
                  Total                            $         -  $         -
                  =========================================================


                  At December 31, 1994 and 1993, the company provided a 100% deferred tax asset valuation allowance because it is unlikely that the company will recognize the deferred tax asset unless the asset sale as described in Note 11 is completed.

                  At December 31, 1994, the company had net operating loss carryfowards of approximately $4,763,000 available to reduce taxable income through the year 2009. The net operating loss carryforwards expire as follows:

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------

                      Year ended December 31,        Amount

                      2006                       $  794,000
                      2007                        1,348,000
                      2008                        1,579,000
                      2009                        1,042,000
                      -------------------------------------
                                                 $4,763,000
                      =====================================

                      At December 31, 1994 and 1993, the company had past due payroll taxes totalling $386,642 and $222,612, respectively. The internal revenue service has a lien filed on all assets of the company until these liabilities have been satisfied.

7. Capital Stock,     The company has 18,680 shares of authorized cumulative
   Options And        convertible redeemable preferred stock of which 18,680 and
   Warrants           6,538 shares were outstanding at December 31, 1994 and
                      1993, respectively.

                      The redeemable preferred stock earns dividends at an annual rate of 8% beginning September 1, 1994 payable annually on August 31, of each year. The preferred stockholders have voting rights and are entitled to participate in dividends declared and paid to common stockholders as if their preferred stock had been converted into common stock.

                      The preferred stock has a liquidation preference of $53.53 per share plus all unpaid dividends, and is convertible at the option of the holder into common stock, as determined by dividing $53.53 by the conversion price, as computed in accordance with the agreement.

                      The company is required, in accordance with the mandatory redemption clause, to redeem 20% of the outstanding preferred stock as of August 31, 1995 at a redemption price of $53.53 plus all unpaid dividends, and 25% of the remaining outstanding preferred stock at $53.53 plus all unpaid dividends on August 31, of each year thereafter through August 31, 1999. At any time after August 31, 1996, the company, at its option, may redeem any or all outstanding preferred stock at $53.53 per share plus all unpaid dividends.

                      As of October 2, 1995, the company did not have the funds available to comply with the 20% mandatory redemption as discussed above.

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------


                      During the years ended December 31, 1994 and 1993, the company issued common stock warrants totalling 3,822 and 7,786, respectively, in association with certain debt financing. Each warrant allows the holder to purchase one share of common stock at an exercise price of $19.62 and $64.22, respectively, per share and expire on January 13, 2004 and September 13, 2003, respectively.

                      During 1993, the company issued common stock options totalling 1,019 in association with certain debt financing. Each option allows the holder to purchase one share of common stock at an exercise price ranging from $60.15 to $72.20 per share. The stock options have no expiration date.

                      No common stock options or warrants were exercised during the years ended December 31, 1994, 1993 and 1992. Also, the company did not issue any stock options or warrants during the year ended December 31, 1992.

                      At December 31, common stock was reserved for future issuance as follows:

                                                           1994      1993
                                                       (Shares)  (Shares)
                      ---------------------------------------------------
                      Conversion of preferred stock to
                        common stock                      6,538    18,681
                      Stock options outstanding           1,019     1,019
                      Stock Warrants outstanding         11,608     7,786
                      ---------------------------------------------------
                                                         19,165    27,486
                      ===================================================

8.  Major             For the years ended December 31, 1994, 1993 and 1992, the
    Customers         company had sales from four customers representing the
                      following percentage of total sales:

                                     1994      1993      1992
                      ---------------------------------------
                      Customer A       1%       31%       22%
                      Customer B       1%       16%       12%
                      Customer C      23%        7%        6%
                      Customer D       1%       17%       12%
                      =======================================

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------



9.  Miscellaneous     During the years ended December 31, 1994 and 1993, the
    Income            company sold certain licensing rights for approximately
                      $119,000 and $100,000, respectively, and recorded it as miscellaneous income.


10. Supplemental      For the years ended December 31, 1994, 1993 and 1992, the
    Cash Flow         company paid interest totalling $66,350, $73,085 and
    Information       $48,803, respectively.

                      During the year ended December 31, 1994, 12,143 shares of preferred stock were converted into 12,143 shares of common stock at $53.53 per share.

                      At December 31,1 994, the company had dividends payable to preferred stockholders totalling $9,328.

11. Subsequent        On June 9, 1995, the company entered into a letter of
    Events            intent to sell substantially all of the assets of the
                      company to a publicly traded company for $2,500,000 in cash and 1,666,667 shares of common stock of the publicly traded company, which was trading at $.94 a share at October 2, 1995. The company plans to use the proceeds to retire existing debts of the company. In association with the letter of intent, the company entered into debt agreements, whereby the purchaser will loan the company up to $1,100,000. The debt bears interest at 10%, is due July
                      1, 1998 and is collateralized by certain assets of the company. On closing of the sale, the purchaser is expected to forgive the amounts advanced under the loan agreements as part of the cash portion of the purchase price. As of October 2, 1995, the company had borrowed $1,020,000 in accordance with these debt agreements.

                      In addition to the debt agreements discussed above, the letter of intent allowed the company to enter into a third debt agreement with the purchaser, whereby the purchaser will loan the company up to $1,000,000 to be used exclusively for the purchase of equipment and working capital needs for the company's hard goods business. The debt bears interest at 10%, is due July 1, 1998 and is collateralized by assets purchased with the proceeds. On closing of the sale, the purchaser is expected to forgive the balance advanced to the company under this debt agreement in consideration for the assets received by the purchaser that were purchased with the proceeds. As of October 2, 1995, the company had borrowed $318,592 in accordance with this agreement.

                            GAIA Technologies, Inc.


                         Notes to Financial Statements
- --------------------------------------------------------------------------------

                      In accordance with the letter of intent, the company will receive a 10% licensing fee, as defined by the agreement for a period of five years after the closing. Also, the company will receive a 5% royalty on all revenues as defined by the agreement for a period of fifteen years. Additionally, at closing the company will grant the purchaser an exclusive right and option exercisable at any time during a two year period following the closing to acquire the railroad crosstie business assets, as defined by the agreement, with a one year extension at the option of the purchaser. In exchange for the grant of the option, the purchaser agrees to loan up to $1,500,000 to the company to be used exclusively for the development of the railroad crosstie technology. The loan will bear interest at 10% and is due two years after the earlier of (1) the date the purchaser provides notice that they will not exercise their option or (2) the expiration of the option period. The loan will be secured by 666,667 shares of the common stock of the publicly traded company received from the sale.

                      On March 16, 1995, the company won its patent infringement case in which the company was the plaintiff and a final judgment was entered on behalf of the company for approximately $22,000,000. As of October 2, 1995, the case and final judgment were under appeal. Subsequent to March 16, 1995, the main corporate defendant filed for bankruptcy and the amount and timing of any collection is uncertain. Accordingly, any receivable or gain resulting from the judgment had not been recorded in the company's financial statements as of December 31, 1994. The sale of the assets discussed above does not entitle the purchaser to any amounts or assets that the company may recover in the future as a result of this judgment.

                                                         GAIA Technologies, Inc.

                                                                   Balance Sheet
                                                                     (Unaudited)

- -----------------------------------------------------------------
                                                    September 30,
                                                            1995
- -----------------------------------------------------------------
Assets

Current
  Cash                                                $    974
  Accounts receivable, less allowance for doubtful
    accounts of $22,149                                 64,740
  Inventories                                           53,842
  Prepaid expenses and other                             9,004
- ------------------------------------------------------------------

Total current assets                                   128,560

Note receivable, less allowance for doubtful
  collection of $12,603                                 12,602

Property and equipment, less accumulated
  depreciation of $191,240                             225,391

Organization costs, less accumulated
  amortization of $57,936                               10,814

Patents and trademarks, less accumulated
  amortization of $31,580                               19,290
- ------------------------------------------------------------------
                                                      $396,657
- ------------------------------------------------------------------

                                                         GAIA Technologies, Inc.

                                                                   Balance Sheet
                                                                     (Unaudited)

- --------------------------------------------------------------------------
                                                            September 30,
                                                                     1995
- --------------------------------------------------------------------------
Liabilities and Capital Deficit

Current Liabilities
  Notes payable                                                $1,754,908
  Bank overdraft                                                   36,430
  Accounts payable:
    Trade                                                         191,226
    Stockholders                                                  232,935
  Accrued expenses:
    Payroll taxes                                                 225,287
    Other                                                         131,767
- --------------------------------------------------------------------------
Total current liabilities                                       2,572,553

Long-term Debt                                                    500,000

Investment in joint venture                                       319,298
- --------------------------------------------------------------------------
Total liabilities                                               3,391,851
- --------------------------------------------------------------------------
Redeemable Preferred Stock                                        349,981
- --------------------------------------------------------------------------
Commitments and Contingencies
- --------------------------------------------------------------------------
Capital Deficit
 Common stock                                                   2,195,245
 Deficit                                                       (5,540,420)
- --------------------------------------------------------------------------
Total capital deficit                                          (3,345,175)
- --------------------------------------------------------------------------
                                                                  $396,657
- --------------------------------------------------------------------------

                                                         GAIA Technologies, Inc.

                                                              Statements of Loss
                                                                     (Unaudited)

- -------------------------------------------------------------------------
Nine Months Ended September 30,                        1995        1994
- -------------------------------------------------------------------------
Net Sales                                          $193,845    $404,762

Cost of Sales                                       117,099     407,663
- -------------------------------------------------------------------------
Gross Profit (Loss)                                  76,746      (2,901)

Operating Expenses                                  479,776     893,790
- -------------------------------------------------------------------------
Operating Loss                                     (403,030)   (896,691)
- -------------------------------------------------------------------------
Other Income (Expense):
  Loss in equity investment                        (187,036)    (99,196)
  Loss on sale of property and equipment                  -     (25,417)
  Interest expense                                  (66,148)   (116,632)
  Other                                              40,730     144,202
- -------------------------------------------------------------------------
Total Other Expense, net                           (212,454)    (97,043)
- -------------------------------------------------------------------------
Net Loss                                          $(615,484)  $(993,734)
- -------------------------------------------------------------------------
Weighted Average Number of
 Common Shares Outstanding                           85,689      72,855
- -------------------------------------------------------------------------
Loss Per Share                                       $(7.18)    $(13.64)
- -------------------------------------------------------------------------

                                                         GAIA Technologies, Inc.

                                                        Statements of Cash Flows
                                                                     (Unaudited)

- --------------------------------------------------------------------------

                          Increase (Decrease) in Cash

Nine Months Ended September 30,                          1995        1994
- --------------------------------------------------------------------------

Cash Flows from Operating Activities:
  Net loss                                          $(615,484)  $(993,734)
  Adjustments to reconcile net loss
   to net cash used in operating
     activities:
       Loss in equity investment                      187,036      99,196
       Depreciation and amortization                   30,205      84,982
       Bad debt expense                                     -     105,564
       Loss on sale of property and equipment               -      25,417
       Changes in assets and liabilities:
         Accounts receivable                          (53,423)    (50,614)
         Inventories                                   45,214     111,886
         Prepaid expenses and others                   (7,004)     36,192
         Accounts payable                             179,084     163,395
         Accrued expenses                            (206,755)     51,265
 --------------------------------------------------------------------------
Net cash used in operating activities                (441,127)   (366,451)
- --------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Proceeds from sale of fixed assets                   1,900      55,038
- --------------------------------------------------------------------------
Cash Flows From Financing Activities:
  Proceeds from notes payable and long-term debt      418,929     233,254
  Proceeds from sale of common stock                        -      50,000
- --------------------------------------------------------------------------
Net cash provided by financing activities             418,929     283,254
- --------------------------------------------------------------------------
Net decrease in cash                                  (20,298)    (28,159)
Cash, at beginning of period                           21,272      30,513
- --------------------------------------------------------------------------
Cash, at end of year of period                      $     974   $   2,354
- --------------------------------------------------------------------------

                            GAIA Technologies, Inc.

                  Summary of Significant Accounting Policies
- --------------------------------------------------------------------------------

Nature of                               GAIA Technologies, Inc. (the
Business                                company), was incorporated on July
                                        10, 1991, in the State of Delaware.
                                        The company is a manufacturer of
                                        porous pipe made from recycled rubber
                                        and thermoplastic.  Also, the company
                                        has certain patented and unpatented
                                        proprietary technology pertaining to
                                        the manufacturing of wood
                                        substitution and alternative building
                                        materials (hard goods) which are to
                                        be made from recycled rubber and
                                        thermoplastic.  As of October 2,
                                        1995, the company has not integrated
                                        this material substitution technology
                                        into its manufacturing process.
                                        However, the company is currently
                                        building a manufacturing line to
                                        produce hard goods and porous pipe
                                        with production scheduled to begin in
                                        December 1995.

Inventories                             Inventories consist of raw materials
                                        and finished goods and are valued at
                                        the lower of cost (first-in,
                                        first-out) or market.  Costs for
                                        finished goods include raw materials,
                                        direct labor and allocation of
                                        manufacturing overhead costs.

Property,                               Property and equipment are stated at
Equipment and                           cost.  Depreciation is computed using
Depreciation                            the straight-line method for both
                                        financial and tax reporting purposes.

Investment in                           The company's investment in its 50%
Joint Venture                           owned joint venture is accounted for
                                        using the equity method of
                                        accounting, whereby, the investment
                                        is carried at cost and adjusted for
                                        the company's proportionate share of
                                        undistributed earnings or losses.

Intangible                              Organization costs are being
Assets                                  amortized by the straight-line method
                                        over a five year period.  Purchased
                                        patents and trademarks are being
                                        amortized by the straight-line method
                                        over their remaining lives of five
                                        years.

Revenue                                 The company recognizes revenues when
Recognition                             the products are shipped.

Income Taxes                            Deferred income taxes result from the
                                        temporary differences between the
                                        financial statement and income tax
                                        basis of assets and liabilities.

                            GAIA Technologies, Inc.


                  Summary of Significant Accounting Policies
- --------------------------------------------------------------------------------

Loss Per                                Loss per share amounts are based on
Share                                   the weighted average number of common
                                        shares outstanding for all periods
                                        presented.  Common stock equivalents
                                        were not included in the loss per
                                        share calculation for all years
                                        presented because they are
                                        anti-dilutive.

Concentration                           As of October 1994, the company had
of Credit                               cancelled all insurance coverage.
Risk

                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.
                          PROFORMA STATEMENTS OF LOSS
                     TWELVE MONTHS ENDED DECEMBER 31, 1995



                                                                          Twelve Months ended December 31, 1995
                                                         North American
                                                          Technologies
                                                          Group, Inc.    GAIA Holdings           Adjustments
                                                            Audited        Unaudited      #1          #2       PROFORMA
Revenues                                                      2,642,735        226,947                         2,869,682
Costs of services rendered                                    1,716,715        126,337                         1,843,052
                                                             ----------       --------                        ----------
Gross margin                                                    926,020        100,610                         1,026,630

Research and development                                        595,771                                          595,771
Selling, general and administrative                           4,557,949        680,034  (86,445)     230,000   5,381,538
                                                             ----------       --------  -------     --------  ----------
                                                              5,153,720        680,034  (86,445)     230,000   5,977,309
                                                             ----------       --------  -------     --------  ----------
Operating Loss                                               (4,227,700)      (579,424)  86,445     (230,000) (4,950,679)

Other income (expense)
Interest income                                                 354,665          4,261                           358,926
Interest expense                                               (157,725)      (181,718) 181,718     (126,000)   (283,725)
Minority interest in net (income) of subsidiary                  (5,432)                                          (5,432)
Equity in net income of affiliate                              (231,712)                                        (231,712)
Loss on write-off of investment                              (3,084,729)                                      (3,084,729)
Other                                                            12,393         47,368                            59,761
                                                             ----------       --------  -------     --------  ----------
                                                             (3,112,540)      (130,089) 181,718     (126,000) (3,186,911)
                                                             ----------       --------  -------     --------  ----------
Loss from continuing operations                              (7,340,240)      (709,513) 268,163     (356,000) (8,137,590)
                                                             ----------       --------  -------     --------  ----------

Weighted average number of
 common shares outstanding                                   18,199,474      1,666,667                        19,866,141
                                                             ==========      =========                        ==========
Net loss per share                                                                                                 (0.41)
                                                                                                                   =====


ADJUSTMENTS
1. To (a) remove depreciation, amortization and interest expense in total since amounts relating to the assets purchased are recorded in Adjustment 2, and
   (b) to remove legal, penalties and other expense associated with liabilities not assumed.
2. To record depreciation and amortization on the assets acquired, and interest on the Seller note as if it was outstanding all year.

                                                                       EXHIBIT A
                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          This Agreement and Plan of Merger, approved as of February 9, 1996 by NORTH AMERICAN TECHNOLOGIES GROUP, INC., a Delaware corporation ("NATK"), by resolution duly adopted by its Board of Directors on said date, and by NORTH AMERICAN ENVIRONMENTAL GROUP, INC., a Delaware corporation ("NAE"), approved on February 9, 1996 by resolution duly adopted by its Board of Directors on said date, and by DAILY MAIL, INC., a Delaware corporation ("Daily Mail"), approved on February 9, 1996 by resolution duly adopted by its Board of Directors and sole stockholder on said date. This Agreement and Plan of Merger constitutes a plan of merger and an agreement of merger pursuant to the provisions of the Delaware General Corporation Law:

(1)  The constituent corporation, NAE, shall, pursuant to the provisions of
     Section 251 of the Delaware General Corporation Law, be merged into Daily Mail, a wholly owned subsidiary of NATK ("Surviving Corporation"), which shall be the surviving corporation upon the effective date of the merger and its name will be changed to "North American Environmental Group, Inc.," and which shall continue to exist under the provisions of the laws of the State of Delaware. Upon the effective date of the merger, all assets and liabilities of NAE shall become assets and liabilities of Daily Mail and the separate corporate existence of NAE shall cease.

(2) The Articles of Incorporation of Daily Mail shall be the Articles of Incorporation of the Surviving Corporation and shall be amended on the effective date of the merger to reflect "North American Environmental Group, Inc." as the name of the Surviving Corporation.

(3) The present bylaws of Daily Mail shall be the bylaws of the Surviving Corporation and will continue in full force and effect until altered or amended as therein provided under the authority of the laws of the State of Delaware.

(4) The directors and officers of Daily Mail upon the effective date of the merger shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the Surviving Corporation.

(5) The manner of providing for the exchange and cancellation of all the shares of stock of NAE issued and outstanding at the effective date, by virtue of the merger, shall be as follows:

     (a) At the effective date and only upon consummation of the merger, each of the shares of common stock of NAE outstanding immediately prior to the merger, other than shares of common stock that are Dissenting Shares (as such term is defined in Section 6) shall be automatically converted and exchanged for one share of common stock of NATK, and thereupon all of the issued shares of NAE shall be surrendered, cancelled and extinguished;

     (b) At the effective date, each share of common stock of NAE held, directly or indirectly, by Daily Mail or NATK or any direct or indirect subsidiary or parent of Daily Mail or NATK or held in NAE's treasury shall be cancelled and retired without payment of any consideration therefor; and

     (c) At the effective date, the shares of the Surviving Corporation shall not be converted, but each share of Daily Mail which is issued as of the effective date of the merger shall continue to represent one issued share of the Surviving Corporation.

(6) Notwithstanding anything in this Agreement to the contrary, NAE Shares that are outstanding immediately prior to the effective date and are held by stockholders (other than Daily Mail or NATK) who shall not have voted such shares in favor of adoption of this Agreement and who shall have delivered to the Company a written demand for appraisal of such shares in the manner provided in Section 262 of the Delaware General Corporation Law ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the shares of NATK, but the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of such Section 262; provided, however, that (i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of his demand for appraisal of such Dissenting Shares (within the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any holder fails to establish his entitlement to appraisal rights as provided in such Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holders (as the case may be) shall forfeit the right to appraisal of such Dissenting Shares and such Dissenting Shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

(7) This Agreement and Plan of Merger shall be submitted to the stockholders of NAE for their approval or rejection in the manner prescribed by the Delaware General Corporation Law. This Agreement and Plan of Merger shall be submitted to the stockholder of Daily Mail for its approval or rejection in the manner prescribed by the Delaware General Corporation Law. Pursuant to Section 251 of the Delaware General Corporation Law, the approval of the stockholders of NATK to this Agreement and Plan of Merger is not required.

(8) In the event that this Agreement and Plan of Merger shall be approved by the stockholders of NAE and Shareholder of Daily Mail in accordance with the provisions of Delaware law, Daily Mail, as the Surviving Corporation, agrees that it will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Delaware, and it will cause to be performed all necessary acts within the State of Delaware and elsewhere to effectuate the merger.

(9) The Board of Directors, the Chairman, the President, any Vice President, the Secretary, and any Assistant Secretary, and any other proper officers of NATK, NAE and Daily Mail respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

(10) The merger herein provided for shall be effective as soon as NAE and the Company files the Merger Agreement with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law ("Effective Time").

          IN WITNESS WHEREOF, NAE, Daily Mail, and NATK, by their duly authorized officers, have executed this Agreement and Plan of Merger as of the date first above written.

                                    NORTH AMERICAN ENVIRONMENTAL GROUP, INC.
Attest:

/s/ David M. Daniels                By:  /s/ John Parrott
- --------------------                ---------------------
David M. Daniels                       John Parrott, President
Secretary

                                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.

Attest:

/s/ David M. Daniels                By:  /s/ Tim B. Tarrillion
- --------------------                --------------------------
David M. Daniels                       Tim B. Tarrillion, Chief
Secretary                              Executive Officer


                                    DAILY MAIL, INC.

Attest:

/s/ David M. Daniels                By:  /s/ Tim B. Tarrillion
- --------------------                --------------------------
David M. Daniels                       Tim B. Tarrillion, Chief
Secretary                              Executive Officer

                                                                       EXHIBIT B

SECTION 262.  APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section.
As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258 or 263 of this Chapter;

          (1) provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of the merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, and 258 of this Chapter to accept for such stock anything except (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. With 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the

Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of the interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand of an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have status of authorized and unissued shares of the surviving or resulting corporation.

                                                                       EXHIBIT C

                 [THIS LETTER CONSTITUTES THE PROPOSED OPINION
                     OF COUNSEL TO BE SUBMITTED AT CLOSING
               CONCURRENT WITH THE EFFECTIVE DATE OF THE MERGER]


                              _______________ ___, 1996


North American Technologies Group, Inc.
4710 Bellaire Blvd.
Suite 301
Bellaire, Texas 77401

Gentlemen:

     You have requested our opinion as to whether the proposed merger (the "Merger") of North American Environmental Group, Inc., a Delaware corporation ("NAE"), with and into Daily Mail, Inc., a Delaware corporation ("DM"), which is a wholly-owned subsidiary of North American Technologies Group, Inc., a Delaware corporation (the "Company"), in which DM will be the surviving corporation, to be effected pursuant to an Agreement and Plan of Merger dated February 9, 1996 and the provisions of the Delaware General Corporation Law, qualifies as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     In connection with this opinion, we have examined originals, photocopies of originals or certified copies of the following documents:

     1. Agreement and Plan of Merger dated February 9, 1996 by and among the Company, DM and NAE (the "Merger Agreement");
     2. Amendment No. 3 to Form S-4 Registration Statement dated June ___, 1996 (the "Registration Statement");
     3. Certificate of North American Technologies Group, Inc., Daily Mail, Inc. and North American Environmental Group, Inc. dated even date herewith (the "Certificate");

     In examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and we have relied upon the aforesaid documents with respect to the accuracy of material factual matters contained therein. As to any facts relevant to our opinion, we have relied solely upon information contained in the Certificate, and we have made no independent examination of such information for the purpose of rendering this opinion.

     Our opinion is conditioned upon the accuracy of the following facts, that we have assumed without independent investigation:

     1. The Merger will constitute a statutory merger under the applicable laws of the State of Delaware.

     2. All of the conditions precedent to the Merger set forth in the Merger Agreement are met, and that the Merger will be approved by the holders of NAE common stock and will become effective under state and federal law in accordance with the Merger Agreement.

     3. As a result of the Merger, the shares of common stock of NAE, par value $.01 ("NAE Common Stock"), outstanding immediately prior to the effective time of the Merger (the "Effective Date") (other than shares with respect to which dissenter's rights are perfected under Delaware law and shares held directly or indirectly by the Company and DM or held in NAE's treasury, which shall be canceled) shall be converted into shares of common stock, $.001 par value, of the Company ("Company Common Stock"), as follows: each share of NAE Common Stock outstanding immediately prior to the Effective Date shall be converted into and become exchangeable for one share of Company Common Stock.

     4. The Company owns 350,000 shares of NAE Common Stock, representing approximately 3% of the total issued and outstanding shares of NAE Common Stock.

     5. DM owns 10,408,333 shares of NAE Common Stock, representing approximately 86% of the issued and outstanding shares of NAE Common Stock.

     6. The minority shareholders of NAE (all NAE shareholders other than the Company and DM) (the "NAE Minority Shareholders") own 1,382,071 shares of NAE Common Stock, representing approximately 11% of the issued and outstanding shares of NAE Common Stock.

     7. The Company owns 100% of the issued and outstanding shares of DM voting Common Stock ("DM Common Stock").

     8. Through the Merger, the Company will issue 1,382,071 shares of newly issued Company Common Stock to be distributed to the NAE Minority Shareholders in exchange for their shares of NAE Common Stock.

     9. The NAE Minority Shareholders will receive only the Company's Common Stock in consideration for the transfer of their shares of NAE Common Stock in the Merger and will not receive shares of any class of stock of DM.

     10. No shares of any class of stock of DM or NAE have been redeemed during the three years preceding the Effective Date.

     11. NAE has not acquired any assets in a non-taxable transaction, except for acquisitions occurring more than three years prior to the Effective Date.

     12. Since January 1, 1995, no assets of NAE have been or will be, sold, transferred, distributed, or disposed of by NAE except for (i) dispositions in the ordinary course of business; or (ii) transfers in connection with the Merger. Neither DM nor the Company have any intention to dispose of NAE's assets after the Merger, except in the ordinary course of business.

     13. DM's acquisition of its shares of NAE Common Stock occurred more than three years prior to the Effective Date of the Merger.

     14. There is no intercompany debt between DM and NAE that would be extinguished in the Merger.

     15. DM will receive at least seventy percent of the fair market value of the gross assets and ninety percent of the fair market value of the net assets held by NAE immediately prior to the Merger.

     16. There is no plan or intention by the shareholders of NAE who own 5% or more of the issued and outstanding NAE Common Stock, and to the best of the knowledge of the management of NAE, there is no plan or intention on the part of the remaining shareholders of NAE to sell, exchange or otherwise dispose of a number of shares of the Company's Common Stock received in the transaction that would reduce the NAE shareholders' ownership of the Company Common Stock to a number of shares having a value, as of the Effective Date, of less than fifty percent of the value of all of the formerly outstanding stock of NAE as of the same date.

     17. To the best of the knowledge of the management of Company, NAE and DM, no NAE Common Stock is to be exchanged for cash or other property.

     Our opinion is also based and conditioned on the assumption that the representations set forth in the Certificate, attached hereto as Exhibit A, and the representations set forth in the Merger Agreement shall be validly and accurately given by the Company, NAE or DM, respectively, as of the Effective Date. For purposes of this opinion, we have relied upon the representations made in Exhibit A without independent investigation thereof, and, consequently, if there are any changes to any representation or the factual assumptions made herein, the opinions given herein will no longer be valid and may not be relied upon.

     Generally, the receipt of stock in a transaction which qualifies as a reorganization within the meaning of Section 368 of the Code (a "Reorganization") is not taxable. Under Section 368(a)(1)(A) of the Code, a statutory merger is included within the definition of a Reorganization. Under
Section 368(a)(2)(D) of the Code, a merger in which the consideration is stock of a corporation directly controlling the acquiring corporation qualifies as a Reorganization if the acquiring corporation acquires substantially all of the properties of the acquired corporation, no stock of the acquiring corporation is used in the transaction, and the transaction would have qualified under Section 368(a)(1)(A) of the Code had the merger been into the controlling corporation.

     We have assumed that NAE will be merged under state law into DM, satisfying the initial test under Code Section 368(a)(1)(A). Since the Company's common stock will be given to the shareholders of NAE, the requirements of Code Section 368(a)(2)(D) of the Code must be satisfied in order for the Company to be a party to the Reorganization. The parties to the Merger have represented in the Certificate that: (i) DM will acquire substantially all of the assets of NAE in the Merger, (ii) no stock of DM will be transferred to the shareholders of NAE in consideration for the stock of NAE surrendered; and (iii) if NAE was merged directly into the Company, the transaction would qualify as a Reorganization under Code Section 368(a)(1)(A).

     In addition to the foregoing statutory requirements, in order for the Merger to qualify under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code as a tax-free reorganization, certain judicially developed requirements must be satisfied, including but not limited to the "Continuity of Interest Test", the "Business Purpose Test" and the "Continuity of Business Enterprise Test."

     The "Continuity of Interest Test" provides that the shareholders of the acquired corporation must maintain a continuing interest in the acquiring corporation. Ordinarily, the Internal Revenue Service (the "Service") will not rule that a merger is a Reorganization unless the acquired corporation's shareholders, as a group, have a continuing stock interest in the acquiring corporation equal in value, as of the effective date of the merger, to at least 50% of the value of the formerly outstanding stock of the acquired corporation as of the same date. See Rev. Proc. 77-37, 1977-2 C.B. 568. The Service's 50% rule is applicable only if a taxpayer is attempting to obtain a ruling that a transaction qualifies as a tax-free reorganization. It is not a rule of substantive law. For instance, the U.S. Supreme Court, in Nelson Co. v. Helvering, 296 U.S. 374 (1935), held that 38% continuity of interest was sufficient to satisfy the test, and the U.S. Court of Appeals for the Sixth Circuit in Miller v. Commissioner, 85 F.2d 415 (6th Circuit 1936), held that 25% continuity of interest was sufficient. However, in instances in which continuing interest of the target shareholders is below 50%, there is a risk that the Service will challenge the satisfaction of the continuity of interest requirement.

     It has been represented that in the Merger, the NAE Minority Shareholders will receive the Company's Common Stock. If the NAE Common Stock held by the Company and DM is included with the NAE Minority Shareholders receipt of the Company's Common Stock, 100% of the former shareholders of NAE will have a continuing interest in the Company and the continuity of interest test will be satisfied. The court in Kass v. Commissioner, 60 TC 218 (1973), aff'd 491 F.2d 749 (3rd Circuit 1974), held, in dicta, that "old-and-cold" stock previously acquired by the acquiring corporation may contribute to continuity of interest as long as such stock was not acquired as a step in a integrated plan to acquire assets of the target corporation. See also, GCM 39404 (September 14, 1985) and Rev. Rul. 85-107, 1985-2 C.B. 121. In GCM 39404, the Service held that the prior stock interest of a parent in an upstream merger of a 70% owned subsidiary into that parent in a Section 368(a)(1)(A) reorganization will be aggregated with the other shareholders' stock in determining whether the continuity of interest test is satisfied, assuming the parent's prior stock interest is "old-and-cold," since the parent's original investment remains at the risk of the acquired business. In the instant case, DM is converting its stock interest in NAE into a direct holding of NAE's assets. Thus, DM's original investment continues to remain at the risk of the NAE business, since the NAE business will be continued by DM. DM has represented in the Certificate that it acquired its stock in NAE in June, 1992, approximately four years prior to the Effective Date, and that such purchase was not part of an integrated plan to acquire the assets of NAE. Based on this representation, it appears that DM's 86% stock interest in NAE should be counted in determining whether the continuity of interest requirement will be satisfied.

     Every Reorganization must be undertaken for a valid business purpose. The Company, NAE and DM have all represented in the Certificate to counsel that there are valid business purposes for the Merger.

     The "continuity of business enterprise test" of Regulation Section 1.368-1(d) provides that the historic business of the acquired company must be continued. It has been represented in the Certificate by officers of the Company, DM and NAE that the historic business of NAE will be continued by DM.

     A statutory merger of an 86% owned subsidiary (NAE) into its parent corporation (DM) (a so called "upstream merger") may qualify as both a Section 368(a)(1)(A) reorganization and a liquidation under Code Section 332. In Kansas Sand and Concrete, Inc., 72-2 USTC (P) 9590, 462 F.2d 805 (CA-10, 1972), the
Court held that where a statutory merger between a parent and a wholly-owned subsidiary also qualified as a liquidation under Code Section 332, the provisions of Code Section 332 took preference over the reorganization provisions. However, the Service has privately ruled that where a merger of a less than 100% owned subsidiary into the parent qualifies as both a Section 368(a)(1)(A) reorganization and a Code Section 332 liquidation, the minority shareholders in the subsidiary are entitled to the benefits of the tax-free reorganization provisions while the subsidiary and parent corporations are entitled to the non-taxable liquidation provisions of Code Section 332. See Private Letter Ruling 9351028. If DM and NAE are subject to the provisions of Code Section 332, generally, there would be no gain or loss recognized by DM or NAE on the Merger, and DM would have a carryover basis in the assets of NAE.

     NAE's unaudited Consolidated Balance Sheet as of March 31, 1996 reflects a capital deficit. Pursuant to Reg. (S) 1.332.2(b), the provisions of Code
Section 332 may not apply to the Merger if NAE is determined to be insolvent on the Effective Date. In such case, the Service and the Courts have differed on the appropriate tax treatment to the parent and the subsidiary. In Revenue Ruling 59-296, 59-2 C.B. 87, the Service ruled that where a creditor-parent took over all of the assets of its wholly-owned insolvent debtor-subsidiary in a statutory merger, the transaction was treated as a taxable transfer made in satisfaction of indebtedness rather than a non-taxable Code Section 332 liquidation or tax-free reorganization under Code Section 368(a)(1)(A). Conversely, in Norman Scott Inc., 48 TC 598 (1967), the U.S. Tax Court ruled that the statutory merger of a creditor corporation with its two insolvent sister corporations qualified as a tax free reorganization under Code Section 368(a)(1)(A). The present transaction may be distinguishable from Revenue Ruling 59-296 based on representations that there is no indebtedness outstanding between DM and NAE, and no indebtedness between the Company and NAE will be retired or otherwise satisfied in the Merger. Also, it is uncertain whether NAE's current financial situation would preclude the application of Code Section
332. Accordingly, we are unable to predict with certainty whether the appropriate tax treatment of the Merger as to the Company, DM and NAE will be a Code Section 332 liquidation, a Code Section 368(a)(1)(A) reorganization or some other treatment.

     Our opinion is based and conditioned on the assumptions made herein, that the Merger will be undertaken as described herein with appropriate corporate authorization and approval, and upon current law and rulings. Accordingly, subject to the foregoing, it is our opinion that, it is more likely than not, if the transaction were litigated, a court of law would hold that as to the NAE Minority Shareholders, the Merger would constitute a Reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(D). In rendering such an opinion, we have relied solely upon the written representations and covenants of the Company, DM and NAE as set forth in the Certificate. No ruling has been sought from the Service as to the federal income tax consequences of the Merger, and our opinion is not binding on the Service or any court.

     If the Merger is a tax free reorganization, the Merger will have the following federal income tax consequences to the NAE Minority Shareholders:

     1. No gain or loss will be recognized by the NAE Minority shareholders who exchange their shares of NAE Common Stock solely in exchange for the Company's Common Stock pursuant to the Merger;

     2. The aggregate tax basis of the Company's Common Stock received by each NAE Minority Shareholder in the Merger will be the same as the aggregate tax basis of such NAE Minority Shareholder in the NAE Common Stock surrendered in the exchange, decreased by the amount of any cash or other property received, and increased by the amount of any gain recognized; and

     3. The holding period of the shares of the Company's Common Stock received by each NAE Minority Shareholder will include the holding period for the shares of NAE Common Stock of each shareholder exchanged in the Merger, provided that such shares of NAE Common Stock were held as capital assets on the Effective Date.

     The conclusions made in this opinion are based upon the provisions of the Code, applicable regulations thereunder, judicial authority and current administrative rulings and practice, all as in effect as of the date hereof (the "Applicable Law"). In the event of any change in the Applicable Law, these conclusions may no longer apply.


     This opinion is limited to those provisions of the Code discussed herein and we express no opinion with respect to the applicability of any other Code provisions or the tax consequences of the Merger under any state, local or other taxing jurisdiction, whether foreign or domestic. The opinions relating to the NAE Minority shareholders are made solely in their capacity as shareholders of NAE and we express no opinion with respect to the tax consequences of any payments or other consideration received by any NAE Minority shareholder that such shareholder receives in his capacity as an employee or creditor of NAE. We also express no opinion on the tax treatment on any other aspects of the Merger.

     This opinion is furnished to you solely for use in connection with the Registration Statement and may not be relied upon by any other person or entity including, but without limitation, any other party to the Merger.


                              BUCHANAN INGERSOLL
                              PROFESSIONAL CORPORATION


                              By:________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     The registrant, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in the defense of any threatened, pending or completed action, suit or proceeding with which such person is made a party by reason of his being or having been a director or officer of the registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article IX of the Restated Certificate of Incorporation states that directors of the registrant shall not be liable for monetary damages for breach of fiduciary duty "to the full extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended." The registrant is also empowered by Section 102(b) of the Delaware General Corporation Law to include a provision in the Certificate of Incorporation which would limit a director's liability to the registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director. Article VIII of the Certificate of Incorporation provides such a limitation. As Delaware law now exists, directors will remain liable for damages for (i) breach of their duty of loyalty to the registrant and its stockholders; (ii) their failure to act in good faith;
(iii) their intentional misconduct or knowing violation of law; (iv) improper dividend payments, stock repurchases or redemptions; and (v) any transaction from which the director derived an improper personal benefit.

Item 21.  Exhibits

        The following Exhibits are filed as part of this Registration Statement.

Number          Description                       Method of Filing
- ------          -----------                       ----------------
 1      Agreement and Plan of        Included as Exhibit A to the Information
        Merger                       Statement and Prospectus

 2      Section 262 of the           Included as Exhibit B to the Information
        Delaware General Corporate   Statement and Prospectus
        Law

 4      Instruments defining the
        rights of security holders:

 4.1    Certificate of               Incorporated by reference to Exhibit A to
        Incorporation of Registrant  the Company's Form S-4

 4.2    Certificate of Amendment     Incorporated by reference to Exhibit B to
        of Certificate of            the Company's  Form S-4
        Incorporation of the
        Company as of August 10,
        1993

 4.3    Certificate of Amendment     Incorporated by reference to Exhibit C to
        of Certificate of            the Company's Form S-4
        Incorporation of the
        Company as of January 29,
        1993

 4.7    Amended and Restated         Filed herewith
        Bylaws of Registrant

 4.8    Certificate of Designation   Incorporated by reference to the Company's
        for Series D Convertible     current Report on Form 8-K/A dated January
        Preferred Stock of the       31, 1996
        Company

 4.9    Certificate of Designation   Incorporated by reference to the Company's
        for Series E Convertible     Annual Report on form 10-K for the year
        Preferred Stock of the       ended December 31, 1995
        Company

 4.10   Certificate of Designation   Incorporated by reference to the 1995 Form
        for Series F Convertible     10-K
        Preferred Stock of the
        Company

 5      Opinion of Buchanan          Filed herewith
        Ingersoll Professional
        Corporation

 8      Tax Opinion of Buchanan      Included as Exhibit C to the Information
        Ingersoll Professional       Statement and Prospectus
        Corporation

 10     Material Contracts

 10.1   Stock Option Agreement       Incorporated by reference to Exhibit 10.6
        between John Parrott and     to the Company's 1994 10-K
        the Company dated February
        7, 1993

 10.2   Stock Option Agreement       Incorporated by reference to Exhibit 10.7
        between Tim B. Tarrillion    to the Company's 1994 10-K
        and the Company dated
        February 7, 1995

Number          Description                       Method of Filing
- ------          -----------                       ----------------
 10.3   Stock Option Agreement       Incorporated by reference to Exhibit 10.8
        between David Daniels and    to the Company's 1994 10-K
        the Company dated February
        7, 1995

 10.4   Stock Option Agreement       Incorporated by reference to Exhibit 10.9
        between Judith Shields and   to the Company's 1994 10-K
        the Company dated February
        23, 1995

 10.5   Stock Option Agreement       Previously filed as an exhibit to this
        between Donovan W. Boyd      Form S-4
        and the Company dated
        February 23, 1995

 10.6   EET 401(k) Plan              Incorporated by reference to Exhibit 10.10
                                     to the Company's 1994 10-K

 10.7   Amendment to Stock Option    Incorporated by reference to the 1995 10-K
        Agreement of Tim Tarillion

 10.8   Amendment to Stock Option    Incorporated by reference to the 1995 10-K
        Agreement of Donovan W.
        Boyd

 10.9   Amendment to Stock Option    Incorporated by reference to the 1995 10-K
        Agreement of Judith Shields

 10.10  Employment Agreement of      Incorporated by reference to Exhibit 10.1
        John Parrott dated           the Company's Current Report on Form 8-K
        February 7, 1995             dated March 22, 1995 ("8-K")

 10.11  Employment Agreement of      Incorporated by reference to Exhibit 10.2
        Tim Tarrillion dated         to the 8-K
        February 7, 1995

 10.12  Employment Agreement of      Incorporated by reference to Exhibit 10.3
        David Daniels dated          to the 8-K
        February 7, 1995

 10.13  Employment Agreement of      Incorporated by reference to Exhibit 10.5
        Judith Shields dated         to the 8-K
        February 23, 1995

 10.14  Employment Agreement of      Incorporated by reference to the March 22,
        Ron Borah dated February     1995 8-K
        23, 1995

 10.15  Employment Agreement of      Previously filed as an exhibit to this
        Donovan W. Boyd dated        Form S-4
        February 23, 1995

 10.16  Agreement and Plan of        Previously filed as an exhibit to this
        Merger between Industrial    Form S-4
        Pipe Fittings, Inc. and
        the Company dated June 22,
        1995

 10.17  Consulting Agreement with    Previously filed as an exhibit to this
        John W. Parrott dated July   Form S-4
        28, 1995.

Number          Description                       Method of Filing
- ------          -----------                       ----------------
 10.18  Stock and Warrant Purchase   Incorporated by reference to the 1995 10-K
        Agreement

 10.19  Stockholders' Agreement      Incorporated by reference to the 1995 10-K

 10.20  Warrant dated as of April    Incorporated by reference to the 1995 10-K
        5, 1996

 22     Subsidiaries of Registrant   Previously filed as an exhibit to this
                                     Form S-4

 24     Consents of Experts

 24.1   Consents of BDO Seidman,     Filed herewith
        LLP, with respect to the
        North American
        Technologies Group, Inc.

 24.2   Consent of BDO Seidman,      Filed herewith
        LLP, with respect to North
        American Environmental
        Group, Inc.

 24.3   Consent of Shoemaker &       Filed herewith
        Wilson with respect to
        North American
        Environmental Group, Inc.

 24.4   Consent of Buchanan          Included within Exhibit 5 hereto
        Ingersoll Professional
        Corporation

Item 22.  Undertakings

(1) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 14th day of June, 1996.

                              NORTH AMERICAN TECHNOLOGIES GROUP, INC.

                              By:  /s/ Tim B. Tarrillion
                                   ---------------------
                                    Tim B. Tarrillion
                                    Chief Executive Officer and Director

                              By: /s/ Judith Knight Shields
                                  -------------------------
                                    Judith Knight Shields
                                    Senior Vice President-Finance,
                                    Chief Financial Officer and Treasurer
                                    (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                 Title             Date
/s/  Tim B. Tarrillion         Chief Executive    June 14, 1996
     ----------------------    Officer,          ________
     Tim B. Tarrillion         President and
                               Director

     *                         Senior Vice        June 14, 1996
     ----------------------    President,        ________
     Donovan W. Boyd           Chief Operating
                               Officer
                               and Director

     *                         Executive Vice     June 14, 1996
     ----------------------    President,        ________
     David M. Daniels          Secretary and
                               Director


/s/  William T. Aldrich        Director           June 14, 1996
     ----------------------                      ________
     William T. Aldrich

     *By: /s/  Tim B. Tarrillion
               -----------------------
               Tim B. Tarrillion
               Attorney-in-fact